Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-147789

PROXY STATEMENT FOR ALABAMA NATIONAL BANCORPORATION

PROSPECTUS FOR ROYAL BANK OF CANADA

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Alabama National BanCorporation, or ANB, at 10:00 a.m. (Birmingham, Alabama time) on Thursday, January 24, 2008, at First American Bank, 1927 First Avenue North, Birmingham, Alabama 35203. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt a merger agreement that provides for the merger of ANB with and into RBC Centura Banks, Inc., a wholly owned subsidiary of Royal Bank of Canada, or RBC.

If the merger is completed, for each share of ANB common stock you own you will receive, based on your election, either (i) RBC common shares worth U.S. $80.00, as described below, or (ii) U.S. $80.00 in cash, subject to certain proration procedures designed to ensure that the aggregate consideration to be paid by RBC to all ANB stockholders will be, as nearly as practicable, 50% cash and 50% RBC common shares. Subject to these proration requirements, those stockholders of ANB electing to receive RBC common shares will receive, for each share of ANB common stock, a number of RBC common shares equal to U.S. $80.00 divided by the volume-weighted average market price of RBC common shares on the New York Stock Exchange over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger. If you elect to receive RBC common shares for your shares of ANB common stock, you would receive, based on the closing price of RBC common shares on December 11, 2007, 1.55 RBC common shares for each of your shares of ANB common stock. On September 5, 2007, the last trading day before the merger was publicly announced, the closing price of RBC common shares was $51.48, which, based on the closing price on that date, if you elected to receive RBC common shares, would entitle you to receive 1.55 RBC common shares for each of your shares of ANB common stock.

Based on the current number of shares of ANB common stock outstanding, the current market price of RBC’s common shares and that, as nearly as practicable, 50% of the aggregate consideration will be paid in RBC common shares, RBC expects to issue approximately 16 million common shares in the aggregate to ANB stockholders upon completion of the merger. Any increase or decrease in the number of shares of ANB common stock outstanding or any increase or decrease in the market price of RBC common shares that occurs for any reason prior to completion of the merger would, however, cause the actual number of RBC common shares issued in the merger to change. Therefore, at the time of the special meeting, ANB stockholders electing to receive RBC common shares in exchange for their ANB common stock will not know how many RBC common shares they will receive when the merger is completed. The RBC common shares to be issued in the merger will be listed on the New York Stock Exchange, the Toronto Stock Exchange and the Swiss Exchange under the trading symbol “RY.”

After careful consideration, your board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of ANB and its stockholders, has unanimously approved the merger agreement and the merger, and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

The accompanying document provides a detailed description of the proposed merger and the consideration that you will be entitled to receive if the merger is completed. We urge you to read these materials carefully. Please pay particular attention to the “ Risk Factors” beginning on page 23 for a discussion of risks related to the transaction.

The merger cannot be completed unless we obtain the approval of the holders of at least a majority of ANB’s outstanding common stock. Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

Sincerely,

John H. Holcomb, III

Chairman of the Board and Chief Executive Officer

Alabama National BanCorporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the RBC common shares to be issued in the merger or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities that RBC is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of RBC, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This document is dated December 14, 2007, and is first being mailed to ANB’s stockholders on or about December 18, 2007.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about RBC and ANB from documents filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to RBC and ANB that are incorporated by reference in this document without charge by requesting them in writing or by telephone from the appropriate company:

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Attn: Kimberly Moore

Telephone: (205) 583-3600

Royal Bank of Canada

Investor Relations Department

200 Bay Street

14th Floor, South Tower

Toronto, Ontario

Canada M5J 2J5

Telephone: (416) 955-7802

In order to receive timely delivery of the documents in advance of the special meeting, you should make your request no later than January 16, 2008.

For a more detailed description of the documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 107.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form F-4 filed with the SEC by RBC (File No. 333-147789), constitutes a prospectus of RBC under Section 5 of the U.S. Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the RBC common shares to be issued to ANB stockholders as required by the merger agreement. This document also constitutes a notice of special meeting of stockholders and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, with respect to the special meeting of ANB stockholders, at which ANB stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 24, 2008

To the Stockholders of Alabama National BanCorporation:

We will hold a special meeting of ANB stockholders on January 24, 2008 at 10:00 a.m. (Birmingham, Alabama time) at First American Bank, 1927 First Avenue North, Birmingham, Alabama, 35203 to consider and vote upon the following matters:

1. A proposal to approve and adopt the Agreement and Plan of Merger dated as of September 5, 2007, by and among ANB, RBC and RBC Centura Banks, Inc., a copy of which is attached as Appendix A to the enclosed proxy statement/prospectus, pursuant to which ANB will merge into RBC Centura Banks, Inc., a wholly owned subsidiary of RBC; and

2. Transaction of such other business as may properly be brought before the special meeting and any adjournments or postponements thereof.

Each issued and outstanding share of ANB’s common stock (excluding shares owned by RBC, RBC Centura Banks, Inc. or ANB, and excluding any dissenting shares) will be converted into the right to receive, as elected by holders of ANB’s common stock, either (i) RBC common shares worth U.S. $80.00, as described below, or (ii) U.S. $80.00 in cash, subject to certain proration procedures designed to ensure that the aggregate consideration to be paid to all ANB stockholders by RBC will be, as nearly as practicable, 50% cash and 50% RBC common shares. Stockholders will be entitled to make this election with respect to each share of ANB common stock held by them on a share-by-share basis. Cash will be paid in lieu of fractional shares. The merger agreement contains a proration provision to ensure these percentages. Subject to these proration requirements, those stockholders of ANB electing to receive RBC common shares will receive, for each share of ANB common stock, a number of RBC shares equal to U.S. $80.00 divided by the volume-weighted average market price of RBC common shares on the New York Stock Exchange over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger.

Only holders of ANB common stock of record at the close of business on December 11, 2007 are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of ANB common stock entitled to vote at the special meeting. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the special meeting and the merger.

By order of the Board of Directors,

Kimberly Moore Corporate Secretary

Your vote is important. Whether or not you expect to be present at the special meeting, please mark, sign, date and return the enclosed proxy card promptly. If you attend the special meeting, you may withdraw your proxy and vote in person.

Your board of directors unanimously recommends that you vote for the adoption and approval of the merger agreement.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the proposed merger being considered at the ANB special meeting and brief answers to those questions. ANB and RBC urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the proposed merger. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. Unless the context otherwise requires, all references in this document to RBC are to Royal Bank of Canada, a Canadian chartered bank, and its consolidated subsidiaries; all references to ANB are to Alabama National BanCorporation, a Delaware corporation, and its consolidated subsidiaries; all references to RBC Centura are to RBC Centura Banks, Inc., a North Carolina corporation and a wholly owned subsidiary of RBC; all references to the combined company are to RBC Centura following completion of the merger; and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of September 5, 2007, by and among ANB, RBC Centura and RBC, a copy of which is attached as Appendix A to this document.

Q:	What is this document and why am I receiving it?

A:	This document describes a proposal to approve and adopt the merger agreement, which is attached to this document as Appendix A. The merger agreement provides for the merger of ANB with and into RBC Centura. This document also gives you information about ANB, RBC, RBC Centura and other background information so that you can make an informed decision. You are receiving this document and proxy card because you own shares of ANB common stock and ANB has called a special meeting of its stockholders to vote on the approval and adoption of the merger agreement.

When you cast your vote using the proxy card, you are appointing John H. Holcomb, III and Dan M. David as your representatives, or proxies, at the meeting. They will vote your shares at the meeting as you have instructed them on the proxy card. Accordingly, if you send in your proxy card, your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the meeting, it is a good idea to cast your vote in advance of the meeting in case your plans change.

The board of directors of ANB knows of no other business to be presented at the meeting. If any matters other than the approval and adoption of the merger agreement are properly presented for consideration at the meeting, John H. Holcomb, III and Dan M. David, as your proxies, will vote, or otherwise act, on your behalf in accordance with their judgment on such matters.

Q:	When and where is the stockholder meeting?

A:	The ANB special meeting will take place on January 24, 2008, at 10:00 a.m. (Birmingham, Alabama time) at First American Bank, 1927 First Avenue North, Birmingham, Alabama 35203.

Q:	Who can vote?

A:	Holders of ANB common stock as of the close of business on the record date of December 11, 2007 are entitled to vote at the meeting. Beneficial owners as of the record date will receive instructions from their bank, broker or other nominee describing how to vote their shares.

Q:	Why is my vote important?

A:	Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of ANB common stock. Accordingly, the failure to submit a proxy or to vote in person at the meeting or the abstention from voting by ANB stockholders will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

Q:	What do I need to do now in order to vote?

A:	After you have carefully read this document, indicate on your proxy card how you want to vote. Sign, date and mail the proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting.

You should return your proxy card whether or not you plan to attend the meeting. If you attend the meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

Q:	How do I vote my shares if my shares are held in “street name”?

A:	You should contact your broker or bank. Your broker or bank can give you directions on how to instruct the broker or bank to vote your shares. Your broker or bank will not vote your shares unless the broker or bank receives appropriate instructions from you. You should therefore provide your broker or bank with instructions as to how to vote your shares.

Q:	What happens if I submit my proxy but do not indicate my preference for or against approval of the merger agreement?

A:	If you submit a proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” approval and adoption of the merger agreement.

Q:	What happens if I do not vote at all?

A:	If you do not submit your proxy or instruct your broker or bank to vote your shares, and you do not vote in person at the meeting, the effect will be the same as if you voted “AGAINST” approval and adoption of the merger agreement.

If your shares are held in street name, your broker or bank will leave your shares unvoted unless you provide instructions on how to vote. Again, unvoted shares will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. This ensures that your shares will be voted at the meeting.

Q:	How does my board of directors recommend that I vote on the proposal?

A:	The ANB board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

Q:	When is the merger expected to be completed?

A:	We expect to complete the merger during the second quarter of RBC’s 2008 fiscal year, which runs from February 1, 2008 to April 30, 2008. Because the merger is subject to regulatory approvals and approval by the ANB stockholders, as well as other conditions, we cannot predict the exact timing of its completion.

Q:	What type of consideration can I receive in the merger?

A:

If the merger is completed, for each share of ANB common stock you own you will receive, based on your election, either RBC common shares worth U.S.$80.00, as described below, or U.S.$80.00 in cash, subject to certain proration procedures designed to ensure that the aggregate consideration to be paid by RBC to all ANB stockholders will be, as nearly as practicable, 50% cash and 50% RBC common shares. The merger agreement contains a proration provision to ensure these percentages. Cash will be paid in lieu of fractional shares. Subject to the proration requirements described above, those stockholders of ANB electing to receive RBC common shares will receive, for each share of ANB common stock, a number of RBC shares equal to U.S.$80.00 divided by the volume-weighted average market price of RBC common shares on the New York Stock Exchange (or NYSE) over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger.

Q:	When must I elect the type of consideration that I prefer to receive?

A:	A form of election will be provided to you at a later date and, if you wish to elect whether you prefer to receive cash or RBC common shares, you should carefully review and follow the instructions that will be included with the form of election. The deadline to make an election is 5:00 p.m., Birmingham, Alabama time, on January 31, 2008. If you do not submit a properly completed and signed form of election to the exchange agent by the election deadline, you will have no control over the type of consideration you may receive and, consequently, may receive only cash or only RBC common shares, or a combination of cash and RBC common shares, depending on elections made by other ANB stockholders.

Q:	Should I send in my ANB stock certificates now?

A:	No. Please DO NOT send your ANB stock certificates with your proxy card. You will be provided at a later date with a form of election and instructions regarding the surrender of your stock certificates. You should then, prior to the election deadline, send your stock certificates to the exchange agent, together with your completed, signed form of election. We suggest that your stock certificates be sent via registered mail. See “The Merger Agreement—Election Procedures; Surrender of Stock Certificates” beginning on page 58.

Q:	Do I have dissenters’ rights with respect to the merger?

A:	Yes. Under the Delaware General Corporation Law, holders of ANB common stock have the right to obtain an appraisal of the value of their shares of ANB common stock in connection with the merger. To perfect appraisal rights, an ANB stockholder must deliver a written demand for appraisal to ANB before the vote on the merger agreement is taken at the special meeting, must not vote in favor of the approval and adoption of the merger agreement and must strictly comply with all of the procedures required under Section 262 of the Delaware General Corporation Law. Casting a vote against the merger agreement will not cause a stockholder to lose his or her dissenters’ rights. For more information on these procedures, see the section of this proxy statement/prospectus entitled “Dissenters’ Rights of Appraisal” and Appendix C to this proxy statement/prospectus.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger of RBC Centura and ANB that are discussed in this document and in other documents incorporated by reference in this document. Please read with particular care the detailed description of the risks associated with the merger on pages 23 through 27 and in the SEC filings of RBC and ANB referred to on pages 107 and 108.

Q:	What are the U.S. federal income tax consequences of the merger to ANB’s stockholders?

A:

The merger is intended to qualify as a “reorganization” under U.S. federal income tax laws. As a result, U.S. holders of ANB common stock that receive RBC common shares or a combination of RBC common shares and cash generally will not recognize any loss on the exchange for U.S. federal income tax purposes and will recognize gain in an amount not to exceed any cash received in the merger. U.S. holders of ANB common stock that receive solely cash (and no RBC common shares) in the merger generally will recognize gain or loss equal to the difference between the amount of cash received by a holder of ANB common stock and such holder’s tax basis in his or her shares of ANB common stock. Cash received for fractional RBC common shares is treated as though the U.S. holder had first received the fractional RBC common share and then sold the fractional RBC common share for cash. Dividends paid on RBC common shares to a U.S. holder will be subject to a Canadian withholding tax, for which the holder may be entitled to claim a credit against the holder’s U.S. federal income tax. For a more detailed description of the tax consequences of the merger, please see “Material Tax Considerations” beginning on page 46.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before the vote at the special meeting by submitting a written revocation to the Secretary of ANB at 1927 First Avenue North, Birmingham, Alabama 35203 or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked, or by attending the meeting and voting in person. For a description of voting procedures, see “The Special Meeting—Proxies; Revocation” beginning on page 28.

Q:	Whom should I call with questions?

A:	If you have further questions, you may contact:

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Attn: Kimberly Moore

Telephone: (205) 583-3600

SUMMARY

The following is only a summary of the material information contained in this document. To fully understand this proposal, we urge you to review this entire proxy statement/prospectus and the other documents to which we refer you. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. You should read the merger agreement for a complete understanding of the terms of the merger. In addition, we incorporate by reference into this document important business and financial information about RBC and ANB. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 107. Each item in this summary includes a page reference directing you to a more complete description of that item.

All references to “dollars,” “$” or “U.S.$” mean the lawful currency of the United States, and all references to “Canadian dollars” or “C$” mean the lawful currency of Canada, unless otherwise indicated.

The Companies (page 102)

Alabama National BanCorporation

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

(205) 583-3600

ANB, a Delaware corporation, is a bank holding company headquartered in Birmingham, Alabama, operating 102 banking locations through ten bank subsidiaries in Alabama, Florida and Georgia. ANB provides full banking services to individuals and businesses. As of September 30, 2007, ANB and its subsidiaries had consolidated assets of $8.0 billion, consolidated total deposits of $5.7 billion and consolidated stockholders’ equity of $881.0 million. ANB common stock is traded on the Nasdaq Global Select Market under the symbol “ALAB.”

Royal Bank of Canada

Royal Bank of Canada

200 Bay Street

Royal Bank Plaza

Toronto, Ontario

Canada M5J 2J5

(416) 974-5151

Royal Bank of Canada is a Schedule I bank under the Bank Act (Canada), which constitutes its charter and governs its operations. Royal Bank of Canada and its subsidiaries operate under the master brand name of RBC. RBC is Canada’s largest bank as measured by assets and market capitalization and one of North America’s leading diversified financial services companies. RBC provides personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis. RBC employs more than 70,000 full- and part-time employees who serve more than 15 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 36 other countries. RBC provides banking services in the U.S. through RBC Centura. As of October 31, 2007, RBC had consolidated assets of C$624 billion (U.S.$660 billion1), consolidated total deposits of C$353 billion (U.S.$374 billion1) and consolidated shareholders’ equity of C$25 billion (U.S.$26 billion1) under U.S. GAAP. RBC’s common shares are listed on the New York Stock Exchange, or NYSE, the Toronto Stock Exchange, or TSX, and the Swiss Exchange under the trading symbol “RY.”

[1]	The applicable rate on October 31, 2007 was the exchange rate used to convert Canadian dollars to U.S. dollars, which was C$1.00=U.S.$1.059.

RBC Centura Banks, Inc.

RBC Centura Banks, Inc.

3201 Beechleaf Court

Raleigh, North Carolina 27604

RBC Centura serves personal, business and commercial clients in the southeastern U.S. through more than 345 full-service banking centers as of September 30, 2007, an extensive ATM network, and telephone and internet banking. Based in Raleigh, North Carolina, RBC Centura had total assets of more than $25 billion as of September 30, 2007.

RBC Centura offers a wide range of financial advice and services including deposit accounts, credit and debit cards, business and personal loans, credit insurance, small business and commercial products, Knowledge-Based Industries specialty banking, and residential and commercial mortgages. In addition, RBC Centura offers builder finance products through its RBC Builder Finance division.

ANB is holding a special meeting to vote on the merger agreement (page 28)

ANB will hold a special meeting of stockholders on Thursday, January 24, 2008, at 10:00 a.m. (Birmingham, Alabama time) at First American Bank, 1927 First Avenue North, Birmingham, Alabama 35203. At the meeting, you will be asked to approve and adopt the merger agreement.

As of the record date, 20,411,083 shares of ANB’s common stock were outstanding and entitled to receive notice of and vote at the special meeting. Each share of ANB common stock outstanding as of December 11, 2007 entitles the holder to one vote on any matter to be considered at the special meeting. The presence, in person or by proxy, of a majority of the outstanding shares of ANB common stock is required for a quorum for the transaction of business at the special meeting.

If you vote your shares of ANB common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of ANB common stock will be voted “FOR” approval and adoption of the merger agreement. If your shares are held in street name, you should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. An abstention, unreturned proxy or share not voted because your broker or bank lacks the authority to vote that share will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

You may revoke your proxy at any time before the vote at the special meeting by submitting a written revocation to the Secretary of ANB at 1927 First Avenue North, Birmingham, Alabama 35203, or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked. In addition, a proxy may also be revoked by voting in person at the special meeting. Simply attending the special meeting without voting will not revoke your proxy.

Approval and adoption of the merger agreement requires the vote of the holders of a majority of ANB’s shares (page 29)

The affirmative vote of the holders of a majority of the outstanding shares of ANB common stock entitled to vote at the special meeting is necessary for the approval and adoption of the merger agreement.

As of the record date, the directors and executive officers of ANB owned, in the aggregate, 3,344,614 shares of ANB common stock, or approximately 16.4% of the shares of ANB common stock outstanding on that date. To ANB’s knowledge, the directors and executive officers of ANB intend to vote “FOR” approval and adoption of the merger agreement.

Your board of directors unanimously recommends that you vote “FOR” the merger agreement (page 36)

After careful consideration, the ANB board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of ANB and its stockholders, has unanimously approved the merger agreement and unanimously recommends that ANB stockholders vote “FOR” approval and adoption of the merger agreement.

In determining whether to approve the merger agreement, the ANB board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the ANB board of directors considered the factors described under “The Merger—ANB’s Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 34.

ANB’s financial advisor advises that the merger consideration is fair to stockholders from a financial point of view (page 36)

On September 5, 2007, at a meeting of ANB’s board of directors, Keefe, Bruyette & Woods, Inc. delivered to ANB’s board of directors its oral opinion, subsequently confirmed in writing, that as of that date and based upon and subject to the matters set forth in the opinion and such other matters as Keefe, Bruyette & Woods, Inc. considered relevant, the consideration to be received for the shares of ANB common stock in the merger, in the aggregate, was fair, from a financial point of view, to the holders of ANB common stock. The opinion of Keefe, Bruyette & Woods, Inc. is addressed to the ANB board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any ANB stockholder as to how that stockholder should vote with respect to the merger.

A copy of the written opinion of Keefe, Bruyette & Woods, Inc. is attached as Appendix B to this document. You should read the opinion in its entirety for information about the assumptions made, and matters considered, by Keefe, Bruyette & Woods, Inc. in rendering its opinion.

ANB agreed to pay Keefe, Bruyette & Woods, Inc. at the time of closing a cash fee equal to 0.60% of the market value of the aggregate consideration offered to ANB stockholders in exchange for the outstanding shares of common stock of ANB in the merger. ANB also agreed to reimburse Keefe, Bruyette & Woods, Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe, Bruyette & Woods, Inc. against certain liabilities, including liabilities under the federal securities laws. ANB currently estimates that the fee payable to Keefe, Bruyette & Woods, Inc. in connection with the merger will be approximately $10.1 million. This fee is contingent on the closing of the merger.

Interests of ANB’s executive officers and directors in the merger (page 53)

The directors and executive officers of ANB have financial interests in the merger that are different from, or in addition to, the interests of ANB stockholders. These interests include rights of certain executive officers under employment continuation agreements with ANB, rights of executive officers and directors under stock-based benefit programs and awards of ANB, rights of executive officers and directors under deferral of compensation plans of ANB, and rights of directors and officers to continued indemnification and insurance coverage after the merger for acts and omissions occurring before the completion of the merger. In addition, RBC Centura Bank, the bank subsidiary of RBC Centura, entered into employment agreements with certain executive officers of ANB as described more fully under “Interests of ANB’s Executive Officers and Directors in the Merger—New Employment Agreements.” As more fully described under “Interests of ANB’s Executive Officers and Directors in the Merger,” in connection with the merger, it was agreed that the six executive officers of ANB with employment continuation agreements will be paid at the closing of the merger an amount based upon the change-in-control cash severance benefits under their existing employment continuation agreements with ANB (calculated using available amounts, as if the merger had occurred in 2007), which payment will equal $3,842,300 for John H. Holcomb, III, $1,241,000 for Dan M. David, $2,081,100 for Richard Murray, IV, $1,982,000 for William E. Matthews, V, $1,487,000 for James R. Thompson, III and $990,500 for John R. Bragg. It was also agreed that these executive officers will receive a payment at the closing of the merger based on the change-in-control provisions of ANB’s performance share plan, which payment will result in the cancellation of the executive’s unpaid awards under this plan and will equal $2,237,402 for Mr. Holcomb, $373,392 for Mr. David, $1,524,438 for Mr. Murray, $1,524,438 for Mr. Matthews, $957,856 for Mr. Thompson and $517,226 for Mr. Bragg. Consistent with the existing employment continuation agreements between ANB and these executives, it was further agreed that these executive officers will receive a full income tax gross-up in respect of the payment received for cancellation of the executive’s ANB performance share awards and a full excise tax gross-up in respect of any payments and benefits received in connection with a change in control that exceed the limit under Section 280G of the Internal Revenue Code.

Two of ANB’s executive officers do not have employment continuation agreements with ANB and did not sign employment agreements with RBC Centura Bank. The aggregate amount of cash and equity-based incentives that these two executive officers will receive from an employee bonus pool to be established by RBC and RBC Centura in connection with the merger is $300,000. The aggregate amount payable to these two executive officers of ANB in exchange for cancellation of their performance share awards under ANB’s performance share plan is $704,000.

The aggregate consideration that the eight executive officers of ANB will receive for their stock options to acquire ANB common stock as a result of the merger is $1,864,313. All of these stock options were fully vested prior to ANB’s entering into the merger agreement. The aggregate amount that the eight executive officers of ANB will be entitled to receive due to distribution of their accounts under ANB’s deferral of compensation plan for key employees as a result of the merger is $9,583,361, none of which will be received from amounts that will vest due to the completion of the merger. The aggregate amount that the 13 non-employee directors of ANB will be entitled to receive due to distribution of their accounts under ANB’s deferral of compensation plans for non-employee directors as a result of the merger is approximately $5,720,422, none of which will be received from amounts that will vest due to the completion of the merger.

The aggregate amount of all such interests (other than the salaries to be paid for a three-year period and the guaranteed bonuses to be paid for fiscal 2008 under the new employment agreements) is approximately $50.7 million. The aggregate amount of guaranteed salaries and guaranteed bonuses under the new employment agreements for ANB executive officers is approximately $6.4 million. The ANB board of directors was aware of these interests and considered them in approving the merger agreement and the merger.

We expect to complete the merger during the second quarter of RBC’s 2008 fiscal year (page 57)

Because the merger is subject to various regulatory approvals and the approval of ANB’s stockholders, as well as other conditions, we cannot predict the exact timing of its completion. We expect, however, to complete the merger during the second quarter of RBC’s 2008 fiscal year, which runs from February 1, 2008 to April 30, 2008.

ANB stockholders will receive cash or RBC common shares in the merger depending on their election and subject to the proration provisions of the merger agreement (page 60)

For each share of ANB common stock you hold immediately prior to completion of the merger, you will receive, at your election, either $80.00 in cash or $80.00 in RBC common shares, but subject to certain proration procedures designed to ensure that the aggregate consideration to be paid by RBC to all ANB stockholders will be, as nearly as practicable, 50% cash and 50% RBC common shares. If you elect to receive RBC common shares for your ANB shares, the number of RBC common shares you receive for each share of ANB common stock will be equal to $80.00 divided by the volume-weighted average market price of RBC common shares on the NYSE over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger.

You may make different elections with respect to different shares that you hold (if, for example, you own 100 ANB shares, you could make a cash election with respect to 60 shares and a stock election with respect to the other 40 shares). If you do not submit a properly completed form of election prior to the election deadline, you will be allocated RBC common shares or cash pursuant to the procedures described in the section entitled “The Merger Agreement—Proration Procedures” beginning on page 60.

In the event of proration, you may receive a portion of your merger consideration in a form other than that which you elected. For a summary of the circumstances under which proration may occur, please see the section entitled “The Merger Agreement—Proration Procedures” beginning on page 60.

Based on the formula used to calculate the number of RBC common shares to be exchanged for shares of ANB common stock for those so electing, ANB stockholders may be entitled to fractional RBC common shares in exchange for their ANB shares. However, RBC will not issue any fractional common shares in the merger. An ANB stockholder who would receive a fraction of a RBC common share will instead receive an amount in cash (without interest) equal to the fraction of such RBC common share multiplied by the volume-weighted average market price of RBC common shares on the NYSE over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger.

Comparative market price information

The table below presents the NYSE closing market prices for RBC common shares and the Nasdaq Global Select Market closing market prices for shares of ANB common stock. These prices are presented on two dates:

•	September 5, 2007, the last trading day before the public announcement of the signing of the merger agreement; and

•	December 11, 2007, the latest practicable date before the printing of this proxy statement/prospectus.

RBC Common Share Price
September 5, 2007	$51.48
December 11, 2007	$51.47

ANB Common Stock Share Price
September 5, 2007	$53.12
December 11, 2007	$77.64

Based on the closing price of ANB common stock on September 5, 2007, the merger consideration represented a premium of approximately 51% over the last closing price per share of ANB common stock on September 5, 2007, the last trading day before the day on which the merger was publicly announced.

Set forth below is a table showing a hypothetical range of prices for RBC common shares and the corresponding consideration that an ANB stockholder would receive in a stock election and in a cash election in the merger. The table does not reflect the fact that RBC will not issue fractional shares in the merger, and will instead pay cash.

Hypothetical Price of RBC Common Shares	Hypothetical per Share Stock Consideration for ANB Stockholders	Hypothetical per Share Cash Consideration for ANB Stockholders
$40	2.00	$80.00
45	1.78	$80.00
50	1.60	$80.00
55	1.45	$80.00
60	1.33	$80.00
65	1.23	$80.00
70	1.14	$80.00

The amounts set forth above are hypothetical and are intended only to demonstrate the calculation of consideration payable under the merger agreement. The actual market prices of RBC common shares will fluctuate prior to completion of the merger.

We urge you to obtain current market quotations for both RBC common shares and ANB common stock before making a decision with respect to the merger. Past price performance is not necessarily indicative of future price performance.

In order to make an election, ANB stockholders must properly complete and deliver an election form (page 58)

At least 26 business days prior to the anticipated completion date of the merger (or on such other earlier date as RBC and ANB mutually agree), a form of election and customary transmittal materials will be mailed to all ANB stockholders of record as of the fifth business day prior to the mailing date. You must properly complete and deliver to the exchange agent the election materials along with your stock certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates). Please DO NOT send your stock certificates or your form of election for stock consideration or cash consideration with your proxy card. Forms of election and stock certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of certificates) must be received by the exchange agent by the election deadline, which is 5:00 p.m., Birmingham, Alabama time, on January 31, 2008. RBC and ANB will issue a press release announcing any extension of the election deadline.

If you hold your ANB shares in certificated form and you do not return your form of election, together with your stock certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates), prior to the election deadline, properly completed and signed, or if you hold your ANB shares in “street name” through a bank, broker, or financial intermediary and you do not provide instructions to your bank, broker, or financial intermediary to make an election on your behalf through the Depository Trust Company, you will be deemed to have made NO ELECTION regarding your ANB shares. As a non-electing holder, you will receive consideration valued at $80.00 for each of your ANB shares, but you may be paid all in cash, all in RBC common shares, or part in cash and part in RBC common shares, depending on the remaining pool of cash and RBC common shares available for paying the merger consideration after giving effect to the proration procedures in the merger agreement.

If your shares are held in a brokerage or other custodial account, you should receive instructions from the entity where your shares are held advising you of the procedures for making your election.

The RBC common shares to be issued in the merger will be listed and traded on various exchanges (page 57)

The RBC common shares to be issued in the merger will be listed and traded on the NYSE, the TSX and the Swiss Exchange under the trading symbol “RY.”

There are several conditions to completion of the merger (page 63)

RBC, RBC Centura and ANB are obligated to complete the merger only if several conditions are satisfied or waived. Some of these conditions include:

•	the approval and adoption of the merger agreement by ANB stockholders;

•	the approval and listing by the NYSE and the TSX of the RBC common shares to be issued in the merger;

•	the absence of any statute, rule, injunction or other order which prohibits the transactions contemplated by the merger agreement;

•	RBC and ANB having received an opinion from their respective legal advisors regarding the tax consequences of the merger; and

•	receipt of all banking and other regulatory and non-regulatory approvals and all consents required to complete the merger.

Non-solicitation (page 70)

ANB has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. ANB may respond to unsolicited proposals in certain circumstances if required by the ANB board of directors’ fiduciary duties. ANB must promptly notify RBC if it receives any acquisition proposals.

RBC Centura and ANB can terminate the merger agreement in some circumstances (page 71)

ANB’s and RBC Centura’s boards of directors may mutually agree to terminate the merger agreement at any time before the closing of the merger, whether before or after approval of the merger by ANB stockholders, by mutual written consent. Also, either ANB or RBC Centura may unilaterally terminate the merger agreement:

•	at any time if the merger is not completed by June 1, 2008, except a party that is in breach of the merger agreement may not terminate the merger agreement;

•

if any governmental authority whose approval is required for the merger has denied approval and such denial has become final and non-appealable or if any governmental authority of competent jurisdiction has issued any final and non-appealable order permanently enjoining or otherwise prohibiting completion of the merger, or denying approval of the merger;

•

if the terminating party is not then in material breach of the merger agreement, and the other party has breached any representation, warranty or covenant, which breach would result in the failure of the closing conditions to the merger agreement, and such breach is not cured within 45 days following written notice; or

•	if the merger agreement and the merger have not been approved and adopted by ANB stockholders at the special meeting of ANB stockholders.

Additionally, RBC Centura may terminate the merger agreement if the ANB board of directors fails to recommend that the stockholders approve and adopt the merger agreement or, if after recommending the approval and adoption of the merger agreement, the ANB board of directors withdraws, modifies or qualifies, or proposes to withdraw, modify or qualify, its recommendation; takes any public action or makes any public statement inconsistent with its recommendation; or recommends any alternative acquisition proposal.

ANB may also terminate the merger agreement, prior to the receipt of the requisite stockholder vote, in order to enter into a definitive agreement with respect to a superior acquisition proposal.

If the merger agreement is terminated, a cash fee may be payable (page 72)

ANB has agreed to pay a termination fee of $60,000,000 to RBC Centura if the merger agreement is terminated under any of the circumstances specified in “The Merger Agreement—Termination of the Merger Agreement; Termination Fee.”

There are required regulatory approvals to complete the merger (page 44)

The merger cannot be completed unless it is approved by the Board of Governors of the Federal Reserve System. Once the Federal Reserve Board approves the merger, there will be a waiting period from 15 to 30 days before we can complete it. During that time, the U.S. Department of Justice can challenge the merger.

In Canada, the merger must be approved by the Office of the Superintendent of Financial Institutions (Canada).

The merger is also subject to the approval of, or notice to, state and other regulatory authorities in the U.S. and Canada. RBC has filed all of the required applications and notices with the Federal Reserve Board and these other U.S. and Canadian regulatory authorities.

As of the date of this document, RBC has not yet received the required approvals. Although RBC believes that it will be able to obtain these regulatory approvals, RBC cannot be certain whether these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental to the combined company, or at all.

RBC expects to account for the merger under the purchase method of accounting (page 52)

RBC expects to account for the merger by use of the purchase method of accounting, in accordance with both Canadian Generally Accepted Accounting Principles (“Canadian GAAP”) and U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). This means that RBC will record as goodwill the excess of the purchase price of ANB over the fair value of ANB’s identifiable assets, including intangible assets, net of its liabilities.

Tax considerations (page 46)

In the opinion of Sullivan & Cromwell LLP, U.S. counsel to RBC, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The opinion of Sullivan & Cromwell LLP is subject to the assumptions, qualifications and limitations set forth in the section entitled “Material Tax Considerations.” Holders of ANB common stock who receive RBC common shares, or a combination of RBC common shares and cash, in the merger generally will only recognize gain (but not loss) in an amount not to exceed any cash received in the merger, including any cash received in lieu of fractional share interests. Holders of ANB common stock who receive only cash in the merger generally will recognize gain or loss equal to the difference between the amount of cash received by a holder and such holder’s tax basis in its shares. Neither RBC nor ANB will be required to complete the merger unless it receives a legal opinion to the effect that the merger will be treated as a “reorganization” for U.S. federal income tax purposes. For a more detailed discussion of the U.S. federal income tax consequences of the merger to U.S. holders of ANB stock, please see the section entitled “Material Tax Considerations.”

Tax matters are very complicated and the consequences of the merger to any particular ANB stockholder will depend on that stockholder’s particular facts and circumstances. You are urged to consult your own tax advisors to determine your own tax consequences from the merger.

What holders of ANB stock options and other equity-based awards will receive (page 62)

All outstanding ANB stock options will be converted into cash equal to $80.00 per share less the exercise price for each such share subject to the stock option or award. Additionally, all deferred amounts held in stock equivalent accounts or otherwise pursuant to ANB’s or its subsidiaries’ deferral of compensation plans will be converted into cash equal to the number of stock equivalents in such deferral account multiplied by $80.00. All outstanding performance share awards under the ANB performance share plan will be converted into cash in such amounts determined pursuant to the terms of the performance share plan.

You have dissenters’ rights of appraisal (page 74)

In the merger, ANB stockholders will have dissenters’ appraisal rights with respect to their shares under Delaware law. Under Delaware law, if ANB stockholders want to assert their right to dissent from the merger and seek the appraisal value of their shares of ANB common stock, ANB stockholders must follow carefully the procedures summarized at pages 74-77 of this document. A copy of Delaware’s statutory provision regarding dissenters’ appraisal rights is included as Appendix C to this document. Failure to precisely follow such provisions will result in the loss of your dissenters’ appraisal rights.

The rights associated with owning RBC common shares are different from those associated with owning ANB common stock (page 84)

The rights of holders of RBC common shares are governed by the Bank Act (Canada) (the “Bank Act”) and by RBC’s bylaws. The rights of ANB stockholders are governed by Delaware law, by ANB’s amended and restated certificate of incorporation, as amended, and ANB’s amended and restated bylaws. Upon completion of the merger, some ANB stockholders will become holders of RBC common shares, and their rights as RBC shareholders will be governed by the Bank Act and RBC’s bylaws. For a comparison of the rights of holders of RBC common shares with the rights of holders of ANB common stock, see “Comparison of Rights of ANB Stockholders and RBC Shareholders.”

Risk factors (page 23)

In evaluating the merger and the merger agreement and before deciding how to vote your shares of ANB common stock at the special meeting, you should read this proxy statement/prospectus carefully and especially consider the factors, risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 23.

Currencies and exchange rates

In this proxy statement/prospectus, all references to “dollars,” “$” or “U.S.$” mean the lawful currency of the United States, and all references to “Canadian dollars” or “C$” mean the lawful currency of Canada, unless otherwise indicated. The tables below set forth, for the periods and dates indicated, information concerning the Bank of Canada Daily Closing Foreign Exchange closing rate for the Canadian dollar, expressed in U.S. dollars per one Canadian dollar. On December 11, 2007, the last practicable date before printing this proxy statement/prospectus, the closing rate was C$1.00 equals U.S.$0.9858.

	RBC Fiscal Year Ended October 31,
	2003	2004	2005	2006	2007
Rate at the end of period	0.758	0.821	0.847	0.890	1.059
Average rate during period(1)	0.697	0.762	0.824	0.883	0.915

(1)	The average of the closing rates on the last business day of each full month during the relevant period.

Most Recent Six Months:	High	Low
June 2007	0.945	0.930
July 2007	0.964	0.936
August 2007	0.954	0.928
September 2007	1.009	0.947
October 2007	1.059	1.002
November 2007	1.085	1.000

Selected consolidated historical financial data for RBC

Set forth below is selected financial information of RBC as of and for the years ended October 31, 2003 through 2007. This information has been derived from the audited consolidated financial statements of RBC and the notes thereto as filed with the SEC. You should read this information in conjunction with RBC’s audited consolidated financial statements and related notes included in RBC’s Annual Report on Form 40-F for the year ended October 31, 2007, which is incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 107.

SELECTED HISTORICAL FINANCIAL DATA OF RBC

(Amounts in millions, except ratios, percentage amounts and per share data)

	Year Ended October 31,(1)
C$ millions (unless otherwise stated)	2007	2006	2005	2004	2003
Income statement data
Interest income	$25,877	$21,890	$17,017	$14,060	$13,917
Interest expense	18,362	15,076	10,073	7,484	7,427

Net interest income	7,515	6,814	6,944	6,576	6,490
Non-interest income	14,135	12,776	11,639	10,629	10,197

Total revenue	21,650	19,590	18,583	17,205	16,687

Provision for credit losses	795	427	437	347	715
Insurance policyholder benefits, claims and acquisition expense	2,036	2,038	2,041	1,542	1,426
Non-interest expense	11,707	10,933	11,142	10,710	9,970
Business realignment charges	—	—	45	177	—
Net income before income taxes and non-controlling interest in subsidiaries	7,112	6,192	4,918	4,429	4,576

Net income from continuing operations	5,541	4,750	3,539	3,064	3,033

Net income (loss) from discontinued operations(2)	—	(29)	(45)	(225)	3

Net income	$5,541	$4,721	$3,494	$2,839	$3,036

Selected information
Diluted earnings per share	$4.21	$3.57	$2.63	$2.13	$2.21
Net income from continuing operations per share	4.29	3.65	2.71	2.34	2.26
Diluted net income per share	4.29	3.63	2.68	2.16	2.27
Return on common equity	24.3%	23.2%	18.3%	15.9%	17.0%
Return on risk capital(3)	37.4%	36.7%	29.3%	24.6%	26.5%
Selected information from continuing operations
Diluted earnings per share	$4.21	$3.59	$2.67	$2.30	$2.21
Return on common equity	24.3%	23.4%	18.6%	17.1%	16.9%
Net interest margin	1.24%	1.31%	1.46%	1.49%	1.65%
Capital ratios
Tier 1 capital ratio(3)	9.4%	9.6%	9.6%	8.9%	9.7%
Total capital ratio(3)	11.5%	11.9%	13.1%	12.4%	12.8%

	Year Ended October 31,
C$ millions (unless otherwise stated)	2007	2006	2005	2004	2003
Selected balance sheet data and other information
Total assets	$623,565	$556,363	$498,826	$445,275	$409,405
Securities	179,233	184,490	159,512	127,496	128,338
Loans, net of allowance for loan losses	235,748	208,419	191,355	171,883	160,492
Deposits	352,929	334,057	306,888	271,575	260,518
Shareholders’ equity	24,640	22,813	20,093	18,375	18,117
Average common equity	22,371	20,013	18,793	17,626	17,505
Risk-adjusted assets(3)	247,635	223,709	197,004	183,409	166,911
Assets under management	161,500	143,100	118,800	102,900	94,400
Assets under administration
—RBC	548,200	525,800	1,778,200	1,593,900	1,483,800
—RBC Dexia IS(4)	2,713,100	2,421,100	—	—	—

Common share information
Shares outstanding (000s)
—average basic	1,273,185	1,279,956	1,283,433	1,292,046	1,324,159
—average diluted	1,290,310	1,300,881	1,305,858	1,312,095	1,339,251
—end of period	1,276,260	1,280,890	1,293,502	1,289,496	1,312,043
Dividends declared per share (C$)	1.82	1.44	1.18	1.01	0.86
Dividends declared per share (U.S.$)(5)	1.71	1.27	0.96	0.77	0.61
Dividend yield (TSX)	3.3%	3.1%	3.2%	3.3%	2.9%
Dividend yield (NYSE)	3.1%	2.7%	2.6%	2.5%	2.0%
Common share price (RY on TSX)
—close, end of period (C$)	56.04	49.80	41.67	31.70	31.74
Common share price (RY on NYSE)
—close, end of period (U.S.$)	59.16	44.39	35.36	26.01	24.09
Market capitalization (TSX)(C$)	$71,522	$63,788	$53,894	$40,877	$41,644
Market capitalization (NYSE) (U.S.$)	75,257	56,861	45,654	33,833	31,674

Business information for continuing operations (number of)
Employees (full-time equivalent)	65,045	60,858	60,012	61,003	60,812
Bank branches	1,541	1,443	1,419	1,415	1,386
Automated banking machines	4,419	4,232	4,277	4,432	4,469

(1)

RBC’s financial statements are prepared in accordance with Canadian GAAP and adjusted for material differences between Canadian and U.S. GAAP. For a complete discussion of the Canadian and U.S. GAAP differences, refer to Note 31 in RBC’s audited consolidated financial statements included in RBC’s Annual Report on Form 40-F for the year ended October 31, 2007, which is incorporated by reference in this document.

(2)

In September 2005, we completed the sale of RBC Mortgage Company and by the end of fiscal 2006, we had disposed of substantially all of its remaining assets and obligations. For periods prior to 2007, the results of RBC Mortgage Company are presented separately as discontinued operations.

(3)	Determined in accordance with the guidelines of the Office of the Superintendent of Financial Institutions (Canada).
(4)	RBC Dexia IS is a joint venture in which RBC has a 50% joint venture interest.
(5)	RBC’s annual dividend has been translated into U.S. dollars based on the exchange rate on each dividend record date.

Selected consolidated historical financial data for ANB

Set forth below is selected historical financial information from ANB’s consolidated financial statements as of and for the years ended December 31, 2002 through 2006, and the nine months ended September 30, 2006 and September 30, 2007. This information as at and for each of the years in the five year period ended December 31, 2006 has been derived from the consolidated financial statements of ANB and notes to the consolidated financial statements as filed with the SEC. The information as at and for the nine-month periods ended September 30, 2007 and September 30, 2006 has been derived from the unaudited consolidated financial statements of ANB and the notes thereto filed by ANB with the SEC. You should read this information in conjunction with ANB’s consolidated financial statements and related notes included in ANB’s Annual Report on Form 10-K for the year ended December 31, 2006, as updated by Exhibits 99.1, 99.2 and 99.3 to the Current Report on Form 8-K dated November 27, 2007, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” beginning on page 107.

SELECTED HISTORICAL FINANCIAL DATA OF ANB

(Amounts in thousands, except ratios and per share data)

	For the Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Income statement data:
Interest income	$388,751	$307,718	$433,667	$309,260	$229,186	$178,631	$178,147
Interest expense	197,763	138,004	199,559	109,413	65,934	57,668	65,313

Net interest income	190,988	169,714	234,108	199,847	163,252	120,963	112,834
Provision for loan and lease losses	8,302	4,293	5,393	7,615	4,949	5,931	7,956

Net interest income after provision for loan and lease losses	182,686	165,421	228,715	192,232	158,303	115,032	104,878
Net securities (losses) gains	—	(1,250)	(1,250)	72	—	46	35
Noninterest income	62,706	55,796	75,456	68,092	69,072	74,743	58,292
Noninterest expense	153,983	132,704	181,567	159,121	144,680	128,557	110,734

Income before income taxes from continuing operations	91,409	87,263	121,354	101,275	82,695	61,264	52,471
Provision for income taxes	30,791	30,110	41,820	34,724	28,093	20,327	16,748

Net income from continuing operations	60,618	57,153	79,534	66,551	54,602	40,937	35,723
Pre-tax income (loss) from discontinued operations	1,851	244	457	200	71	180	(34)
Provision for (benefit of) taxes on discontinued operations	700	94	175	78	29	71	(13)

Income (loss) from discontinued operations	1,151	150	282	122	42	109	(21)

Net income	$61,769	$57,303	$79,816	$66,673	$54,644	$41,046	$35,702

	For the Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Balance sheet data:
Total assets	$7,967,331	$6,870,818	$7,671,274	$5,931,673	$5,315,869	$3,820,112	$3,316,168
Earning assets	7,152,863	6,183,706	6,856,309	5,385,824	4,841,255	3,512,744	3,034,980
Securities	1,253,681	1,207,919	1,265,774	1,136,487	1,200,407	810,227	700,333
Loans held for sale	22,018	24,184	27,652	14,940	22,313	16,415	51,030
Loans and leases, net of unearned income	5,761,997	4,874,244	5,456,136	4,144,095	3,495,701	2,659,440	2,191,394
Allowance for loan and lease losses	71,026	61,354	68,246	52,815	46,584	36,562	32,704
Deposits	5,682,313	4,790,982	5,567,603	4,343,264	3,934,723	2,753,749	2,330,395
Short-term debt	149,300	229,635	161,830	34,700	30,500	41,150	152,100
Long-term debt	460,339	378,569	402,399	369,246	393,688	332,393	240,065
Stockholders’ equity	880,956	706,113	853,623	571,879	529,543	279,418	234,492

Weighted average shares outstanding—diluted	20,861	18,521	19,147	17,445	16,100	12,957	12,683

Per common share data:
Income from continuing operations—diluted	$2.91	$3.09	$4.15	$3.81	$3.39	$3.16	$2.82
Income from discontinued operations—diluted	0.05	—	0.02	0.01	0.00	0.01	(0.01)
Net income—diluted	2.96	3.09	4.17	3.82	3.39	3.17	2.81
Book value (period end)	43.19	37.86	41.51	33.40	31.15	21.76	18.95
Tangible book value (period end) (4)	27.29	25.72	25.55	24.39	22.17	19.28	17.61
Dividends declared	1.23	1.13	1.50	1.35	1.25	1.14	1.00
Dividend payout ratio—diluted	41.55%	36.41%	35.97%	35.34%	36.87%	35.96%	35.59%

Performance ratios:
Return on average assets	1.06%	1.18%	1.18%	1.18%	1.13%	1.14%	1.18%
Return on average equity	9.49	11.71	11.36	12.11	12.15	15.89	16.01
Net interest margin(1)	3.64	3.87	3.84	3.90	3.71	3.65	4.07
Net interest margin (taxable equivalent)(1)	3.70	3.91	3.88	3.93	3.74	3.68	4.11

	For the Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Asset quality ratios:
Allowance for loan and lease losses to period end loans(2)	1.23%	1.26%	1.25%	1.27%	1.33%	1.37%	1.49%
Allowance for loan and lease losses to period end nonperforming loans(3)	350.94	735.31	624.91	819.35	575.75	372.44	318.07
Net charge-offs to average loans and leases(2)	0.13	0.02	0.02	0.04	0.06	0.13	0.18
Nonperforming assets to period end loans and leases and foreclosed property(2)(3)	0.49	0.18	0.21	0.17	0.28	0.40	0.59

Capital and liquidity ratios:
Average equity to average assets	11.14%	10.11%	10.40%	9.76%	9.29%	7.17%	7.36%
Leverage (4.00% required minimum)	8.04	8.23	7.95	8.29	8.44	7.73	7.52
Risk-based capital
Tier 1 (4.00% required minimum)	9.72	10.34	9.82	10.89	11.49	10.47	10.00
Total (8.00% required minimum)	10.85	11.52	10.98	12.10	12.74	11.73	11.26
Average loans and leases to average deposits	99.83	99.33	99.78	94.41	92.30	94.38	96.44

(1)	Net interest income divided by average earning assets.
(2)	Does not include loans held for sale.
(3)

Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest. It is ANB’s policy to place all loans on nonaccrual status when over ninety days past due.

(4)

“Tangible book value per share”, a financial measure determined other than in accordance with U.S. GAAP, is computed by dividing tangible book value by the total number of common shares outstanding. “Tangible book value” equals book value less goodwill and other intangible assets. Management believes that this measure is useful because it provides book value exclusive of goodwill and other intangible assets and because it is a measure used by many investors as part of their analysis of ANB. The following table sets forth a reconciliation of book value per share to tangible book value per share.

	For the Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Book value (stockholders’ equity)	$880,956	$706,113	$853,623	$571,879	$529,543	$279,418	$234,492
Deduct: goodwill and other intangible assets	(324,279)	(226,376)	(328,166)	(154,301)	(152,661)	(31,867)	(16,611)
Tangible book value	556,677	479,737	525,457	415,578	376,882	247,551	217,881

Book value per common share	43.19	37.86	41.51	33.40	31.15	21.76	18.95
Effect of goodwill and intangible assets per share	(15.90)	(12.14)	(15.96)	(9.01)	(8.98)	(2.48)	(1.34)
Tangible book value per common share	$27.29	$25.72	$25.55	$24.39	$22.17	$19.28	$17.61

Comparative per share data

The following tables set forth certain historical, unaudited pro forma and unaudited pro forma-equivalent per share financial information for RBC common shares and ANB common stock presented in U.S. GAAP. The pro forma and pro forma-equivalent per share information gives effect to the merger with respect to the data presented, as if it had become effective for the period presented. The pro forma data in the tables assume that the merger is accounted for as a purchase transaction. For more information, please see the section entitled “Accounting Treatment” on page 52. The information in the following table is based on, and should be read together with, the historical financial information that RBC and ANB have presented in their prior filings with the SEC. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 107.

The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, the amortization of certain intangibles, acquisition financing costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of RBC and ANB would have been had ANB been combined with RBC during these periods.

RBC HISTORICAL AND PRO FORMA COMMON SHARE DATA

Royal Bank of Canada	At or For the Year Ended October 31, 2007
	(C$)	(U.S.$)
Basic earnings per share(1)
RBC historical	4.26	3.90
RBC pro forma(2)	4.27	3.91

Diluted earnings per share(1)
RBC historical	4.21	3.85
RBC pro forma(2)	4.21	3.85

Dividends declared per share(2)(3)
RBC historical and pro forma	1.82	1.71

Book value per share at period end(4)
RBC historical	17.53	18.56
RBC pro forma(2)	19.69	20.85

(1)	Translated to U.S. dollars using the average exchange rate for the period.
(2)

Pro forma combined amounts have been calculated by adding RBC’s results for the year ended October 31, 2007, with ANB’s results for the three months ended December 31, 2006, and for the nine months ended September 30, 2007, as reported in ANB’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2007. The amounts have been adjusted for estimated purchase accounting adjustments to be recorded in connection with the merger (consisting of fair value adjustments for assets acquired and liabilities assumed and adjustments for core deposit intangibles established, and the resulting amortization of these adjustments over appropriate periods).

(3)	Translated to U.S. dollars using the exchange rate on each dividend record date.
(4)	Translated to U.S. dollars using the exchange rate at the end of the period.

ANB HISTORICAL AND PRO FORMA COMMON SHARE DATA

The pro forma equivalent per share information for ANB was obtained by multiplying the pro forma amounts for RBC by 1.55, which is the number of RBC common shares that ANB stockholders who receive RBC common shares in the merger would receive for each share of ANB common stock, assuming no proration and assuming the volume-weighted average market price of RBC common shares on the NYSE for the last five trading days immediately prior to the date on which the merger is completed was $51.48, which was the closing price of RBC common shares on September 5, 2007, the last trading day before announcement of the merger. The number of RBC shares that ANB stockholders who receive RBC common shares in the merger will receive may differ depending on the proration procedures and the volume-weighted average market price of RBC common shares for the last five trading days prior to the date on which the merger is completed. Because RBC and ANB have different fiscal years, the pro forma equivalent for twelve months ended September 30, 2007 has been compared with RBC’s fiscal year ended October 31, 2007.

Alabama National BanCorporation	At or for the Twelve Months Ended September 30, 2007
Basic earnings per share
Historical	$4.07
Pro forma equivalent	$6.06

Diluted earnings per share
Historical	$4.03
Pro forma equivalent	$5.97

Dividends declared per share
Historical	$1.605
Pro forma equivalent	$2.65

Book value per share at period end
Historical	$43.19
Pro forma equivalent	$32.32

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

From time to time, RBC and/or ANB make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. This proxy statement/prospectus, including information incorporated by reference into this document, may contain forward-looking statements, including, for example, statements about management expectations, strategic objectives, growth opportunities, business prospects, regulatory proceedings, transaction synergies and other benefits of the merger, and other similar matters. Forward-looking statements are not statements of historical facts and represent only RBC’s and/or ANB’s beliefs regarding future performance, which is inherently uncertain. Forward-looking statements are typically identified by words such as “believe”, “expect”, “forecast”, “anticipate”, “intend”, “estimate”, “plan” and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could”, or “would”.

By their very nature, forward-looking statements involve assumptions and are subject to inherent risks and uncertainties which gives rise to the possibility that RBC’s and/or ANB’s predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that assumptions may not be correct and that RBC’s and/or ANB’s objectives, strategic goals and priorities will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include, but are not limited to, the possibility that the merger does not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; that RBC Centura and ANB may be required to modify the terms and conditions of the merger agreement to achieve regulatory or shareholder approval, or that the anticipated benefits of the merger are not realized as a result of such things as the strength of the economy and competitive factors in the areas where ANB does business; the impact of changes in the laws and regulations regulating financial services and enforcement thereof (including banking, insurance and securities); judicial judgments and legal proceedings; RBC Centura’s ability to complete the acquisition of ANB and to integrate it with RBC Centura successfully; the risk that expected synergies and benefits of the merger will not be realized within the expected time frame or at all; the risk of deposit attrition, increased operating costs, customer loss, employee loss and business disruption following the merger; reputational risks; and other factors that may affect future results of RBC, RBC Centura and ANB, including changes in trade policies, timely development and introduction of new products and services, changes in tax laws, and technological and regulatory changes.

We caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect the completion of the merger and the future results of RBC, RBC Centura or ANB. The forward-looking statements speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Except to the extent required by applicable law or regulation, RBC and ANB undertake no obligation to update any forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the section entitled “Risk Factors” beginning on page 23 and the reports that RBC and ANB have filed with the SEC, including the Annual Report on Form 40-F for the year ended October 31, 2007 of RBC and the Annual Report on Form 10-K, as updated, for the year ended December 31, 2006 of ANB. These reports are described in the section entitled “Where You Can Find More Information” beginning on page 107.

R ISK FACTORS

In addition to the general investment risks and the other information included or incorporated by reference into this proxy statement/prospectus, you should carefully read and consider the following factors in deciding how to vote on the merger agreement and in deciding whether to elect to receive cash or RBC common shares in the merger. Please also refer to the additional risk factors identified in periodic reports and other documents of RBC and ANB incorporated by reference into this proxy statement/prospectus and listed in the section entitled “Where You Can Find More Information” beginning on page 107.

The market price of RBC’s common shares after the merger will be affected by factors different from those currently affecting the shares of ANB common stock or RBC common shares.

The businesses of RBC and ANB differ significantly, and, accordingly, the results of operations of RBC and the market price of RBC common shares after the merger will be affected by factors different from those currently affecting the independent results of operations of RBC and the market price of RBC common shares. Further, RBC operates globally across a broad range of asset classes and services in which ANB has not historically operated. Accordingly, the results of operations of RBC and the market price of RBC common shares may be affected by factors different from those currently affecting the results of operations of ANB and the market price of ANB common stock. For a discussion of the businesses of RBC and ANB and of the most recent set of risk factors related to the business of RBC, please see the documents incorporated by reference into this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information” beginning on page 107.

ANB stockholders may receive a form of consideration different from what they elect.

The right of ANB stockholders to elect to receive cash or RBC common shares in the merger is subject to proration procedures designed to ensure that the aggregate consideration to be paid by RBC to all ANB stockholders will be, as nearly as practicable, 50% cash and 50% RBC common shares. As a result, if either the aggregate cash or share elections exceed the maximum amount available, and your election of either cash or RBC common shares exceeds the maximum amount available, you may receive all or a portion of your consideration in a form different from what you elected. Accordingly, if you make a cash election, it is possible that you will receive RBC common shares. Conversely, if you elect to receive RBC common shares, it is possible that you will receive cash.

The RBC common shares received by ANB stockholders in the merger may decline in price.

For each share of ANB common stock exchanged for RBC common shares, the holder will receive RBC common shares worth $80.00 based on the volume-weighted average market price of RBC common shares on the NYSE over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger. RBC common shares may decline in price after that time. There is no guarantee that ANB stockholders receiving RBC common shares as merger consideration will be able to sell the RBC common shares received for any particular price.

ANB common stockholders electing to receive RBC common shares in the merger will not know how many RBC common shares they will receive at the time of the special meeting.

The volume-weighted average market price of RBC common shares on the NYSE over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger will be used to determine the number of shares into which ANB common stock are converted for stockholders receiving RBC common shares. As a result, ANB stockholders electing to receive $80.00 of RBC common shares for each share of ANB common stock they own will not know how many RBC common shares they will receive in the merger until after the effective time of the merger.

If you tender shares of ANB common stock to make an election (or follow the procedures for guaranteed delivery), you will not be able to sell those shares, unless you revoke your election prior to the election deadline.

Each ANB stockholder will receive an election form and other materials relating to the right of ANB stockholders to elect the form of merger consideration under the merger agreement. You will be requested to send to the exchange agent your ANB stock certificates (or follow the procedures for guaranteed delivery) together with the properly completed election form. If you want to make a cash or stock election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed form of election to the exchange agent by the election deadline, which is 5:00 p.m., Birmingham, Alabama time, on January 31, 2008. You will not be able to sell any shares of ANB common stock that you have delivered, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in ANB common stock for any reason until you receive cash or RBC common shares in the merger. During the time between delivery of your shares of ANB common stock to the exchange agent and the completion of the merger, the trading price of ANB common stock or RBC common shares may decrease, and you might otherwise want to sell your shares of ANB common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

The merger agreement limits ANB’s ability to pursue alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit ANB’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of ANB. If ANB receives an alternative proposal which the ANB board of directors concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a superior proposal after giving effect to all of the adjustments to the terms of the merger agreement which may be offered by RBC and RBC Centura and any other offer by RBC and RBC Centura, then the ANB board of directors may withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to RBC and RBC Centura, the board’s recommendation of the merger agreement and the merger, recommend the superior proposal or terminate the merger agreement in order to enter into a definitive agreement with respect to the superior proposal. However, in certain situations where a competing acquisition proposal has been accepted by ANB and ANB closes an alternative transaction within a certain period of time after the termination of the merger agreement, or where ANB terminates the merger agreement in order to accept a superior proposal, ANB is required to pay RBC a termination fee of $60,000,000. See “The Merger Agreement—Acquisition Proposals by Third Parties” and “The Merger Agreement—Termination of the Merger Agreement; Termination Fee.” RBC required ANB to agree to these provisions as a condition to RBC’s willingness to enter into the merger agreement. However, these provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of ANB from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or it might result in a potential competing acquiror proposing to pay a lower per share price to acquire ANB than it might otherwise have proposed to pay.

The RBC common shares to be received by ANB stockholders as a result of the merger will have different rights from the shares of ANB common stock.

The rights associated with ANB common stock are different from the rights associated with RBC common shares. Please see the section entitled “Comparison of Rights of ANB Stockholders and RBC Shareholders” beginning on page 84 for a discussion of the different rights associated with RBC common shares.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on RBC’s ability to realize the anticipated benefits from combining the businesses of RBC Centura and ANB. However, to realize these anticipated benefits, RBC Centura and ANB must successfully combine their businesses, which currently have some operations in different areas of the southeastern U.S. If RBC Centura and ANB take longer, or are not able, to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

It is possible that the integration process could result in the loss of key employees, the attrition of deposits, increased operating costs or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that would adversely affect ANB’s ability to continue to operate consistent with past practice, maintain relationships with clients and employees or achieve the anticipated benefits of the merger. If RBC is not able to integrate ANB’s operations successfully and in a timely fashion, the expected benefits of the merger may not be realized.

Some of the directors and executive officers of ANB have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and executive officers of ANB may be different from those of ANB stockholders, and some directors and officers of ANB are participants in arrangements that are different from, or in addition to, those of ANB stockholders. These interests are described in more detail in the section entitled “Interests of ANB’s Executive Officers and Directors in the Merger” beginning on page 53.

If the merger is not consummated by June 1, 2008, either RBC or ANB may choose not to proceed with the merger.

Either RBC or ANB may terminate the merger agreement if the merger has not been completed by June 1, 2008, unless the failure of the completion is due to the failure of the party seeking to terminate the merger agreement to comply with the terms of the merger agreement. Please see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 71.

RBC, RBC Centura and ANB must obtain regulatory approvals to complete the merger, which, if delayed, not granted, or granted with unacceptable conditions, may jeopardize or postpone the completion of the merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the merger.

RBC, RBC Centura and ANB must obtain certain approvals in a timely manner from governmental agencies, including the Office of the Superintendent of Financial Institutions (Canada), the Federal Reserve Board, the Office of the Commissioner of Banks of the State of North Carolina, the Alabama Banking Department, the Florida Office of Financial Regulation, the Georgia Department of Banking and Finance and the Financial Industry Regulatory Authority prior to completion of the merger. If RBC, RBC Centura and ANB do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the merger agreement, then no party will be obligated, or in some cases permitted, to complete the merger. The governmental agencies from which RBC, RBC Centura and ANB will seek these approvals have broad discretion in administering the governing statutes and regulations. As a condition to approval of the merger, these agencies may impose requirements, limitations or costs that could negatively affect the way the combined companies conduct business. These requirements, limitations or costs could jeopardize or delay the completion of the merger. Neither RBC nor RBC Centura is obligated to complete the merger if a governmental entity imposes a term or condition that would have or be reasonably likely to have a material adverse effect on the financial condition, results of operations, assets or business of RBC or its respective subsidiaries. Please see the section entitled “Required Regulatory Approvals” beginning on page 44.

If the conditions to the merger are not met, the merger may not occur.

Specified conditions set forth in the merger agreement must be satisfied or waived in order to complete the merger. For a more complete discussion of the conditions to the merger, please see the section entitled “The Merger Agreement—Conditions to Complete the Merger” on page 63. The following conditions, in addition to other customary closing conditions, must be satisfied or waived, if permissible, before RBC and ANB are obligated to complete the merger:

•	the approval and adoption of the merger agreement by the holders of a majority of the outstanding shares of common stock of ANB;

•

receipt of all requisite regulatory approvals (which must remain in full force and effect through the completion of the merger) and expiration of all statutory waiting periods in respect thereof without imposition of a condition on such approval that could have a material adverse effect on either RBC Centura, RBC or ANB;

•	the absence of any statute, rule, regulation, judgment, decree, injunction or other order which prohibits or makes illegal the completion of the merger;

•	effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	the RBC common shares to be received by ANB stockholders in the merger must be listed on the NYSE and the TSX;

•	receipt by each of RBC and ANB of an opinion to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	subject to specified materiality standards, the representations and warranties made by the other party (or parties) in the merger agreement must be true and correct as of the date of the merger; and

•	each party must have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the completion of the merger.

RBC and ANB may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

Each of the conditions to RBC, RBC Centura and ANB’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of RBC, RBC Centura and ANB if the condition is a condition to each of RBC, RBC Centura and ANB’s obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of RBC and ANB may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies are necessary. RBC, RBC Centura and ANB generally do not, however, expect any such waiver to be significant enough to require resolicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require resolicitation of stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval.

The fairness opinion obtained by ANB from its financial advisor will not be updated to reflect changes in circumstances between the signing of the merger agreement and the closing.

ANB has not obtained an updated opinion as of the date of this document from Keefe, Bruyette & Woods, Inc., ANB’s financial advisor. Changes in the operations and prospects of RBC, RBC Centura or ANB, general market and economic conditions and other factors which may be beyond the control of RBC and ANB may alter the analyses on which the fairness opinion was based. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion and ANB does not anticipate asking its financial advisor to update the opinion. For a description of the opinion that ANB received from its financial advisor, please refer to “The Merger—Summary of Analysis by Keefe, Bruyette & Woods.” For a description of the other factors considered by the ANB board of directors in determining to approve the merger agreement and recommend it to the stockholders, please refer to “The Merger—ANB’s Reasons for the Merger; Recommendation of the Board of Directors.”

THE SPECIAL MEETING

General

This document is being furnished to ANB stockholders as part of the solicitation of proxies by the ANB board of directors for use at the special meeting to be held on January 24, 2008, starting at 10:00 a.m. (Birmingham, Alabama time) at First American Bank, 1927 First Avenue North, Birmingham, Alabama 35203 and at any adjournment or postponement of the meeting. The purpose of the special meeting is for the holders of ANB common stock to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 5, 2007, by and among ANB, RBC and RBC Centura. A copy of the merger agreement is attached to this document as Appendix A. This document and the enclosed form of proxy are first being mailed to ANB stockholders on or about December 18, 2007.

Record Date and Voting

The ANB board of directors has fixed the close of business on December 11, 2007 as the record date for determining the holders of shares of ANB common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of ANB common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting.

As of the close of business on the record date, there were outstanding 20,411,083 shares of ANB common stock, $1.00 par value per share. Each share of ANB common stock outstanding as of the close of business on the record date entitles the holder to one vote on any matter to be considered at the special meeting and at any adjournment or postponement thereof.

The presence, in person or by proxy, of at least a majority of the outstanding shares of ANB common stock is required for a quorum for the transaction of business at the special meeting. You will be deemed to be present at the meeting if you attend in person, or if you submit a proxy card that is received at or prior to the meeting (and not revoked as described below). Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

Any shares of ANB common stock held in treasury by ANB or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum.

Proxies; Revocation

If you vote your shares of ANB common stock by signing a proxy card, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of ANB common stock will be voted “FOR” approval and adoption of the merger agreement. If your shares are held in street name, you should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares.

You may revoke your proxy at any time before the vote at the special meeting by submitting a written revocation to the Secretary of ANB at 1927 First Avenue North, Birmingham, Alabama 35203, or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked. In addition, a proxy may also be revoked by voting in person at the special meeting. Simply attending the special meeting without voting will not revoke your proxy. If your shares are held in street name, you should follow the directions provided by your broker or bank with respect to changing or revoking your proxy.

Your board of directors is not currently aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting, the individuals appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

The solicitation of proxies will occur primarily by mail but may include telephone or oral communications by regular employees of ANB and its subsidiaries acting without special compensation.

ANB also will request that persons and entities holding shares that are registered in their own names or in the names of their nominees but that are beneficially owned by others send proxy materials to, and obtain proxies from, those beneficial owners. All expenses involved in the solicitation of proxies by the ANB board of directors will be paid by ANB and will include reimbursement of brokerage firms and others for expenses in forwarding proxy solicitation material to the beneficial owners of shares of ANB common stock.

ANB stockholders should NOT send stock certificates with their proxy cards. ANB stockholders will be sent election forms and instructions, at which time they will be requested to submit their stock certificates.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of ANB common stock entitled to vote at the special meeting is necessary for approval of the merger agreement.

As of December 11, 2007, the directors and executive officers of ANB owned, in the aggregate, 3,344,614 shares of ANB common stock, or approximately 16.4% of the shares of ANB common stock outstanding on that date. ANB’s directors and executive officers are currently expected to vote “FOR” approval and adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so.

Absent specific instructions from the beneficial owner of shares held in street name, brokers are not empowered to vote those shares with respect to the approval and adoption of the merger agreement (i.e., “broker non-votes”). Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as votes “AGAINST” approval and adoption of the merger agreement.

Adjournments or Postponements

In accordance with ANB’s bylaws, if a quorum is not present or represented at the special meeting of stockholders, then the stockholders entitled to vote at the meeting (whether present in person or represented by proxy) will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the special meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. Any signed proxies received by ANB will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the special meeting will allow ANB stockholders who have already sent in their proxies to revoke them at any time before they are used.

Dissenters’ Appraisal Rights

Dissenters’ appraisal rights may be demanded by ANB stockholders who follow the procedures specified by Delaware law. See “Dissenters’ Rights of Appraisal” beginning on page 74.

THE MERGER

Background of the Merger

The board of directors of ANB has from time to time reviewed with senior management the company’s strategic direction, performance and prospects in the context of its current and prospective business, economic and regulatory environment. In that regard, the board of directors of ANB has considered alternatives available to enhance ANB’s stockholder value in light of developments and conditions within the financial services industry, such as recent and ongoing consolidation activity. The board of directors has considered, in addition to acquisitions and potential acquisitions, dispositions and business combinations with other financial institutions based on their lines of business, geographic locations, interests in entry or expansion into ANB’s market areas and management and employee cultures.

From time to time in the past, ANB has been contacted informally by larger banks and financial institutions and their advisors to introduce themselves and to gauge generally ANB’s possible interest in exploring a potential business combination transaction. In December 2006, John H. Holcomb, III, ANB’s Chairman and Chief Executive Officer, received a telephone call from Scott Custer, Chairman and Chief Executive Officer of RBC Centura, suggesting a meeting. At an initial meeting in Birmingham, Alabama, on December 15, 2006, Mr. Custer, Mr. Holcomb, Richard Murray, IV, President and Chief Operating Officer of ANB, and William E. Matthews, V, Executive Vice President and Chief Financial Officer of ANB, held preliminary discussions regarding the business philosophies and cultures of the two companies and regarding whether a potential business combination between the parties should be explored. On January 5, 2007, a meeting was held in Atlanta, Georgia among Mr. Custer, Drew Putt, President of RBC Centura, Ron Day, Chief Operating Officer of RBC Centura, Terry Earley, CFO-US & International Banking of RBC, Lucy Rose, Managing Director, Strategic Initiatives of RBC Centura, Mr. Holcomb, Mr. Murray and Mr. Matthews. The parties provided information about each of their respective companies and discussed on a preliminary basis the possibility of a potential business combination between the two companies. Based on preliminary mutual interest, the parties agreed to continue informal, exploratory discussions, and between January 5, 2007, and February 21, 2007, Messrs. Custer and Holcomb held several telephone conversations to continue these exploratory discussions. However, at that time the parties were unable to proceed beyond such preliminary discussions, and, accordingly, the discussions concerning a potential business combination terminated on February 21, 2007. Mr. Holcomb informed the ANB board that these discussions had terminated.

In late May 2007, Mr. Custer contacted Mr. Holcomb by telephone and suggested that the parties consider renewing their discussions. Messrs. Custer and Holcomb met in Atlanta, Georgia on May 31, 2007, and Mr. Custer again expressed RBC Centura’s interest in a possible business combination with ANB, although no formal discussions ensued. On June 14, 2007, Mr. Custer telephoned Mr. Holcomb to inform him that, although RBC Centura was still interested in discussing a transaction with ANB, RBC Centura and RBC, its parent corporation, were then engaged in other significant matters and, accordingly, it was not likely that they would have any further contact with ANB until mid-July.

On August 14, 2007, representatives of a second banking institution approached Mr. Holcomb and arranged a meeting in Birmingham on August 15, at which the representatives of the second banking institution expressed an interest in discussing a strategic transaction with ANB. On August 16, 2007, Mr. Custer contacted Mr. Holcomb by telephone to reaffirm RBC Centura’s interest in continuing exploratory discussions with ANB.

At a regularly scheduled meeting of the board of directors of ANB on August 22, 2007, members of management of ANB reviewed for the board the current financial condition and recent results of operations for ANB. At this meeting of the board, Mr. Holcomb discussed with the board members the strategic direction of ANB in light of the current economic and financial environment and outlined certain factors that management believed were affecting ANB’s business and stockholder value, particularly certain economic trends in the banking industry. The board discussed possible strategic alternatives for ANB for the next two to five years.

Based upon the current market situation, Mr. Holcomb provided management’s recommendation to the board that it begin a review of strategic alternatives, including remaining as an independent institution, recommencing the company’s stock repurchase program, restructuring the organization, selling certain under-performing investments or exploring a sale of ANB to another financial institution.

As part of the board’s discussions at its August 22 meeting, Mr. Holcomb reviewed with the board the interest that several financial institutions had shown in ANB over the years, and he reported to the board that RBC Centura had recently approached Mr. Holcomb to inquire about ANB’s interest in reopening discussions regarding a possible business combination. Mr. Holcomb also reported that a second banking institution had also very recently contacted him and had expressed a strong interest in exploring a business combination with ANB. Mr. Holcomb reported to the board that based on the analysis of management with the assistance of Keefe, Bruyette & Woods, Inc., or KBW, a financial advisor to ANB, it appeared that the informal discussions to date merited a more in-depth and formal process as part of the company’s considerations of strategic alternatives. Mr. Holcomb also informed the board that management and KBW believed that RBC Centura and the second banking institution were the most probable merger partners based on the current strategies of each, the desire of each to enter or expand into the markets where ANB was doing business and an analysis of their ability and willingness to pay merger consideration at an acceptable price. Representatives of KBW and Maynard, Cooper & Gale, P.C., ANB’s counsel, were invited to join the meeting, together with certain members of management. KBW representatives provided a presentation to the board which included, among other things, the current status of the market generally and for financial institutions in particular, an analysis of the mergers and acquisitions market for financial institutions, an analysis of institutions that might be interested in entering, or expanding in, ANB’s market area, a competitive analysis of ANB and a financial performance overview of potential merger partners. KBW recommended to the board that ANB should enter into simultaneous negotiations with each of the two potential acquirers and that the process should be expedited because of issues of confidentiality and because of current market conditions. Following deliberations the board approved that KBW be formally engaged by ANB as its financial advisor to assist ANB with its review of potential strategic alternatives. Representatives of Maynard, Cooper & Gale, P.C. reviewed with the board the legal and fiduciary considerations applicable to the board’s consideration of a possible business combination, if discussions proceeded to that point.

ANB’s board also authorized management, KBW and counsel to permit the two potential merger candidates to commence a detailed due diligence process, and authorized counsel to begin preparing a draft of a proposed merger agreement to be submitted to the two candidates for their consideration. The ANB board further authorized management, counsel and KBW to negotiate with the two potential acquirers in accordance with the procedures that had been outlined to the board, with a view to determining if a definitive merger agreement between ANB and either of the parties could be reached that would be acceptable to the board. In addition, the board appointed Mr. John McMahon, one of the members of the board, to serve as the board’s representative and to assist management in its negotiations with each of the potential acquirers. Another board meeting was tentatively scheduled for the week of September 4, 2007.

On August 23, 2007, representatives of KBW prepared and distributed instructions to both interested parties regarding the due diligence and negotiation process and, as part of that process, requested them to submit a nonbinding indication of interest to KBW on August 24, 2007. KBW stated that the indication of interest should specify, among other information that might be relevant, the following: (i) the exact dollar amount (per share and aggregate) proposed to be paid; (ii) the form of consideration (stock, cash or other) proposed to be used; (iii) whether or not the proposal was for a fixed value structure and intended to be tax-free for ANB stockholders electing stock consideration; and (iv) confirmation that each party would be available to conduct onsite due diligence during the period from August 27 through September 1, 2007. Also on August 23, 2007, Mr. Custer, Mr. Earley and Tim Christie, Director, Enterprise Initiatives of RBC Centura, met in Birmingham with Mr. Holcomb, Mr. Murray and Mr. Matthews of ANB to continue their discussions and negotiations regarding the terms of a proposed transaction.

On August 24, 2007, each of RBC Centura and the second financial institution provided initial written, nonbinding indications of interest in accordance with KBW’s instructions, that contained preliminary price indications and other general terms and conditions of a proposed merger transaction. Based upon these preliminary indications of interest and price indications, ANB then provided each of RBC Centura and the second financial institution access to ANB’s electronic data room in order to commence the due diligence process.

During the period from August 24 through September 1, 2007, each party conducted extensive due diligence activities, including online and on-site document reviews, meetings and interviews in Birmingham among the respective members of management of the parties.

On August 27, 2007, Maynard, Cooper & Gale, P.C. and KBW delivered to representatives of each of RBC Centura and the second financial institution a draft of the proposed merger agreement, and KBW provided each party with written guidelines for submitting a final, definitive proposal to acquire ANB. On behalf of ANB, KBW requested that any markups of or comments to the proposed merger agreement be delivered by August 31, 2007, together with drafts of proposed employment agreements for key executive personnel. KBW further instructed both parties that final indications of interest should be delivered by September 4, 2007, specifying certain key business combination terms.

On August 31, 2007, each of the proposed purchasers submitted to ANB its written comments to and markups of the merger agreement and proposed employment agreements with ANB senior management. Also on August 31, 2007, Mr. Custer and Mr. Holcomb met in Atlanta, Georgia and continued their discussions of the terms of a proposed agreement between the two companies.

During the period from September 1 through September 4, 2007, representatives of ANB management, KBW, Maynard, Cooper & Gale, P.C. and counsel for ANB management negotiated simultaneously but separately the specific terms of the proposed merger agreements and ANB senior management employment agreements with representatives of management of RBC, in-house counsel of RBC and Sullivan & Cromwell LLP, U.S. counsel for RBC, and with representatives of management and in-house counsel of the second financial institution.

ANB received nonbinding proposals from each of RBC Centura and the second financial institution on September 4, 2007. The RBC Centura proposal was approved by the RBC board of directors on the morning of September 5, 2007. Each prospective purchaser met the requirements proposed by KBW and complied with the other terms and conditions outlined to each of them in connection with the due diligence, negotiating and proposal process. RBC Centura proposed a price of $80.00 per share of ANB common stock, approximately 50% of which would be paid in cash, and 50% of which would be paid in RBC common shares at a fixed value equal to $80.00 per share of ANB common stock. The second financial institution made a proposal containing two price alternatives, both of which were comprised of a stock and cash mixture, although one option had a fixed value for the stock component while the other had a fixed exchange ratio. Both of the price alternatives in the second financial institution’s proposal were lower from a financial point of view than the proposal by RBC Centura.

On September 4, 2007, Mr. Gordon Nixon, President and Chief Executive Officer of RBC, Mr. Custer, Peter Armenio, RBC’s Group Head, U.S. & International Banking, and other senior executives of RBC and RBC Centura met in Toronto, Canada with Mr. Holcomb, Mr. Murray and Mr. Matthews of ANB. Also on September 4, 2007, the parties and their respective counsel worked to finalize their negotiations of the proposed merger agreement and employment agreements.

On the afternoon of September 5, 2007, ANB’s board of directors held a special meeting to consider whether or not either of the proposals that had been made offered ANB and its stockholders better prospects than ANB was likely to achieve as an independent institution, and therefore presented the best opportunity for enhancing stockholder value. All members of the board were present in person, with the exception of two members who were present by teleconference. Earlier in the day, management of ANB had delivered to each board member copies of the proposed merger documents and employment agreements. Representatives of KBW and Maynard, Cooper & Gale, P.C. were also in attendance at the board meeting along with certain members of management.

Mr. Holcomb summarized for the ANB board the process that the company had just completed with the two interested parties and reviewed the actions taken. Representatives of KBW then summarized the proposals that the company had received from each of RBC and the second financial institution. KBW also provided detailed financial and market information regarding each potential business combination partner, as well as an analysis of each of these financial institutions in relation to its respective peers for a variety of financial measures and other financial metrics. After discussion, the ANB board unanimously determined to further consider the business combination proposal made by RBC and RBC Centura.

The ANB board then proceeded to consider the negotiated terms of the proposed transaction with RBC and RBC Centura. Representatives of Maynard Cooper & Gale P.C. provided a detailed overview of the terms of the transaction and the key provisions of the merger agreement. Representatives of Maynard, Cooper & Gale, P.C. also discussed the fiduciary obligations of the directors in connection with their consideration of the proposed merger agreement, and reviewed the regulatory and stockholder approvals expected to be required in connection with the merger. Representatives of KBW then made a presentation regarding their financial analyses of the fairness of the terms of the negotiated transaction between RBC, RBC Centura and ANB, and KBW delivered its oral opinion, subsequently confirmed in writing, that, as of the date of the ANB board meeting and based upon and subject to the considerations set forth in its opinion, the proposed merger consideration was fair, from a financial point of view, to holders of ANB common stock. Representatives of KBW also discussed a range of matters which was included in its analysis, including the matters set forth below under “—Summary of Analysis by Keefe, Bruyette & Woods.” KBW and members of ANB senior management also discussed with the board the results of their due diligence review of RBC and RBC Centura.

Following this discussion, Mr. Holcomb called for an executive session of the non-management directors of the board, the purpose of which was for the non-management board members to review the employment agreements proposed by RBC Centura for seven of the top employees of ANB, including the six top executive officers. Representatives of Maynard Cooper & Gale P.C. then provided a detailed overview of the terms, conditions and key provisions of the employment agreements and also discussed employee compensation and benefits issues relating to the proposed transaction. Mr. Holcomb and members of management then returned to the meeting. Representatives of Maynard, Cooper & Gale, P.C. then reviewed with the board the draft resolutions proposed to be adopted in connection with the merger. After further discussion, and taking into consideration the factors described under “—ANB’s Reasons for the Merger; Recommendation of the Board of Directors,” the ANB board determined unanimously that the proposed transaction with RBC and RBC Centura was advisable for, fair to and in the best interests of ANB and its stockholders, and the board voted unanimously to approve the merger agreement and the merger and to recommend that ANB stockholders approve and adopt the merger agreement.

The parties thereafter executed the merger agreement on the evening of September 5, 2007. The parties publicly announced the proposed transaction by issuing a joint press release on the morning of September 6, 2007.

ANB’s Reasons for the Merger; Recommendation of the Board of Directors

In reaching its decision to approve the merger agreement and recommend the merger to its stockholders, ANB’s board of directors consulted with ANB’s management, as well as its legal and financial advisors, and considered a number of factors, including the following factors which the board of directors viewed as generally supporting its decision to approve the merger agreement and recommend the merger to the stockholders:

•

ANB’s business, operations, financial condition, earnings and prospects, which helped the board review ANB’s prospects as an independent company, RBC and its prospects, the merger consideration being offered and the general advisability of approving the merger agreement and recommending the merger to the ANB stockholders;

•

the current environment in the financial services industry, including economic conditions and the interest rate environment and credit conditions, continued consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing competition, and current financial market conditions and the likely effects of these factors on the company’s potential growth, development, productivity and strategic options, knowledge of which helped the board to undertake its review of ANB’s prospects as an independent company, RBC and its prospects, the merger consideration being offered and the general advisability of approving the merger agreement and recommending the merger to the ANB stockholders; based on this knowledge, the board of directors believed that the combination of ANB with RBC Centura was the type of business that was likely to succeed in the current environment and that ANB’s ability to realize stockholder value from a similar strategy absent a merger with RBC Centura would be less certain;

•

the complementary fit of the businesses of ANB and RBC Centura, including the expectations that several key members of ANB’s existing management team would continue with the combined company after the merger, and that the impact on customers and communities served would be minimized;

•

the fact that ANB stockholders may receive cash and/or shares and thereby participate in any growth opportunities of the combined company through the shares component, and realize cash for the value of their stock through the cash component, subject to the proration procedures in the merger agreement in the event that either form of merger consideration is over-subscribed;

•

the reports of ANB’s management and the financial presentation by KBW to the board concerning the operations, financial condition and prospects of RBC and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics;

•

current levels of merger and acquisition activity in the financial services industry and the impact of that activity on ANB’s near and long-term position as a potential acquirer, merger partner or target;

•

the board’s conclusion that, in view of the trend toward consolidation in the financial services industry, the merger would provide ANB stockholders with an opportunity for continued equity participation in a larger financial institution;

•

the challenging operating environment which the board considered would likely confront ANB in the next several years including, in particular, the compression of interest rate margins and the gradual reduction in residential real estate loan demand;

•

the oral and written presentation of KBW followed by its opinion as to the fairness from a financial point of view to ANB’s stockholders and the analyses, methodologies and conclusions underlying such determinations;

•

the historical performance of ANB’s common stock and RBC’s common shares and the board’s view that ownership of RBC common shares presents an opportunity for potential capital appreciation and that the merger would likely deliver value to the stockholders of ANB exceeding the value that could reasonably be expected in the foreseeable future if ANB remained independent;

•

the financial terms of the merger, including the fact that the $80.00 value of the merger consideration represents a premium of approximately 50.6% over the closing price of ANB’s stock on the date of the board’s approval; the board believed that this premium was substantial and that, for the company to be reasonably likely to achieve comparable trading levels for its common stock in the foreseeable future absent the merger, ANB would likely need to undertake strategic initiatives, the success of which would be subject to execution risk in implementing the initiatives and other uncertainties;

•	the estimate that the merger will likely be accretive to RBC’s earnings per share beginning in 2009;

•

the fact that, based on the current annual dividends paid by ANB and RBC, ANB stockholders receiving RBC common shares may potentially receive greater annual dividends per share than those presently paid by ANB, because based on the prevailing stock price of RBC common shares as of the date of the ANB board approval of the merger, each share of ANB common stock would be converted into the right to receive more than one RBC common share;

•	the absence of substantial geographical overlap between RBC Centura and ANB franchises and the prospects provided for continued employment of most of ANB’s employees;

•	the likelihood that the merger would be approved by regulatory authorities in view of the fact that there is little direct competition between ANB and RBC Centura;

•

the board’s assessment of the likelihood that the merger would be completed in a timely manner and that management would be able to successfully integrate and operate the businesses of the combined company after the merger;

•	the absence of any agreement obligating any of ANB’s stockholders to vote in favor of the merger; and

•	the expected treatment of the transaction as a “reorganization” for U.S. federal income tax purposes.

In addition, ANB’s board of directors considered the following factors as generally weighing against its decision to approve the merger agreement and recommend the merger to the ANB stockholders:

•

the merger agreement’s non-solicitation and termination fee provisions, which the board understood, while potentially limiting the willingness of a third party to propose a competing business combination transaction with ANB, were a condition to RBC’s willingness to enter into the merger agreement; in this regard, the board of directors considered the advice of its legal and financial advisors that such arrangements were customary for public company merger transactions and that these provisions, including the amount of the termination fee, were consistent with law and the proper exercise of the board’s fiduciary duties;

•

the challenges of combining the businesses, assets and workforces of the two companies, which could affect the post-merger success of the combined company, and the ability to achieve anticipated cost savings and other potential synergies;

•

the interests of ANB’s executive officers and directors with respect to the merger apart from their interests as holders of ANB common stock, and the risk that these interests might influence their decision with respect to the merger. See “Interests of ANB’s Executive Officers and Directors in the Merger”; in this regard, the board concluded that the merger should be approved notwithstanding the existence of these interests, given both its favorable view of the merger’s financial terms as well as its belief that the compensation plans and arrangements giving rise to these interests were reasonable; and

•

the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; the board believed that, in view of the terms of the merger agreement, including the merger consideration and the limited conditions to closing and termination rights, these risks were reasonable and likely to be worthwhile to undertake.

The foregoing discussion of the factors considered by the ANB board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors considered all these factors as a whole, including discussions with, and questioning of, ANB’s management and financial and legal advisors, and overall considered the factors to be favorable to, and support, its determination. The board also relied on the experience of KBW, its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness of the consideration, from a financial point of view, to ANB’s stockholders. The board considered KBW’s analysis and opinion taken as a whole, and determined that the KBW analysis and opinion overall supported its decision to adopt and approve the merger agreement and recommend the merger to the ANB stockholders.

For the reasons set forth above, the ANB board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable for, fair to and in the best interests of ANB and its stockholders, and unanimously approved the merger agreement and the merger. The board of directors unanimously recommends that the stockholders vote “FOR” the approval and adoption of the merger agreement.

Summary of Analysis by Keefe Bruyette & Woods

ANB engaged KBW to act as its exclusive financial advisor to render financial advisory and investment banking services to ANB in connection with the possible sale of ANB or an interest in ANB to another business organization, whether by merger or a sale of all or substantially all of ANB’s assets. KBW agreed to assist ANB in analyzing and effecting the proposed merger of ANB with and into RBC Centura pursuant to the terms of the merger agreement. ANB selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with ANB and its business and with financial institutions and their respective businesses, particularly RBC Centura and RBC. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

At the September 5, 2007 meeting of ANB’s board of directors KBW reviewed the financial aspects of the proposed merger and delivered to the board its oral opinion, subsequently confirmed in writing, that, as of that date, the merger consideration was fair to the stockholders of ANB from a financial point of view.

The full text of KBW’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. ANB’s stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to the ANB board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to the ANB stockholders. It does not address the underlying business decision of ANB to proceed with the merger, the relative merits of the merger compared to any other business strategies that might exist for ANB or the effect of any other transaction in which ANB might engage. The opinion does not constitute a recommendation to any ANB stockholder as to how the stockholder should vote at the ANB special meeting on the merger agreement or any related matter.

In rendering its September 5, 2007 opinion, KBW:

•	reviewed, among other things,

•	the merger agreement,

•	Annual Reports on Form 10-K for the three years ended December 31, 2006, 2005 and 2004 of ANB,

•	Annual Reports on Form 40-F for the three years ended October 31, 2006, 2005 and 2004 of RBC,

•	certain Quarterly Reports on Form 10-Q of ANB,

•	certain other communications from RBC to its shareholders, and

•	other financial information concerning the respective businesses and operations of ANB and RBC furnished to KBW by ANB and RBC for purposes of KBW’s analysis;

•	held discussions with members of senior management of ANB and RBC and RBC Centura regarding

•	past and current business operations,

•	regulatory relationships,

•	financial condition,

•	results of operations, and

•	future prospects of the respective companies;

•

reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for RBC and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•

reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for ANB and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that KBW considered appropriate.

In conducting its review and analyses and in arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of ANB as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for RBC and ANB are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of RBC or ANB, and KBW did not examine any books and records (except as noted herein) or review individual credit files.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase transaction under U.S. GAAP. KBW’s opinion is not an expression of an opinion as to the prices at which shares of ANB common stock or RBC common shares will trade following the announcement of the merger and is not an expression of an opinion as to the actual value of the common shares of RBC when issued pursuant to the merger, or the prices at which the common shares of RBC will trade following the completion of the merger.

In performing its review and analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, ANB and RBC. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors relied upon by the ANB board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the ANB board of directors with respect to the approval of the merger agreement.

The following is a summary of the material analyses performed by KBW in connection with its September 5, 2007 opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the ANB board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Transaction Summary. KBW calculated the merger consideration to be paid as a multiple of ANB’s book value per share, tangible book value per share, latest twelve months’ earnings per share, and 2007 and 2008 “First Call” (as hereinafter defined) consensus estimated earnings per share. “First Call” is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. KBW also calculated the merger consideration to be paid as a “Core Deposit Premium.” Core Deposit Premium equals the difference between the aggregate merger consideration and ANB’s tangible equity divided by core deposits. Additionally, KBW has adjusted throughout its analyses the financial data to exclude any non-recurring income and expenses and any extraordinary items. The merger consideration was based on $80.00 in cash or $80.00 in RBC common shares for each share of ANB common stock, subject to approximately 50% of the aggregate merger consideration being paid in RBC common shares. These computations were based on ANB’s stated book value per share of $42.42 as of June 30, 2007, tangible book value per share of $26.46 as of June 30, 2007, ANB’s latest twelve months’ earnings per share of $4.08 as of June 30, 2007, 2007 First Call consensus estimated earnings of $4.04, 2008 First Call consensus estimated earnings of $4.38 and core deposits of $4.45 billion as of June 30, 2007. Based on those assumptions, the per share merger consideration of $80.00 would represent 189% of book value per share, 302% of tangible book value per share, 19.6 times latest twelve months’ earnings per share, 19.8 times estimated 2007 earnings per share, 18.3 times estimated 2008 earnings per share and a Core Deposit Premium of 25.7%.

Selected Transaction Analysis. KBW reviewed certain financial data related to a set of comparable bank and thrift transactions announced over the prior 24 months with deal values between $1.0 billion and $4.0 billion (11 transactions).

KBW compared multiples of price to various factors for the RBC Centura-ANB merger to the same multiples for the comparable group’s mergers at the time those mergers were announced. The results were as follows:

Comparable Transactions:

	Median		Low		High		RBC /ANB Merger
Market Premium	25.0%		(3.5)%		56.5%		50.2%
Price / Stated Book Value	241%		153%		342%		189%
Price / Tangible Book Value	316%		224%		485%		302%
Price / Latest Twelve Months’ Earnings Per Share	20.0	x	14.3	x	30.5	x	19.6	x
Price / Current Estimated Earnings Per Share	19.5	x	13.2	x	28.9	x	19.8	x
Core Deposit Premium	26.9%		21.0%		47.7%		25.7%

KBW also analyzed the financial data for the period ended June 30, 2007 for ANB and reporting periods prior to the announcement of each transaction for each target in the Selected Transactions Analysis. The results were as follows:

Comparable Targets:

	Median	Low	High	ANB
Tangible Equity / Assets	6.85%	5.76%	10.41%	7.13%
Non-Performing Assets / Assets	0.41	0.09	1.00	0.23
Return on Average Assets (Year-to-Date Annualized)	1.25	0.75	1.58	1.08
Return on Average Equity (Year-to-Date Annualized)	12.05	8.04	17.60	9.68
Efficiency Ratio (Last Twelve Months)	52	31	73	57

No company or transaction used as a comparison in the above analysis is identical to RBC, ANB or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

Discounted Cash Flow Analysis. Using discounted dividends analysis, KBW estimated the present value of the future stream of dividends that ANB could produce over the next five years, under various circumstances, assuming ANB performed in accordance with First Call’s earnings forecasts for 2008, earnings are grown 9.25% annually in 2009-2013, ANB maintains a dividend payout ratio of 35.0% annually in all years and ANB pays a special dividend in the terminal year sufficient to reduce the ratio of tangible equity to assets to 6.5%. KBW then estimated the terminal values for ANB common stock at the end of the period by applying multiples ranging from 11.0x to 13.0x projected earnings in year six. The dividends were then discounted to present values using different discount rates (ranging from 12.0% to 16.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of ANB common stock. This discounted dividend analysis indicated reference ranges of between $44.13 and $59.74 per share of ANB common stock. These values compare to the merger consideration offered by RBC to ANB in the merger of $80.00 per share of ANB common stock.

Relative Stock Price Performance. KBW also analyzed the price performance of RBC common shares from September 4, 2004 to September 4, 2007 on the TSX and compared that performance to the performance of the Philadelphia Exchange/Keefe, Bruyette & Woods Bank Index (“Keefe Bank Index”) over the same period. The Keefe Bank Index is a market cap weighted price index composed of 24 major bank and thrift holding company stocks. The Keefe Bank Index is traded on the Philadelphia Exchange under the symbol “BKX.” This analysis indicated the following cumulative changes in price over the period:

RBC	84.1%
Keefe Bank Index	7.8

Selected Peer Group Analysis. KBW compared the financial performance and market performance of RBC to those of a group of comparable Canadian banks (four companies). The comparisons were based on:

•	various financial measures including:

•	earnings performance

•	operating efficiency

•	capital

•	asset quality

•	various measures of market performance including:

•	price to book value

•	price to earnings

•	dividend yield

To perform this analysis, KBW used the financial information as of and for the quarter ended July 31, 2007 and market price information as of September 4, 2007. This peer group includes Bank of Nova Scotia, Bank of Montreal, Canadian Imperial Bank of Commerce and Toronto-Dominion Bank. KBW adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

KBW’s analysis showed the following concerning RBC’s financial performance:

Selected Peer Group:

	Median	Low	High	RBC
Return on Average Equity (Canadian GAAP)	20.82%	17.24%	24.35%	23.06%
Return on Average Assets (Canadian GAAP)	1.01	0.72	1.08	0.95
Return on Average Tangible Equity (Cash)	26.19	19.15	45.16	30.61
Return on Average Tangible Assets (Cash)	1.02	0.73	1.20	0.97
Net Interest Margin	1.88	1.59	2.10	1.62
Efficiency Ratio	61	55	66	67
Total Capital Ratio	12.24	10.60	13.70	11.70
Tangible Equity / Assets	3.58	2.63	4.49	3.14
Loans / Deposits	74	65	90	62
Non-Performing Loans / Loans	0.58	0.31	0.76	0.40
Net Charge-Offs / Average Loans (Last Twelve Months)	0.29	0.13	0.51	0.30
Loan Loss Reserve / Total Loans	0.86	0.51	1.08	0.62

KBW’s analysis showed the following concerning RBC’s market performance:

Selected Peer Group:

	Median		Low		High		RBC
Price / Stated Book Value Per Share	266%		223%		290%		307%
Price / Tangible Book Value Per Share	337		251		524		413
Price / 2007 GAAP Estimated Earnings Per Share	12.2	x	11.6	x	13.0	x	12.9	x
Price / 2007 Cash Estimated Earnings Per Share	11.7		11.5		12.9		12.7
Price / 2008 GAAP Estimated Earnings Per Share	11.5		11.1		12.0		12.0
Price / 2008 Cash Estimated Earnings Per Share	11.0		11.0		12.0		11.9
Dividend Yield	3.5%		3.2%		4.3%		3.7%

KBW also compared the financial performance of ANB to those of a group of comparable bank holding companies (seven companies). The comparisons were based on:

•	various financial measures including:

•	earnings performance

•	operating efficiency

•	capital

•	asset quality

•	various measures of market performance including:

•	price to book value

•	price to earnings

•	dividend yield

To perform this analysis, KBW used the financial information as of and for the quarter ended June 30, 2007 and market price information as of September 4, 2007. The companies in the peer group included publicly traded bank holding companies in Alabama, Florida, Georgia, Louisiana, Mississippi, South Carolina and Tennessee with assets between $5.0 billion and $25.0 billion. This peer group includes BancorpSouth, Inc., Colonial BancGroup, Inc., Hancock Holding Company, South Financial Group, Inc., Trustmark Corporation, United Community Banks, Inc. and Whitney Holding Corporation. KBW adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

KBW’s analysis showed the following concerning ANB’s financial performance:

Selected Peer Group:

	Median	Low	High	ANB
Return on Average Equity (U.S. GAAP)	11.76%	4.64%	14.96%	9.67%
Return on Average Assets (U.S. GAAP)	1.11	0.51	1.46	1.08
Return on Average Tangible Equity (Cash)	17.37	8.93	21.90	16.04
Return on Average Tangible Assets (Cash)	1.19	0.58	1.50	1.17
Net Interest Margin	3.90	3.11	4.90	3.72
Efficiency Ratio	60	56	62	57
Leverage Ratio	8.23	7.60	9.01	7.94
Tangible Equity / Assets	6.64	5.24	8.34	7.13
Loans / Deposits	95	69	101	99
Non-Performing Assets / Assets	0.32	0.15	0.56	0.23
Loan Loss Reserve / Non-Performing Assets	276	126	532	384
Loan Loss Reserve / Total Loans	1.21	1.02	1.53	1.23

KBW’s analysis showed the following concerning ANB’s market performance:

Selected Peer Group:

	Median		Low		High		ANB
Price / Stated Book Value Per Share	154%		110%		236%		126%
Price / Tangible Book Value Per Share	236		200		287		201
Price / 2007 GAAP Estimated Earnings Per Share	14.3	x	12.4	x	17.3	x	13.2	x
Price / 2007 Cash Estimated Earnings Per Share	13.9		12.0		16.4		12.7
Price / 2008 GAAP Estimated Earnings Per Share	13.1		11.4		14.9		12.2
Price / 2008 Cash Estimated Earnings Per Share	12.8		11.1		14.3		11.7
Dividend Yield	3.2%		1.5%		4.2%		3.1%

Contribution Analysis. KBW analyzed the relative contribution of each of ANB and RBC to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, equity, tangible equity, latest twelve months’ earnings and estimated earnings. This analysis excluded any purchase accounting adjustments and was based on RBC’s closing price per share of $51.78 on the NYSE on September 4, 2007 and an exchange rate of 1.0493 Canadian Dollars per U.S. Dollar per the Federal Reserve Bank of New York 12 PM Rates on September 4, 2007. The results of KBW’s analysis are set forth in the following table:

Category	RBC	ANB
Assets	98.6%	1.4%
Gross Loans	97.5	2.5
Deposits	98.4	1.6
Equity	96.4	3.6
Tangible Equity	97.1	2.9
Latest Twelve Months’ Earnings (U.S. or Canadian GAAP, as applicable)	98.4	1.6
Latest Twelve Months’ Earnings (Cash)	98.3	1.7
2008 Estimated Earnings (U.S. or Canadian GAAP, as applicable)	98.4	1.6
2008 Estimated Earnings (Cash)	98.3	1.7
Pro Forma Ownership (Hypothetical 100% Stock Transaction)	97.6	2.4
Pro Forma Ownership (Merger Consideration Mix)	98.8	1.2

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma company. This analysis indicated that the merger is expected to be dilutive to RBC’s estimated 2008 GAAP earnings per share, neutral to RBC’s estimated 2008 Cash earnings per share and 2009 GAAP earnings per share and accretive to RBC’s estimated 2009 Cash earnings per share. This analysis was based on First Call’s 2008 published earnings estimate for RBC and ANB. KBW assumed earnings growth of 8.40% for RBC and 9.25% for ANB per First Call and estimated cost savings equal to 18.0% of ANB’s projected non-interest expenses. For all of the above analyses, the actual results achieved by pro forma company following the merger may vary from the projected results and any variations may be material.

Other Analysis. KBW reviewed the relative financial and market performance of RBC and ANB to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, historical stock performance, stock liquidity and research coverage for RBC.

Miscellaneous. The ANB board of directors retained KBW as an independent contractor to act as exclusive financial adviser to ANB regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking and thrift businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking and thrift companies, KBW has experience in, and knowledge of, the valuation of banking and thrift enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to ANB and RBC. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of ANB and RBC for KBW’s own account and for the accounts of its customers.

ANB and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. ANB has agreed to pay KBW at the time of closing a cash fee equal to 0.60% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of ANB in the transaction. This fee is contingent on the closing of the merger. Pursuant to the KBW engagement agreement, ANB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities, including liabilities under the federal securities laws.

KBW has not had any other material relationship with ANB during the past two years.

RBC’s Reasons for the Merger

At its meeting on September 5, 2007, the RBC board of directors approved the merger and authorized RBC management to negotiate and enter into the merger agreement. In the course of making its decision to approve the merger, the RBC board of directors consulted with RBC’s management, as well as its financial advisor, RBC Capital Markets, and considered a number of factors.

One of RBC’s strategic priorities is to increase its presence in Alabama, Florida and Georgia. RBC believes that the merger with ANB, with its significant presence in top metropolitan areas in Alabama, Georgia and Florida, will augment its growth strategy. In particular, RBC believes that the merger will provide a proven management team to help continue the development of the growing business in Alabama.

REQUIRED REGULATORY APPROVALS

RBC, RBC Centura and ANB have agreed to use their commercially reasonable efforts to obtain all regulatory approvals required to complete the merger. These approvals, along with the expiration of any statutory waiting periods related to these approvals, are referred to as the “requisite regulatory approvals.” These include approval from the Office of the Superintendent of Financial Institutions (Canada), the Federal Reserve Board, the Office of the Commissioner of Banks of the State of North Carolina, the Alabama Banking Department, the Florida Office of Financial Regulation, the Georgia Department of Banking and Finance and the Financial Industry Regulatory Authority. RBC, RBC Centura and ANB are in the process of filing all of the required applications and notices to obtain requisite regulatory approvals. The merger cannot proceed in the absence of the requisite regulatory approvals. None of RBC, RBC Centura or ANB can assure you that the requisite regulatory approvals will be obtained, and, if obtained, none of RBC, RBC Centura or ANB can assure you as to the date of any of these approvals or the absence of any litigation challenging them. Likewise, none of RBC, RBC Centura or ANB can assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

None of RBC, RBC Centura or ANB is aware of any other material governmental approvals or actions that are required prior to the parties’ consummation of the merger other than those described below. RBC, RBC Centura and ANB currently contemplate that if any additional governmental approvals or actions are required, those approvals or actions will be sought. However, none of RBC, RBC Centura or ANB can assure you that any of those additional approvals or actions will be obtained.

U.S. Banking Regulations

Transactions such as the merger are subject to approval by the Federal Reserve Board under the Bank Holding Company Act. RBC and RBC Centura made the required filing with the Federal Reserve Board for approval of the merger on November 27, 2007. Assuming Federal Reserve Board approval, the merger may not be completed for 30 days, during which time the Department of Justice may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than 15 days.

The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the U.S., or that may have the effect in any section of the U.S. of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources of RBC, RBC Centura and ANB, the convenience and needs of the communities to be served as well as the parties’ effectiveness in combating money-laundering activities. As part of its consideration of these factors, RBC and RBC Centura expect that the Federal Reserve Board will consider the regulatory status of ANB, RBC and RBC Centura and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Improvement Act of 1991 and the regulations issued under that statute.

Under the Community Reinvestment Act of 1977, the Federal Reserve Board will take into account RBC, RBC Centura and ANB’s respective records of performance in meeting the credit needs of each of their communities in the U.S., including low and moderate-income neighborhoods. Each of ANB’s banking subsidiaries have received a “satisfactory” rating from its Federal regulator, except that Alabama Exchange Bank received an “outstanding” rating, with respect to this criterion. RBC Centura Bank has received a “satisfactory” rating from its Federal regulator with respect to this criterion.

The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the Office of the Commissioner of Banks of the State of North Carolina, the Alabama Banking Department, the Florida Office of Financial Regulation, and the Georgia Department of Banking and Finance. The respective state banking authorities have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from one of the state banking authorities within this 30-day period. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the application submitted by RBC for approval of the merger, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

Canadian Approvals

The merger is subject to the approval of the Superintendent of Financial Institutions (Canada). RBC has filed an application with the Superintendent of Financial Institutions (Canada):

(i) for approval, pursuant to subsection 468(6) of the Bank Act in respect of RBC’s indirect acquisition of ANB; and

(ii) for approval, pursuant to subsection 65(1) of the Bank Act for the issuance of RBC common shares in consideration of property in connection with the merger.

Listing of RBC Common Shares

The merger agreement provides that RBC and RBC Centura will cause the RBC common shares to be issued in the merger to be approved for listing on the NYSE and the TSX before the effective time of the merger, subject to official notice of issuance. Approval of the listing of the RBC common shares to be issued in the merger on the NYSE and the TSX is a condition to each party’s obligation to complete the merger.

Other Regulatory Filings and Approvals

Applications or notifications are being filed with various state and/or foreign regulatory authorities and self-regulatory organizations, including the Financial Industry Regulatory Authority, or FINRA, in connection with acquisitions or changes in control of subsidiaries of ANB, including banks and broker-dealers, that may be deemed to result from the merger. In addition, the merger may be reviewed by the attorneys general in the various states in which ANB owns banking subsidiaries. These authorities may be empowered under applicable state laws and regulations to investigate or disapprove the merger under the circumstances and based upon the review provided for in applicable state laws and regulations.

MATERIAL TAX CONSIDERATIONS

The following discussion sets forth the material U.S. federal income tax and Canadian federal income tax consequences of the merger and of the ownership of RBC common shares by a holder that holds ANB common stock, and will hold RBC common shares, as capital assets. This discussion represents the views of Sullivan & Cromwell LLP, counsel to RBC, insofar as it relates to the U.S. federal income tax consequences of the merger, and Ogilvy Renault LLP, Canadian counsel to RBC, insofar as it relates to Canadian tax considerations. This discussion also represents the views of Sullivan & Cromwell LLP insofar as it relates to the U.S. federal income tax consequences associated with owning the RBC common shares received in the merger. The opinions of counsel are based, in part, upon assumptions and written representations received from RBC, RBC Centura and ANB, which representations Ogilvy Renault LLP and Sullivan & Cromwell LLP will assume to be true and correct. An opinion of counsel is not binding on the Internal Revenue Service or any court. None of ANB, RBC or RBC Centura intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the transaction.

WE URGE YOU TO CONSULT WITH A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND THE CANADIAN AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF ANB COMMON STOCK OR RBC COMMON SHARES.

Certain U.S. Federal Income Tax Considerations

This discussion does not address the tax consequences to holders of ANB common stock or RBC common shares in particular circumstances, such as tax-exempt entities, certain insurance companies, broker-dealers, traders in securities that elect to mark-to-market, holders liable for alternative minimum tax, holders that actually or constructively own 10% or more of the voting shares of RBC, holders that hold ANB common stock or RBC common shares as part of a straddle or a hedging or conversion transaction or holders whose functional currency is not the U.S. dollar. This discussion also does not apply to holders who acquired their ANB common stock or RBC common shares, as applicable, pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan. This discussion is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as in effect on the date of this document, as well as the Convention between the U.S. and Canada with respect to Taxes on Income and on Capital, which we refer to as the “Treaty,” all of which are subject to change or change in interpretation, possibly with retroactive effect.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of ANB common stock or RBC common shares who is

•	a citizen or resident of the U.S.,

•	a corporation or other entity taxable as a corporation organized under the laws of the U.S. or any political subdivision of the U.S.,

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source, or

•

a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

For purposes of this discussion, an “eligible ANB stockholder” is any beneficial owner of ANB common stock who will not be a “five percent transferee stockholder” as defined in U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii) or who enters into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8(b). A five percent transferee stockholder is a person that holds ANB common stock and that will immediately after the merger hold at least five percent of the outstanding common shares of RBC by vote or by value.

Generally, the following discussion does not address any aspects of U.S. taxation other than federal income taxation or any aspects of Canadian taxation other than income and capital taxation.

The Merger

Completion of the merger is conditioned on, among other things, the receipt by each of ANB and RBC of tax opinions from Maynard, Cooper & Gale, P.C., counsel to ANB, and Sullivan & Cromwell LLP, counsel to RBC, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on certain assumptions and on representation letters provided by ANB, RBC and RBC Centura to be delivered at the time of closing. Neither of these tax opinions will be binding on the Internal Revenue Service.

In the opinion of Sullivan & Cromwell LLP:

•	the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code,

•	RBC, RBC Centura and ANB will each be a “party to a reorganization” under Section 368(b) of the Internal Revenue Code, and

•	RBC will, as to each eligible ANB stockholder, be treated as a corporation under Section 367(a) of the Internal Revenue Code.

If the merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. tax consequences of the merger to U.S. holders of ANB common stock will be as follows:

U.S. Holders

Receipt of RBC Common Shares by Eligible ANB Stockholders. An eligible ANB stockholder that receives solely RBC common shares in the merger (other than cash received for a fractional share, as described below) will not recognize gain or loss with respect to the receipt of RBC common shares in exchange for such holder’s shares of ANB common stock, except in respect of cash received for a fractional share. The aggregate basis for U.S. federal income tax purposes in the RBC common shares that an eligible ANB stockholder receives in the merger will be the same as such stockholder’s aggregate basis in the surrendered ANB common stock.

Receipt of Cash by ANB Stockholders. An ANB stockholder receiving solely cash in exchange for ANB common stock pursuant to the merger will recognize gain or loss equal to the difference between the amount of cash received by a holder of ANB common stock and such holder’s tax basis in such holder’s shares of ANB common stock.

Receipt of RBC Common Shares and Cash by Eligible ANB Stockholders. Those eligible ANB stockholders who receive RBC common shares and cash in exchange for shares of ANB common stock pursuant to the merger will recognize gain (but not loss), in an amount equal to the lesser of (i) the amount, if any, by which the sum of the fair market value of the RBC common shares and cash received by a holder of ANB common stock exceeds such holder’s basis in its ANB common stock, and (ii) the amount of cash received by such holder of ANB common stock, except with respect to any cash received instead of fractional share interests in RBC common shares, as described below.

Basis of RBC Common Shares in the Hands of Eligible ANB Stockholders. The aggregate basis of the RBC common shares received in the merger by an eligible ANB stockholder will be the same as the aggregate basis of the ANB common stock for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received instead of fractional share interests in RBC common shares), decreased by any basis attributable to fractional share interests in RBC common shares for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed in the section entitled “—Recharacterization of Gain as a Dividend” below, but excluding any gain or loss recognized with respect to fractional share interests in RBC common shares for which cash is received).

Holding Period. An eligible ANB stockholder will include in its holding period of the RBC common shares its holding period of the surrendered ANB common stock.

Except as described in the section entitled “—Recharacterization of Gain as a Dividend” below, generally, gain or loss recognized will be capital gain or loss. Capital gain of a noncorporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the ANB common stock was held for more than one year on the effective date of the merger. The deduction of any capital loss is subject to limitations. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Recharacterization of Gain as a Dividend. All or part of the gain that a particular holder of ANB common stock recognizes (or all or part of the cash received by a holder of ANB common stock, if such holder receives only cash pursuant to the merger) could be treated as dividend income (to the extent of current and accumulated earnings and profits) rather than capital gain under the tests set forth in Section 302 of the Internal Revenue Code. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of ANB common stock should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

Different Blocks of ANB Common Stock. For a U.S. holder who acquired different blocks of ANB common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the transaction, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. If a U.S. holder has differing bases or holding periods in respect of shares of ANB common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular RBC shares received in the transaction.

Cash Received in Lieu of Fractional RBC Shares. An eligible ANB stockholder that receives cash in lieu of a fractional RBC common share will be treated as first having received the fractional RBC common share and then having sold the fractional RBC common share for cash. An eligible ANB stockholder generally will recognize gain or loss to the extent the cash received in lieu of a fractional RBC common share exceeds or is less than such holder’s basis in the deemed-received fractional RBC common share. Except as described in the section entitled “—Recharacterization of Gain as a Dividend” above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the eligible ANB stockholder’s holding period for such ANB common stock is greater than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

A non-U.S. holder is not subject to U.S. federal income tax on gain or loss recognized with respect to the merger unless the gain is “effectively connected” with that non-U.S. holder’s conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment maintained in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting that non-U.S. holder to U.S. taxation on a net income basis, or that non-U.S. holder is an individual present in the U.S. for at least 183 days in the taxable year of the merger and certain other conditions are met. In either of those cases the non-U.S. holder will be treated like a U.S. holder with respect to the recognition of gain or loss, as described above. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S. holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to gain that is “effectively connected” with its conduct of a trade or business in the U.S.

Holders of ANB common stock are subject to backup withholding and information reporting as described below under “—Additional U.S. Federal Income Tax Considerations; Information Reporting and Backup Withholding.”

Ownership of RBC Common Shares—U.S. Federal Income Taxation

Dividends and Distributions—U.S. Holders

Subject to the passive foreign investment company rules discussed below, U.S. holders will include in gross income the gross amount of any dividend paid, before reduction for Canadian withholding taxes, by RBC out of its current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, as ordinary income when the dividend is actually or constructively received by the U.S. holder.

Dividends to noncorporate U.S. holders who also meet certain holding period requirements paid in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable at a maximum tax rate of 15%. Dividends paid with respect to the RBC common shares generally will be qualified dividend income.

Dividends will be income from sources outside the U.S. for foreign tax credit limitation purposes, but dividends will, depending on the U.S. holder’s circumstances, be “passive” or “general” income, which, in either case, are treated separately from other types of income for foreign tax credit limitation purposes.

The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount of the dividend distribution included in income of a U.S. holder will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/U.S. dollar exchange rate on the date such dividend distribution is included in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend distribution is included in income to the date such dividend distribution is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Such gain or loss will generally be income from sources within the U.S. for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a return of capital to the extent of the U.S. holder’s basis in its RBC common shares and thereafter as capital gain.

Subject to certain limitations, the Canadian tax withheld in accordance with the Treaty and paid over to Canada will be creditable against the U.S. holder’s U.S. federal income tax liability. To the extent a refund of the tax withheld is available to a U.S. holder under the laws of Canada or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against the U.S. holder’s U.S. federal income tax liability, whether or not the refund is actually obtained.

Dividends and Distributions—Non-U.S. Holders

A non-U.S. holder is not subject to U.S. federal income tax with respect to dividends paid on RBC common shares unless the dividends are “effectively connected” with that non-U.S. holder’s conduct of a trade or business in the U.S., and attributable to a permanent establishment maintained in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting that non-U.S. holder to U.S. taxation on a net income basis, or that non-U.S. holder is an individual present in the U.S. for at least 183 days in the taxable year of the dividend distribution and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S. holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to dividends that are “effectively connected” with its conduct of a trade or business in the U.S.

Transfers of RBC Common Shares—U.S. Holders

Subject to the passive foreign investment company rules discussed below, a U.S. holder that sells or otherwise disposes of RBC common shares generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the tax basis, determined in U.S. dollars, in the RBC common shares. Capital gain of a noncorporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% if the RBC common shares were held for more than one year. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Transfers of RBC Common Shares—Non-U.S. Holders

A non-U.S. holder will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of RBC common shares unless the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment maintained in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting that non-U.S. holder to U.S. taxation on a net income basis, or the non-U.S. holder is an individual and present in the U.S. for at least 183 days in the taxable year of the sale and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if eligible for the benefits of an income tax treaty that provides for a lower rate, on “effectively connected” gains recognized.

Additional U.S. Federal Income Tax Considerations

Passive Foreign Investment Company Rules

RBC believes that RBC common shares should not be treated as stock of a passive foreign investment company for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change. In general, RBC will be a passive foreign investment company with respect to a U.S. holder if, for any taxable year in which the U.S. holder held RBC common shares, either at least 75% of the gross income of RBC for the taxable year is passive income or at least 50% of the value, determined on the basis of a quarterly average, of RBC’s assets is attributable to assets that produce or are held for the production of passive income. If RBC were to be treated as a passive foreign investment company, then unless a U.S. holder makes a mark-to-market election, gain realized on the sale or other disposition of RBC common shares would in general not be treated as capital gain. Instead, a U.S. holder would be treated as if the holder had realized such gain and certain “excess distributions” ratably over the holder’s holding period for the shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year.

Information Reporting and Backup Withholding

In general, proceeds received in the merger will be subject to information reporting requirements and backup withholding tax at the rate of 28% for a non-corporate U.S. holder that

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service regarding a failure to report all interest or dividends required to be shown on its federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Persons that are not U.S. persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on an appropriate Internal Revenue Service Form W-8.

If a holder of RBC common shares sells RBC common shares to or through a U.S. office of a broker, the payment of the sales proceeds is subject to both U.S. backup withholding and information reporting unless the holder certifies that it is not a U.S. person, under penalties of perjury, or otherwise establishes an exemption. If a holder sells RBC common shares outside the U.S. through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to the holder outside the U.S., then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if RBC common shares are sold through a non-U.S. office of a broker that:

•	is a U.S. person,

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.,

•	is a “controlled foreign corporation” as to the U.S., or

•	is a foreign partnership, if at any time during its tax year:

¡	one or more of its partners are U.S. persons, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

¡	at any time during its tax year the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its records that the selling holder of RBC common shares is a non-U.S. person, and the broker does not have actual knowledge that such seller is a U.S. person, or such seller otherwise establishes an exemption.

A refund of any amounts withheld under the backup withholding rules that exceeds the income tax liability of a holder of ANB common stock or of RBC common shares, as applicable, may be obtained by filing a refund claim with the Internal Revenue Service.

Certain Canadian Federal Income Tax Considerations

In the opinion of Ogilvy Renault LLP, the following is a general summary of the principal Canadian federal income tax considerations generally applicable to a person who acquires RBC common shares in exchange for shares of ANB common stock as part of the merger and who, at all relevant times, for purposes of the Income Tax Act (Canada) (the “Tax Act”) and the Canada-U.S. Income Tax Convention (1980) (the “Convention”), is a resident of the U.S., is not (and is not deemed to be) a resident of Canada, does not have a “permanent establishment” or “fixed base” in Canada and does not use or hold (or will not use or hold) and is not deemed to use or hold the RBC common shares or shares of ANB common stock in, or in the course of, carrying on a business in Canada and does not carry on an insurance business in Canada and elsewhere (“U.S. Resident Holder”).

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor. Accordingly, prospective investors are urged to consult their own tax advisors with respect to their particular circumstances.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, the Fifth Protocol to the Convention signed on September 21, 2007 (but not yet ratified) (the “Protocol”), and counsel’s understanding of the current administrative practices published by the Canada Revenue Agency. This summary does not otherwise take into account any changes in law, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations.

The Merger

There are no Canadian tax consequences as a result of the merger to a U.S. Resident Holder.

Ownership of RBC Common Shares

Withholding Tax on Dividends on Common Shares. Dividends paid or credited, or deemed under the Tax Act to be paid or credited to a U.S. Resident Holder on RBC common shares are subject to Canadian withholding tax under the Tax Act at the rate of 25%; however, the rate of Canadian withholding tax applicable to a U.S. Resident Holder is generally reduced to 15% under the Convention. Upon ratification of the Protocol, a U.S. Resident Holder must not be subject to the limitation on benefits restrictions in the Convention to be entitled to the 15% withholding tax rate on dividends on the RBC common shares.

Disposition of RBC Common Shares. A U.S. Resident Holder for whom RBC common shares are not “taxable Canadian property” will not be subject to tax under the Tax Act on the disposition of such shares. Generally, RBC common shares will not be taxable Canadian property to a U.S. Resident Holder at a particular time provided that (i) the shares are listed on a “designated stock exchange” (which includes the TSX and the NYSE) at that time, (ii) the U.S. Resident Holder, persons not dealing at arm’s length with the U.S. Resident Holder or the U.S. Resident Holder together with such persons have not owned 25% or more of the RBC common shares at any time during the 60-month period ending at the particular time, and (iii) such shares are not deemed to be taxable Canadian property to the U.S. Resident Holder under the Tax Act. In the event that the RBC common shares are taxable Canadian property to the U.S. Resident Holder, a capital gain realized by a U.S. Resident Holder on the disposition of RBC common shares will generally be exempt from Canadian tax under the Convention. Upon ratification of the Protocol, a U.S. Resident Holder must not be subject to the limitation on benefits restrictions in the Convention to be entitled to exemption from Canadian tax on capital gains realized on the disposition of RBC common shares.

ACCOUNTING TREATMENT

The merger will be accounted for by use of the purchase method of accounting, in accordance with Canadian GAAP and a reconciliation to U.S. GAAP. This means that RBC will record as goodwill the excess of the purchase price of ANB over the fair value of ANB’s identifiable assets, including intangible assets, net of its liabilities.

INTERESTS OF ANB’S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

In considering the recommendation of the ANB board of directors with respect to the merger agreement, ANB’s stockholders should be aware that ANB’s executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of ANB’s stockholders generally, as described below. The ANB board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that ANB’s stockholders vote in favor of approving and adopting the merger agreement. See “The Merger—ANB’s Reasons for the Merger; Recommendation of the Board of Directors.”

New Employment Agreements

In connection with the execution of the merger agreement, RBC Centura Bank entered into employment agreements with certain officers of ANB, including the following six executive officers: John H. Holcomb, III, Dan M. David, Richard Murray, IV, William E. Matthews, V, James R. Thompson, III and John R. Bragg. These employment agreements will replace and supersede these individuals’ existing employment continuation agreements with ANB (discussed below). The employment agreements have three-year terms (one-year for Mr. David) commencing upon completion of the merger, with optional one-year renewals after the initial term. Pursuant to their new employment agreements, these individuals will serve in the following positions with RBC Centura Bank: Mr. Holcomb–Vice Chairman; Mr. David–Alabama Banking Executive; Mr. Murray–Market President, Alabama & Florida; Mr. Matthews–Group President–Specialty Business; Mr. Thompson–Head of North Alabama Markets; and Mr. Bragg–Specialty Business Operations Executive. With the exception of Mr. David, whose employment agreement takes into account previous arrangements in connection with his planned retirement, the annual cash compensation and benefits to be provided pursuant to these new employment agreements are comparable to the annual cash compensation and benefits that these individuals historically were eligible to receive from ANB during their employment.

During their employment periods with RBC Centura Bank, Messrs. Holcomb, David, Murray, Matthews, Thompson and Bragg will receive a minimum annual base salary of $550,000, $100,000, $310,000, $300,000, $240,000 and $192,500, respectively. Each individual is eligible for an annual cash bonus in a targeted amount and an annual equity-based award. The amounts of the cash bonus and equity-based award for fiscal year 2008 are guaranteed (other than for Mr. David). The guaranteed amounts of the cash bonuses are $600,000, $0.00, $230,000, $200,000, $170,000 and $80,000, respectively. The guaranteed amount of the equity-based awards for fiscal year 2008 are $300,000, $0.00, $200,000, $200,000, $200,000 and $20,000, respectively. Each of these individuals is also eligible to receive a cash bonus after three years if a certain percentage of deposits and loans at ANB’s bank subsidiaries are retained by RBC Centura Bank. During their respective employment periods, these executives will generally be entitled to employee benefits, fringe benefits and perquisites on a basis no less favorable in the aggregate than those provided to similarly situated senior executives of RBC Centura Bank in the U.S. On the completion date of the merger, each individual will be paid an amount based on the change-in-control cash severance benefits under his existing employment continuation agreement with ANB (calculated using available amounts, as if the merger had occurred in 2007), which payment will equal $3,842,300 for Mr. Holcomb, $1,241,000 for Mr. David, $2,081,100 for Mr. Murray, $1,982,000 for Mr. Matthews, $1,487,000 for Mr. Thompson and $990,500 for Mr. Bragg.

The employment agreements also provide for a payment upon completion of the merger based on the change-in-control provisions of the Third Amendment and Restatement of the Alabama National BanCorporation Performance Share Plan, as amended (the “ANB Performance Share Plan”). This payment, which results in the cancellation of the executive’s unpaid performance share awards under the ANB Performance Share Plan, will equal $2,237,402 for Mr. Holcomb, $373,392 for Mr. David, $1,524,438 for Mr. Murray, $1,524,438 for Mr. Matthews, $957,856 for Mr. Thompson and $517,226 for Mr. Bragg. Consistent with the existing employment continuation agreements between ANB and these executives, the new employment agreements provide for a full income tax gross-up in respect of the payment received for cancellation of the executive’s ANB performance share awards, and they also provide for a full excise tax gross-up in respect of any payments and benefits received in connection with a change in control that exceed the limit under Section 280G of the Internal Revenue Code.

If, during the agreement term, the executive’s employment is terminated without “cause” by RBC Centura Bank or by the executive for “good reason,” the executive will be paid a lump sum cash payment equal to his unpaid base salary and vacation pay as of the date of termination, plus an amount equal to the greater of (i) the amount of the executive’s annual base salary and bonus, or (ii) the total amount of base salary and bonuses that would have been paid to the executive during the remainder of the initial three-year term. Upon such a termination, the executive will also receive continued health benefits for the longer of one year or the number of years remaining in the initial three-year contract term. Upon an early termination of employment due to the executive’s death or disability, the executive is entitled to certain similar payments and benefits. The employment agreements include standard ongoing confidentiality, non-solicitation and non-competition restrictions. The non-solicitation and non-competition restrictions remain in place following employment termination until the later of the second anniversary of the completion of the merger or the first anniversary of employment termination.

Existing Employment Continuation Agreements with ANB

Employment continuation agreements are in effect between ANB and each of the executive officers identified above who is entering into a new employment agreement with RBC Centura Bank–Messrs. Holcomb, David, Murray, Matthews, Thompson and Bragg. Upon completion of the merger, these agreements will be superseded and replaced by the new employment agreements described above. Upon a change of control, these employment continuation agreements provide for accelerated vesting of stock options and a cash payment calculated in accordance with the ANB Performance Share Plan to cancel the executive’s unpaid performance share awards. These employment continuation agreements also provide for a full income tax gross-up in respect of the payment received for the cancellation of the executive’s ANB performance shares. The employment continuation agreements require continued employment following a change of control on terms and conditions of employment that are generally equivalent to those in effect immediately before such change of control. If during the two-year period following a change of control, the executive terminates his employment for “good reason” or the employer terminates the executive’s employment without “cause,” the executive is entitled to receive: (i) all earned base salary through the date of termination, (ii) any vested amounts or benefits owing to the executive under applicable employee benefit plans and programs, (iii) a lump-sum cash severance payment equal to three times the sum of (a) the executive’s annual base salary, (b) the average annual incentive bonus for the three fiscal years preceding either the change of control date or the date of termination (whichever is greater), and (c) the cash value of the performance shares to be awarded to the executive at the target performance level in the year in which the change of control occurs, (iv) other than with respect to Mr. David and Mr. Thompson, a supplemental retirement benefit in the form of a deferred annuity contract payable monthly following the executive’s 65th birthday and (v) continued participation for up to 24 months in the employer’s welfare plans (e.g., medical, group life, etc.). The employment continuation agreements also provide for a full excise tax gross up in respect of any payments and benefits received in connection with a change of control that exceed the limit under Section 280G of the Internal Revenue Code.

Supplemental Compensation for Other Executive Officers of ANB

The merger agreement requires RBC and RBC Centura to establish a $4,000,000 post-closing bonus pool for certain ANB subsidiary employees, with the participants, amounts and timing of the payments to be specified by ANB, subject to RBC Centura’s reasonable written consent. Payments from the bonus pool will consist of cash payments to be made upon completion of the merger and/or awards of equity based compensation from RBC that will vest on the third anniversary of the completion of the merger. Numerous ANB employees, including two executive officers of ANB (not including the executive officers who have entered into new employment agreements with RBC Centura Bank), have been selected to receive payments from this bonus pool. These two executive officers will receive an aggregate of $150,000 in cash upon completion of the merger and aggregate equity-based compensation from RBC valued at $150,000 as of the grant date.

Equity Compensation Awards

Options. The merger agreement provides that each option to purchase shares of ANB common stock that is issued and outstanding immediately prior to the completion of the merger, including all options held by ANB’s executive officers, will be canceled in exchange for the right to receive, at the effective time of the merger, cash equal to $80.00 per share less the exercise price of such option, less required taxes. Based on their ANB option holdings on November 27, 2007, the eight executive officers of ANB, as a group, hold stock options to acquire 30,500 shares of ANB common stock in the aggregate, each such option having already vested prior to ANB entering into the merger agreement. The aggregate value of all of the ANB options held by the eight executive officers as a group, based upon the per-share merger consideration, is $1,864,313.

Performance Share Awards. The merger agreement also provides that all performance share awards awarded under the ANB Performance Share Plan as of the effective time of the merger will be converted to cash, and such cash will be paid out as soon as practical after the effective time of the merger in accordance with the terms of the ANB Performance Share Plan. Under the terms of the ANB Performance Share Plan, all outstanding performance share awards will be deemed to have been earned upon the effective date of the merger. The number of performance shares so earned will be computed by determining the number of performance shares that would have been paid, based on the award conditions, if each subject award period relating to outstanding performance share awards had ended on the December 31st immediately preceding the effective time of the merger, provided that in no event will the number of performance shares earned be fewer than the aggregate number of performance shares at the “target” performance level as identified in the applicable performance share award letter. As described above, six of ANB’s executive officers agreed to cancel their rights to performance share award payments under the ANB Performance Share Plan in accordance with their new employment agreements with RBC Centura Bank. See “—New Employment Agreements.” The remaining two executive officers of ANB who have performance share awards outstanding will have a total amount distributed at the effective time of the merger in accordance with the merger agreement, in the aggregate, of approximately $704,000.

Key Employee Deferral of Compensation Plan

ANB maintains a deferral of compensation plan in which the executive officers are eligible to participate. Under the terms of this plan, key employees are permitted to defer payment of (i) bonus amounts paid under the ANB Annual Incentive Plan, and (ii) payouts under the ANB Performance Share Plan. Under the terms of the plan, the executive may elect to have the deferred amount be subject to the cash payment provisions of the plan, or translate the deferred amount into ANB common stock equivalents. Under the terms of the merger agreement, all deferred amounts held in this plan will be converted into an obligation to pay cash at the effective time of the merger in accordance with the terms of the plan. Under the terms of the plan, the amounts held under the cash payment provision will be paid in cash equal to the amount accrued for such participant under the plan. For amounts designated to be deferred into common stock equivalents, the total payout will be equal to the total number of stock equivalents in each participant’s account as of the effective time of the merger multiplied by the $80.00 per share cash consideration. The aggregate amount held in the accounts of the executive officers, as a group that will be distributed in connection with the completion of the merger is $9,583,361, none of which will be received from amounts that will vest due to the completion of the merger. This amount gives effect to the ANB common stock dividend scheduled to be paid in January 2008.

Director Deferral of Compensation Plans

Non-employee directors of ANB may elect to defer payment to a specified date of all or any portion of their annual retainer and attendance fees under the ANB Deferral of Compensation Plan for Non-Employee Directors. In addition, non-employee directors that serve on certain subsidiary bank boards may elect to defer subsidiary bank board fees under the ANB Deferral of Compensation Plan for Non-Employee Directors of the Subsidiary Banks. Under the terms of these plans, the non-employee directors may elect to have the deferred amount be subject to the cash payment provisions of the plan, or translate the deferred amount into ANB common stock equivalents. Under the terms of the merger agreement, all deferred amounts held in these plans will be converted into an obligation to pay cash at the effective time of the merger in accordance with the terms of the plans. Under the terms of each of the plans, the amounts held under the cash payment provision will be paid in cash equal to the amount accrued for such participant under the plan. For amounts designated to be deferred into common stock equivalents, the total cash payout shall be equal to the total number of stock equivalents in each participant’s account as of the effective time of the merger multiplied by the $80.00 per share cash consideration. The aggregate amount held in the accounts of the non-employee directors, as a group, that will be distributed in connection with the completion of the merger is approximately $5,720,422, none of which will be received from amounts that will vest due to the completion of the merger. This amount gives effect to future anticipated ANB board and committee meeting fees prior to the merger and the ANB common stock dividend scheduled to be paid in January 2008.

Indemnification and Insurance

As described below under “The Merger Agreement—Additional Agreements,” the merger agreement requires RBC Centura, upon closing of the merger, to indemnify and hold harmless all past and present officers, directors and employees of ANB and its subsidiaries to the same extent they are indemnified or have the right to advancement of expenses under ANB’s or its subsidiaries’ charter documents and indemnification agreements and to the fullest extent permitted by law. The merger agreement also provides that, subject to the limitations described in the merger agreement, RBC Centura will cause the individuals serving as officers and directors of ANB or its subsidiaries immediately prior to the merger to continue to be covered by ANB’s existing directors’ and officers’ liability insurance policy for a period of six years after completion of the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing this transaction.

General

The merger agreement provides that ANB will merge with and into RBC Centura, which is a wholly owned subsidiary of RBC, with RBC Centura continuing as the surviving corporation. The articles of incorporation and bylaws of RBC Centura as in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation upon completion of the merger. The directors and officers of RBC Centura immediately prior to the merger will continue as directors and officers of RBC Centura after the merger. In addition, John H. Holcomb, III will join the board of RBC Centura.

Closing; Effect of the Merger

Under the merger agreement, subject to the satisfaction or waiver of the conditions to the merger, the closing date of the merger will occur within five business days after the satisfaction or waiver of all conditions to closing, or such other date to which the parties agree. The merger will be completed and become effective upon the date and time specified in the certificate of merger filed with the Delaware Secretary of State and articles of merger filed with the North Carolina Secretary of State. This is referred to as the “effective time.”

Under Delaware and North Carolina law, at the effective time:

•	the separate corporate existence of ANB will cease;

•	RBC Centura will be the surviving corporation to the merger;

•

RBC Centura will possess all the rights, privileges, powers and franchises, and will be subject to all the restrictions, disabilities and duties which ANB possessed or to which ANB was subject prior to the merger; and

•	all real and personal property owned by ANB, and all debts due to ANB on whatever account, will be vested in RBC Centura by operation of law.

The merger is currently expected to be completed during the second quarter of RBC’s fiscal year, which runs from February 1, 2008 to April 30, 2008. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, the parties will obtain the required regulatory approvals or complete the merger. If the merger is not completed by June 1, 2008, either RBC Centura or ANB may terminate the merger agreement, unless the failure to complete the merger by such date is because of a breach of the merger agreement caused by the party seeking termination.

Public Trading Markets

RBC common shares are currently traded on the NYSE, the TSX and the Swiss Exchange under the symbol “RY.” ANB common stock is currently traded on the Nasdaq Global Select Market under the symbol “ALAB.” Upon completion of the merger, ANB common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act. The RBC common shares issued pursuant to the merger agreement will be traded on the NYSE, the TSX and the Swiss Exchange.

The RBC common shares to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an affiliate of RBC or ANB, as discussed in “—Restrictions on Resales by Affiliates” below.

Merger Consideration

As a result of the merger, for each share of ANB common stock you own you will receive, based on your election, either (i) RBC common shares worth $80.00, as described below, or (ii) $80.00 in cash (referred to as the “per share cash amount”), subject to certain proration procedures designed to ensure that the aggregate consideration to be paid by RBC to all ANB stockholders will be, as nearly as practicable, 50% cash and 50% RBC common shares. Cash will be paid in lieu of fractional shares. Subject to the proration requirements described below, those stockholders of ANB who elect to receive RBC common shares will receive, for each share of ANB common stock, a number of RBC shares equal to $80.00 divided by the volume-weighted average market price of RBC common shares on the NYSE over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger (referred to as the “per share stock amount”). As explained below under “—Proration Procedures,” elections are subject to proration, as a result of which, under either election you may receive less cash and more RBC common shares, or fewer RBC common shares and more cash, than you elect.

ANB stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of ANB common stock designated as non-election shares, and such stockholders will receive the per share stock amount or per share cash amount, as determined in accordance with the proration procedures. The merger agreement provides that the aggregate amount of cash payable in the merger will not exceed 50% of the product of (i) $80.00 and (ii) the number of shares of ANB common stock issued and outstanding immediately prior to the effective time.

Election Procedures; Surrender of Stock Certificates

Election Forms. You will be mailed a form of election and other appropriate transmittal materials no more than 40 and no fewer than 26 business days prior to the anticipated effective time so as to permit you to exercise your right to make an election prior to the election deadline, which is 5:00 p.m., Birmingham, Alabama time, on January 31, 2008. Each form of election will allow you to make cash or stock elections or a combination of both.

If you wish to elect the type of consideration you will receive in the merger, you should carefully review and follow the instructions that will be set forth in the form of election. Stockholders who hold their shares of ANB common stock in “street name” through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election with respect to such shares.

To make a valid election, each holder of ANB common stock must submit a properly completed form of election in accordance with the instructions provided by the exchange agent, so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions in the form of election. Within five business days after the effective time, the exchange agent will allocate cash and RBC common shares among ANB stockholders, consistent with their elections and the proration procedures.

If you hold your ANB shares in certificate form and you do not return your ANB stock certificate(s) (or a properly completed guarantee of delivery) with the election form, properly completed and signed, or if you hold your ANB shares in “street name” through a bank, broker or financial intermediary and you do not provide instructions to your bank, broker or financial intermediary to make an election on your behalf through the Depository Trust Company (“DTC”), you will be deemed to have made NO ELECTION regarding your ANB common stock, and will receive cash, RBC common shares or a combination of both depending on the elections of other ANB stockholders.

If you do not surrender your stock certificates at the time you submit an election form, your election will not be valid and you will receive instructions from the exchange agent on where to surrender your ANB stock certificates after the merger is completed.

Please do not forward your ANB stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions that will be contained in the election form.

A stockholder will be entitled to make the election with respect to each share of ANB stock held by such stockholder on a share-by-share basis. Accordingly, if you are a holder of ANB common stock, you may specify on your form of election different elections with respect to different shares held by you (for example, if you hold 100 shares, you could make a cash election with respect to 60 shares and a stock election with respect to the other 40 shares).

Election Deadline. The election deadline is 5:00 p.m., Birmingham, Alabama time, on January 31, 2008. RBC and ANB will issue a press release announcing any extension of the election deadline.

Revocation. Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election. If an election is revoked, or the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the stockholder.

Non-Election Shares. Shares of ANB common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, or shares of ANB common stock as to which a holder has no preference as to the receipt of cash or RBC common shares will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Exchange Agent. RBC has appointed Computershare Investor Services Inc. to act as exchange agent for the exchange of stock certificates pursuant to the merger.

Delivery of Per Share Stock Amount and Per Share Cash Amount. RBC will deposit with the exchange agent the shares representing RBC’s common shares and cash to be issued or paid, as the case may be, to ANB stockholders in exchange for their shares of ANB common stock. Upon surrendering his or her certificate(s) representing shares of ANB common stock, together with a signed letter of transmittal, each ANB stockholder will be entitled to receive, as applicable: (i) certificate(s) representing a number of whole RBC common shares (if any) determined in accordance with the election and proration procedures, (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled and (iii) a check representing the amount of cash (if any) in lieu of fractional shares. Until you surrender your ANB stock certificates for exchange, you will not be paid dividends or other distributions declared after the merger with respect to any RBC common shares into which your shares have been exchanged. No interest will be paid or accrued to ANB stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of ANB common stock. ANB stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will need to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, RBC will send you instructions on how to provide evidence of ownership.

ANB, RBC, RBC Centura, the exchange agent or any other person will not be liable to any ANB stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Neither ANB nor RBC is making any recommendation as to whether ANB stockholders should elect to receive cash or RBC common shares in the merger. Each ANB stockholder must make his or her own decision with respect to such election.

Proration Procedures

No guarantee can be made that you will receive the amounts of cash or RBC common shares you elect. As a result of the proration procedures and other limitations outlined in this proxy statement/prospectus and in the merger agreement, you may receive RBC common shares or cash in amounts that vary from the amounts you elect to receive.

Proration Generally. Your right to elect to receive cash or RBC common shares as consideration in the merger is subject to certain proration procedures designed to ensure that the aggregate consideration to be paid by RBC to all ANB stockholders will be, as nearly as practicable, 50% cash and 50% RBC common shares. If proration is necessary to ensure this allocation of overall consideration, you may receive a portion of the merger consideration in a form other than that which you elected.

Proration if Cash Election is Oversubscribed. RBC common shares may be issued to ANB stockholders who make cash elections if cash elections are oversubscribed such that the aggregate cash amount that would otherwise be paid in the merger is greater than 50% of the total consideration.

If the aggregate cash elections are oversubscribed, then:

•

each ANB stockholder making a stock election, no election or an invalid election will receive the per share stock amount for each share of ANB common stock as to which he, she or it made a stock election, no election or an invalid election;

•

the exchange agent will select from among the shares that have made a cash election, by a pro rata selection process, a sufficient number of shares to receive the per share stock amount such that the aggregate cash amount that would otherwise be paid in the merger equals as closely as practicable 50% of the total consideration, and the shares so selected will be converted into the right to receive the per share stock amount rather than cash as originally elected; and

•	cash election shares not selected to receive the per share stock amount by the exchange agent will be converted into the right to receive the per share cash amount.

Example A. Oversubscription of Cash Elections

Assuming that:

•	the total consideration payable in the merger is $1,600,000,000, as a result of which only $800,000,000 may be paid in cash consideration, and

•	the cash consideration that would be payable based on the number of cash election shares is $1,000,000,000,

then an ANB stockholder making a cash election with respect to 1,000 shares of ANB common stock would receive the per share cash amount with respect to 800 shares of ANB common stock and the per share stock amount with respect to the remaining 200 shares of ANB common stock.

Proration if the Stock Election is Oversubscribed. Cash may be issued to ANB stockholders who make stock elections if stock elections are oversubscribed such that the aggregate value of RBC common shares that would otherwise be issued in the merger is greater than 50% of the total consideration.

If the aggregate stock elections are oversubscribed, then:

•	each ANB stockholder making a cash election will receive the per share cash amount for each share of ANB common stock as to which he, she or it made a cash election;

•

the exchange agent will select from among the non-election shares and then (if necessary) from among the stock election shares, by a pro rata selection process, a sufficient number of shares to receive the per share cash amount such that the aggregate cash amount that would otherwise be paid in the merger equals as closely as practicable 50% of the total consideration, and the shares so selected will be converted into the right to receive the per share cash amount rather than stock as originally elected; and

•	stock election shares and non-election shares not selected to receive the per share cash amount by the exchange agent will be converted into the right to receive the per share stock amount.

Example B. Oversubscription of Stock Elections

Assuming that:

•	the total consideration is $1,600,000,000, as a result of which only $800,000,000 may be paid in RBC common share consideration, and

•	the RBC common share consideration that would be payable based on the number of stock election shares is $1,000,000,000,

then an ANB stockholder making a stock election with respect to 1,000 shares of ANB common stock would receive the per share stock amount with respect to 800 shares of ANB common stock and the per share cash amount with respect to the remaining 200 shares of ANB common stock.

Allocation if the Cash Election is Sufficiently Subscribed. If the aggregate cash amount that would otherwise be paid to ANB stockholders in the merger based on valid elections is equal or nearly equal to 50% of the total consideration, then:

•	each ANB stockholder making a cash election will receive the per share cash amount with respect to each share of ANB common stock as to which he, she or it made a cash election;

•	each ANB stockholder making a stock election will receive the per share stock amount with respect to each share of ANB common stock as to which he, she or it made a stock election; and

•

each ANB stockholder making no election or an invalid election will receive the per share stock amount with respect to each share of ANB common stock as to which he, she or it made no election or an invalid election.

Allocation if Neither the Cash Election nor the Stock Election is Sufficiently Subscribed. If as a result of ANB stockholders failing to properly elect their preferred form of consideration, the aggregate of all the elections for cash is less than 50% of the total consideration and the aggregate of all the elections for stock is less than 50% of the total consideration, then:

•	each ANB stockholder making a cash election will receive the per share cash amount with respect to each share of ANB common stock as to which he, she or it made a cash election;

•	each ANB stockholder making a stock election will receive the per share stock amount with respect to each share of ANB common stock as to which he, she or it made a stock election; and

•

the exchange agent will then allocate among the non-election shares an amount of cash and RBC common shares such that the aggregate cash amount that would otherwise be paid in the merger equals as closely as practicable 50% of the total consideration.

Example C. Undersubscription of Cash and Stock Elections

Assuming that:

•	the total consideration payable in the merger is $1,600,000,000, as a result of which only $800,000,000 may be paid in cash consideration,

•	the cash consideration that would be payable based on the number of cash election shares is $700,000,000, and

•	the stock consideration that would be payable based on the number of stock election shares is $600,000,000,

then each ANB stockholder making a cash election will receive the per share cash amount with respect to each share of ANB common stock as to which he, she or it made a cash election, each ANB stockholder making a stock election will receive the per share stock amount with respect to each share of ANB common stock as to which he, she or it made a stock election and each ANB stockholder making no election or an invalid election will receive 67% of the consideration in RBC common shares and 33% in cash.

Fractional Shares. Based on the formula used to calculate the number of RBC common shares to be exchanged for shares of ANB common stock for those so electing, ANB stockholders may be entitled to fractional RBC common shares in exchange for their shares of ANB common stock. However, RBC will not issue any fractional common shares in the merger. An ANB stockholder who would receive a fraction of an RBC common share will instead receive an amount in cash (without interest) equal to (i) the fraction of an RBC common share that such holder would otherwise be entitled to receive multiplied by (ii) the volume-weighted average market price of RBC common shares on the NYSE over the five-trading-day period ending on the last full trading day immediately before the closing date of the merger.

Withholding

The exchange agent will be entitled to deduct and withhold from the cash consideration, cash in lieu of fractional shares, cash dividends or distributions payable to any holder of ANB common stock the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the transaction as having been paid to the ANB stockholders from whom they were withheld.

Treatment of ANB Stock Options and Other Stock-Based Awards

All outstanding ANB stock options at the effective time will be converted into cash equal to $80.00 per share less the exercise price for each such share subject to the stock option or award. Additionally, all deferred amounts held in stock equivalent accounts or otherwise pursuant to ANB’s or its subsidiaries’ deferral of compensation plans will be converted into cash equal to the number of stock equivalents in such deferral account multiplied by $80.00. All outstanding performance share awards under the ANB performance share plan will be converted into cash in such amounts determined pursuant to the terms of the performance share plan.

Shares Held by Dissenters

Each outstanding share of ANB common stock as to which a holder has perfected his dissenter’s appraisal rights granted pursuant to Section 262 of the Delaware General Corporation Law will not be converted into or represent a right to receive any merger consideration, and the holder will be entitled only to such rights as are granted under the Delaware General Corporation Law. See “Dissenters’ Rights of Appraisal.”

Declaration and Payment of Dividends

ANB has agreed that, until the merger is completed, it will not pay dividends other than regular quarterly cash dividends not in excess of $0.41 per share of ANB common stock. ANB has also agreed to coordinate the declaration of dividends so that holders of ANB common stock will not receive two dividends for any quarter with respect to their ANB common stock and any RBC common shares any holder receives in the merger. RBC and ANB have agreed that the dividend of $0.41 per share of ANB common stock declared by the ANB board of directors and scheduled for payment on January 3, 2008 to ANB stockholders of record on December 15, 2007 will be paid.

Conditions to Complete the Merger

The respective obligations of RBC, RBC Centura and ANB to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	holders of a majority of the outstanding shares of ANB’s common stock must approve and adopt the merger agreement;

•

each company must have obtained all authorizations, consents, orders and approvals required by any federal and/or state regulatory agency, or other governmental authority, including, without limitation, the Federal Reserve Board, which are necessary for the consummation of the merger;

•	RBC’s registration statement under the Securities Act relating to the RBC common shares to be issued in the merger must be declared effective and not be subject to a stop order;

•

RBC, RBC Centura and ANB must not be subject to any temporary restraining order, preliminary or permanent injunction or other order by any federal or state court or agency which prevents the completion of the merger;

•	RBC common shares to be issued in the merger must have been authorized for listing on the NYSE and the TSX;

•

each company must have performed in all material respects its covenants under the merger agreement prior to the effective time, and each company must have received a certificate from the other company to that effect;

•

the representations and warranties of each company made in the merger agreement must be true and correct as of the effective time, and each company must have received a certificate from the other company to that effect; and

•

each company must have received an opinion of its own legal counsel, dated as of the effective time, that the merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of ANB, on the one hand, and RBC and RBC Centura, on the other hand, relating to their respective businesses. With the exception of certain specified representations that must be true and correct in all respects or true and correct except to a de minimis extent, no representation or warranty of ANB on the one hand, or of RBC or RBC Centura, on the other hand, will be deemed untrue or incorrect for any purpose under the merger agreement, and no party will be deemed to have breached a representation or warranty for any purpose, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties, has had or would be reasonably likely to have a material adverse effect with respect to ANB or RBC, respectively. The term “material adverse effect” means a material adverse effect on (i) the business, results of operations or financial condition of a party and its subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a material adverse effect shall not be deemed to include effects to the extent resulting from (A) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or governmental entities, (C) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, (D) consummation or public disclosure of the merger agreement or the transactions contemplated thereby, or (E) the performance by ANB or any of its subsidiaries of its obligations under the merger agreement, provided, further, in the case of (C) that such changes do not have a demonstrably materially more adverse effect on such party and its subsidiaries collectively than that experienced by similarly situated banks or bank holding companies, as applicable, and their subsidiaries collectively); or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

The representations and warranties of each of ANB, on the one hand, and RBC and RBC Centura, on the other hand, were made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between ANB, on the one hand, and RBC and RBC Centura, on the other hand. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about ANB, RBC or RBC Centura.

Additionally, the representations and warranties of the parties that are contained in the merger agreement:

•

will not survive the effective time and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except if willfully false as of the date of the merger agreement;

•	are subject to the materiality standard described above, which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

ANB has made representations and warranties to RBC Centura regarding the following matters, among others:

•	its organization and good standing and the organization and good standing of its subsidiaries;

•	its capital structure;

•	its authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

•	the absence of material conflicts between its obligations under the merger agreement and its charter documents and material contracts to which it is a party or by which it is bound;

•	consents and approvals required to consummate the merger;

•	the filing of and the disclosures made in documents, including financial statements and other reports, required by regulatory agencies and the SEC;

•	the accuracy of its financial statements;

•	its obligations to brokers and finders;

•	the absence of certain material changes or events since December 31, 2006;

•	the existence of pending or threatened material litigation involving or affecting ANB;

•	timely filing of tax returns and the compliance with certain tax laws;

•	the operation of employee benefit plans in compliance with the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and other employee benefit matters;

•	compliance with certain labor laws and the absence of material labor issues;

•	the existence of agreements which by their terms are affected by a change in control;

•	compliance with laws, orders, permits and duties;

•	the existence of material agreements, loans, commitments and contracts and the absence of material defaults;

•	the existence and compliance with regulatory requirements of derivative transactions such as swap transactions and other credit support or risk management transactions;

•	title to all investment securities or commodities owned by ANB and compliance with investment, securities, commodities, risk-management and other policies, practices and procedures;

•	certain information regarding ANB’s loan portfolio;

•	the ownership and maintenance of ANB’s real and personal property;

•	the ownership and validity of ANB’s intellectual property;

•	compliance with certain environmental laws and the absence of environmental liabilities;

•	the existence of leases relating to properties occupied by ANB;

•	the absence of any agreement securitizing the assets of ANB;

•	the transaction’s qualification, to ANB’s knowledge, as a reorganization under Section 368(a) of the Internal Revenue Code;

•	ANB’s receipt of a fairness opinion from KBW;

•

the representations and warranties of ANB not containing any untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make a statement not materially misleading; and

•	ANB’s maintenance of insurance policies.

RBC and RBC Centura have made representations and warranties, jointly and severally, to ANB regarding the following matters, among others:

•	their respective organization and good standing and the organization and good standing of subsidiaries;

•	the capital structure of RBC;

•	their respective authority relative to the execution and delivery of, and performance of their respective obligations under, the merger agreement;

•	the absence of material conflicts between their obligations under the merger agreement and their charter documents and material contracts to which either of them is a party or by which it is bound;

•	consents and approvals required to consummate the merger;

•	the filing of and the disclosures made in documents, including financial statements and other reports, required by regulatory agencies and the SEC;

•	the accuracy of RBC’s financial statements;

•	their respective obligations to brokers and finders;

•	the absence of certain material changes or events since October 31, 2006;

•	the existence of pending or threatened material litigation involving or affecting RBC or RBC Centura;

•	timely filing of tax returns and the compliance with certain tax laws;

•	compliance with laws, orders, permits and duties;

•	the transaction’s qualification, to RBC’s and RBC Centura’s knowledge, as a reorganization under Section 368(a) of the Internal Revenue Code;

•	the availability to RBC of sufficient funds to deliver the per share cash amount in the merger; and

•

the representations and warranties of RBC and RBC Centura not containing any untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make a statement not materially misleading.

Conduct of Business Pending the Merger

Each of ANB, RBC and RBC Centura has undertaken customary covenants that place restrictions on them and their respective subsidiaries until the effective time. ANB has agreed that, unless otherwise allowed by the merger agreement or consented to by RBC Centura, ANB and its subsidiaries will, prior to the effective time:

•	conduct their businesses in the ordinary course in all material respects consistent with past practice;

•

use commercially reasonable efforts to preserve the business organization of ANB and its advantageous business relationships, keep available the services of its key officers and employees and maintain existing relations with federal and state banking authorities; and

•

take no action that would materially delay or adversely affect the ability of the parties to obtain required regulatory approvals for the merger, or materially adversely affect its ability to consummate the merger.

Without the written consent of RBC Centura, and except as allowed by the merger agreement or as set forth in ANB’s confidential disclosure schedule, ANB has agreed not to take any of the following actions, and has agreed not to permit its subsidiaries to take any of the following actions, prior to the effective time:

•

incur any indebtedness for borrowed money, assume or guarantee obligations of a third party or make any loan or advance, capital contribution or investment, except for actions which are in the ordinary course of business consistent with past practice;

•

adjust, split, combine or reclassify any of its common stock, or declare or make any dividend or other distribution, or purchase or redeem, any shares of capital stock, except for dividends paid by any subsidiary to ANB and other limited exceptions; provided, however, that ANB may make open-market purchases pursuant to its 401(k) plan and dividend reinvestment plan, and that ANB may make normal and customary quarterly cash dividends on its common stock not exceeding $0.41 per share;

•

issue or sell any securities, options, warrants or rights to subscribe for securities or make other changes to its capital structure, other than in connection with any exercise of outstanding stock options or settlement of other existing equity-based awards;

•

except as required by applicable law or as otherwise provided in the merger agreement, (i) increase the wages, salaries or incentive compensation of any employee, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee or (ii) establish, adopt or become a party to any new employee benefit or compensation plan or amend any company benefit plan; provided, however that it may enter into retention arrangements with a limited number of key employees whose retention is deemed reasonably necessary by ANB to facilitate the consummation of the merger;

•

except for certain real estate or for the sale of certain scheduled properties in arm’s-length transactions, sell, transfer, mortgage or encumber any material amount of properties or assets other than in the ordinary course of business;

•

enter into any new line of business or change in any material respect any of its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies;

•	make any material investments, contributions to capital, material property transfers or purchase of any material other property or assets;

•	take any action or knowingly fail to take any action which is reasonably likely to prevent the merger’s qualification as a reorganization under Section 368(a) of the Internal Revenue Code;

•	make any change or amendment to its charter documents or terminate, amend or waive any provisions of any confidentiality or standstill arrangements;

•

other than in prior consultation with RBC Centura, restructure or materially change its investment securities portfolio or its gap position, or the manner in which the portfolio is classified or reported;

•	commence or settle any claim, action or proceeding where the amount in dispute is in excess of $250,000 or subjects ANB to any material restrictions on its current or future business or operations;

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the merger not being satisfied;

•	implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

•

file or amend any tax return other than in the ordinary course of business, or make any significant change in any method of tax or accounting or any tax election, or settle or compromise any tax liability in excess of $250,000;

•

except for transactions in the ordinary course of business consistent with past practice, terminate or waive any material provision of any contract or make any change in any instrument or agreement governing the terms of any of its securities or material lease or contract;

•	take any action that would materially impede or materially delay the ability of the parties to obtain any necessary regulatory or governmental approvals required for the transaction;

•	other than with respect to outstanding offers of employment, hire any new employee or fire any current employee with annual compensation greater than $150,000;

•

(1) make any loan other than in the ordinary course of business; (2) except pursuant to any agreement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, to which the company or any company subsidiary is a party or by which any of them is bound or to which any of their properties is subject, existing on the date of the merger agreement, make any loan in excess of $15,000,000; (3) make forward rate commitments for a period in excess of six months with respect to the interest rate on any loan; or (4) make any loan (other than a residential real estate mortgage loan) with a term greater than ten years, and in no event will the interest rate on any such loan be set for more than five years; or

•	agree to take, make any commitment to take, or adopt any resolutions in support of, any of the foregoing.

Without the written consent of ANB, RBC and RBC Centura have agreed not to take, and have agreed not to allow any of their subsidiaries to take, any of the following actions prior to the effective time:

•	make any adverse change or amendment to their respective charter documents;

•	take any action or knowingly fail to take any action which is reasonably likely to prevent the merger’s qualification as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

•	take any action that is intended or may reasonably be expected to result in any of the conditions to the merger not being satisfied;

•	knowingly take any action that would reasonably be expected to materially impede or materially delay the ability of the parties to obtain any necessary regulatory or governmental approvals; or

•	agree to take, make any commitment to take, or adopt any resolutions in support of, any of the foregoing.

Additional Agreements

The merger agreement also contains agreements by the parties to take several other actions, such as:

•

to cooperate with each other and to prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including a joint proxy statement/prospectus and the registration statement for RBC common shares to be issued in the merger. However, the parties have agreed that nothing in the merger agreement will require RBC or RBC Centura to take any action or agree to any restriction, in connection with obtaining governmental approvals, that would reasonably be expected to have a material adverse effect on any of RBC Centura, RBC or ANB;

•

to provide each other with information concerning their respective businesses and to give each other access to their respective books, records, properties and personnel and to cause their subsidiaries to do the same;

•	to keep any non-public information of the other party confidential;

•

in the case of ANB, to convene a special meeting of ANB’s stockholders as soon as practicable to consider and vote on the proposed merger, and to use commercially reasonable efforts to obtain stockholder approval;

•

in the case of ANB, to use reasonable efforts to cause each of its affiliate stockholders to deliver to RBC Centura a written agreement restricting the ability of such person to sell or otherwise dispose of any RBC common shares held by that person other than in compliance with federal securities laws;

•	in the case of RBC, to cause the RBC common shares to be issued in the merger to be approved for listing on the NYSE and TSX;

•

in the case of RBC Centura, upon closing, to indemnify and hold harmless all past and present officers, directors and employees of ANB and its subsidiaries to the same extent they are indemnified or have the right to advancement of expenses under ANB’s or its subsidiaries’ charter documents and indemnification agreements and to the fullest extent permitted by law;

•

in the case of RBC Centura, to cause the directors and officers of ANB or any of its subsidiaries to continue to be covered by ANB’s existing directors’ and officers’ liability insurance policy for a period of six years after completion of the merger;

•

to give notice to the other party of any change or event that is reasonably likely to result in any material adverse effect or that would cause or constitute a material breach of any of its respective representations, warranties, covenants or agreements in the merger agreement;

•	to use all reasonable best efforts to complete the merger;

•	to coordinate with each other with respect to the declaration of any dividends on ANB’s common stock and the record dates and payment dates relating thereto;

•

in the case of ANB, to take all reasonable steps to ensure that entering into the merger agreement and closing the merger do not and will not result in the grant of any rights under ANB’s charter documents;

•	in the case of RBC Centura, to execute supplemental indentures and other instruments required to assume ANB’s outstanding trust preferred securities and guarantees;

•	to cooperate with each other regarding certain tax matters; and

•	to timely file or furnish to the SEC all reports required to be filed or furnished under the Securities Act or the Exchange Act.

Employee Matters

RBC Centura has agreed that, for a period of at least 12 months following the effective time, it will provide to those individuals actively employed by, or on an authorized leave of absence from, ANB or one of its subsidiaries as of the effective time (such employees are referred to as “covered employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and employee benefits and annual bonus opportunities provided to such covered employees under the ANB benefit plans as in effect immediately before the effective time.

In addition, RBC Centura will offer or provide to any covered employee retained by RBC Centura or any affiliate of RBC Centura participation in employee benefit plans and arrangements available for similarly situated employees of RBC Centura or its subsidiaries. RBC Centura will also cause its employee benefit plans to:

•

recognize the service of a covered employee with ANB or its subsidiaries for purposes of eligibility and vesting and benefit accrual under the employee benefit plans of RBC Centura or any of its subsidiaries; and

•	with respect to any health, dental or vision plan of RBC Centura or any of its subsidiaries in which any covered employee is eligible to participate:

¡	cause any pre-existing condition limitations under such RBC Centura or subsidiary plan to be waived with respect to such covered employee; and

¡

recognize any medical or other health expenses incurred by such covered employee in the plan year that includes the effective time for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of RBC Centura or any of its subsidiaries.

For a covered employee who does not have an employment, change-in-control or severance agreement with ANB, if either of the following occurs within six months after the effective time:

•

such covered employee is terminated by RBC Centura due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position as the result of an organizational or business restructuring, discontinuance of an operation, relocation of all or a part of RBC Centura’s business, sale of an operation to another company, or sale or other change in ownership of all or a part of RBC Centura’s business; or

•

such covered employee voluntarily resigns after being notified that, as a condition of employment, he or she must work at a location more than 30 miles from his or her former location of employment or that such covered employee’s base salary will be materially decreased, then the covered employee will be entitled to receive severance payments and benefits from RBC Centura.

RBC and RBC Centura will establish a post-closing bonus plan for certain ANB subsidiary employees, with the participants, amounts and timing of such payments to be specified by ANB, subject to RBC Centura’s reasonable written consent, provided that an aggregate of up to $4,000,000 will be payable under such bonus plan following the closing of the merger.

See “Interests of ANB’s Executive Officers and Directors in the Merger” for a description of the employment agreements entered into between RBC Centura and certain executive officers of ANB.

Acquisition Proposals by Third Parties

ANB has agreed that it, its subsidiaries and their respective officers, directors, employees, agents and representatives will not, directly or indirectly solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving ANB or its subsidiaries; participate in any discussions or negotiations regarding an acquisition transaction; or enter into any agreement regarding an alternative transaction. This is referred to as the “no-shop” provision.

If, however, ANB’s board of directors determines in good faith, after consultation with outside legal counsel, in the exercise of its fiduciary duties in accordance with applicable law, that an alternative proposal either constitutes or is reasonably likely to constitute a “superior proposal,” ANB may participate in negotiations concerning a proposal or furnish necessary information to a third party. ANB is required to notify RBC Centura immediately if any inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, ANB or its subsidiaries.

A “superior proposal” is defined in the merger agreement as:

•	a bona fide alternative proposal involving more than 50% of ANB’s assets or more than 50% of ANB’s common stock,

•	made in writing,

•

on terms that the ANB board of directors has determined in good faith (after consultation with its outside counsel and financial advisor) are more favorable to the ANB stockholders from a financial point of view than the terms of the merger agreement, after giving effect to any modifications (if any) proposed to be made to the merger agreement or any other offer by RBC Centura, and

•	which the ANB board of directors has determined in good faith (after consultation with its outside counsel and financial advisor) is reasonably likely to be consummated (if accepted).

The foregoing determinations are to be made after consultation with the board’s financial advisor and outside counsel after taking into account all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

If ANB receives a superior proposal, then the ANB board of directors may, prior to obtaining the required stockholder approval, if it determines in good faith, after consultation with outside counsel, that the failure to take any of the following actions would violate the board of director’s fiduciary duties to ANB’s stockholders:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to RBC Centura, the board’s recommendation of the merger agreement and the merger;

•	recommend the superior proposal; and/or

•	terminate the merger agreement in order to enter into a definitive agreement with respect to the superior proposal.

However, before the ANB board of directors can take any of the foregoing actions:

•	the superior proposal must not have resulted from a breach by ANB of the no-shop provision described above;

•	if ANB terminates the merger agreement in order to accept the superior proposal, it must pay the termination fee described below; and

•	ANB must have

•

provided prior written notice to RBC Centura of its intention to take any action with respect to a superior proposal at least four Nasdaq Global Select Market trading days in advance of taking such action, which notice shall:

•	set forth the material terms and conditions of the superior proposal (including the identity of the party making the superior proposal), and

•

include a copy of the relevant proposed transaction agreements with the party making the superior proposal and other material documents, including the then-current form of each definitive agreement with respect to the superior proposal; and

•

prior to effecting a change of recommendation, approving or recommending the superior proposal, or terminating the merger agreement to enter into a proposed definitive agreement with respect to the superior proposal, ANB must have:

•	provided RBC Centura the opportunity to submit an amended written proposal or to make a new written proposal to the ANB board of directors during the notice period described above, and

•

during the notice period, negotiated in good faith with RBC Centura (to the extent RBC Centura so requests in writing) to make such adjustments to the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal.

Termination of the Merger Agreement

General. ANB’s and RBC Centura’s respective boards of directors may mutually agree to terminate the merger agreement at any time before the effective time, whether before or after approval of the merger by ANB stockholders, by mutual written consent. In addition, either ANB or RBC Centura may unilaterally terminate the merger agreement:

•

at any time if the merger is not completed by June 1, 2008 (the date which is 270 days after the date of the merger agreement), unless the failure of the completion is due to the failure of the party seeking to terminate the merger agreement to comply with the terms of the merger agreement;

•

if any governmental authority whose approval is required for the merger has denied approval and such denial has become final and non-appealable or if any governmental authority of competent jurisdiction has issued any final and non-appealable order permanently enjoining or otherwise prohibiting consummation of the merger, or denying approval of the merger;

•

if the terminating party is not then in material breach of the merger agreement, and the other party has breached any representation, warranty or covenant which, if continued on the closing date, would result in a failure to comply with a closing condition, and such breach is not cured within 45 days following written notice; or

•	if the ANB stockholder meeting has been convened and a vote has been taken, and the merger agreement and the merger have not been approved by ANB stockholders.

Termination of the Merger Agreement by RBC Centura. RBC Centura may terminate the merger agreement if the ANB board of directors fails to recommend that the stockholders approve and adopt the merger agreement or, if after recommending the approval and adoption of the merger agreement, the ANB board of directors, in a manner adverse to RBC Centura:

•	withdraws, modifies or qualifies, or proposes to withdraw, modify or qualify, its recommendation;

•	takes any public action or makes any public statement inconsistent with its recommendation; or

•	recommends any alternative proposal.

Termination of the Merger Agreement by ANB. ANB may also terminate the merger agreement, prior to the receipt of the requisite stockholder vote, in order to enter into a definitive agreement with respect to a superior proposal.

Effects of Termination. If the merger agreement is terminated, it will become void, and other than as described below under the caption “—Termination Fee,” there will be no liability on the part of any party or its respective officers and directors, except that the following titled sections of the merger agreement will survive termination:

•	Access to Information; Confidentiality;

•	Fees and Expenses;

•	Nonsurvival of Representations, Warranties and Agreements;

•	Notices;

•	Entire Agreement; No Other Representations;

•	Governing Law; and

•	Publicity.

Neither ANB nor RBC Centura will be released from any liabilities or damages arising from a willful breach of the merger agreement.

Termination Fee. Under certain circumstances ANB is required to pay to RBC Centura a termination fee equal to $60 million upon termination of the merger agreement. The termination fee would become payable if the merger agreement is terminated under any of the following circumstances:

(1)	If:

(A)	RBC Centura terminates the merger agreement because:

•	ANB is in material breach and RBC Centura is not in material breach of the merger agreement;

•	ANB’s board of directors fails to recommend in the proxy statement/prospectus that its stockholders approve and adopt the merger agreement;

•

in a manner adverse to RBC Centura, the ANB board of directors takes any public action or makes any public statement inconsistent with its recommendation or recommends any other merger, sale of assets or other significant transaction (generally described as an “alternative proposal”); or

•	the merger agreement and the merger have not been approved by ANB stockholders; and

(B)	both of the following occur:

•	before such termination, an alternative transaction with respect to ANB was commenced, publicly proposed, publicly disclosed or received; and

•	within 12 months after such termination, (x) ANB enters into a definitive written agreement relating to the alternative transaction or (y) the alternative transaction is consummated.

(2)	If

(A)	ANB receives an alternative proposal; and

(B)	both of the following occur:

•	the ANB board of directors does not take action to convene the special meeting of stockholders and/or recommend that the stockholders approve and adopt the merger agreement; and

•	within 12 months after such receipt, (x) ANB enters into a definitive written agreement relating to an alternative transaction or (y) any alternative transaction is consummated.

(3)	If ANB terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal.

Waiver and Amendment

The merger agreement provides for waiver and amendment of its provisions under certain circumstances. Provisions of the merger agreement may be extended or waived before the effective time by either RBC Centura or ANB, as the case may be. In addition, the merger agreement may be amended or supplemented at any time. An amendment occurring after ANB stockholders approve the merger that adversely changes the amount or form of consideration for the merger that ANB stockholders receive may not occur without additional approval by ANB stockholders. An amendment occurring after ANB stockholders approve the merger that adversely changes the articles of incorporation of the surviving corporation or the terms of the merger agreement may not occur without additional approval by ANB stockholders. Any waiver or amendment will be effective only if provided in a written instrument that is signed by either ANB, RBC Centura or both if necessary to be bound thereby.

Fees and Expenses

Except as described above under “—Termination of the Merger Agreement; Termination Fee” in general, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses.

Restrictions on Resales by Affiliates

Affiliates of ANB, as defined under Rule 145 under the Securities Act, generally may not sell their RBC common shares acquired in the merger, except pursuant to an effective registration statement under the Securities Act, in compliance with Rule 145 under the Securities Act or pursuant to another applicable exemption from the registration requirements of the Securities Act.

ANB has agreed in the merger agreement to use its commercially reasonable efforts to cause each person who is an affiliate of ANB for purposes of Rule 145 under the Securities Act to deliver to RBC a written agreement intended to ensure compliance with the Securities Act.

DISSENTERS’ RIGHTS OF APPRAISAL

Delaware law entitles the holders of shares of ANB common stock, who follow the procedures specified in Section 262 of the Delaware General Corporation Law, or DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive “fair value” of their shares as of completion of the merger instead of the merger consideration, as determined by the court.

Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A stockholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue appraisal rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, a copy of which is attached as Appendix C to this document.

Section 262 requires that stockholders be notified of their appraisal rights not less than 20 days before the meeting of stockholders to vote on the approval and adoption of the merger agreement. A copy of Section 262 must be included with such notice. This document constitutes ANB’s notice to the holders of shares of ANB common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you are an ANB stockholder and wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 attached as Appendix C to this document.

Any ANB stockholder wishing to exercise the right to demand appraisal under Section 262 must satisfy the following three conditions:

•

deliver to ANB a written demand for appraisal of your shares of ANB common stock before the vote with respect to the approval and adoption of the merger agreement is taken; this written demand must be separate from your proxy. A vote against the merger agreement will not constitute a demand for appraisal;

•

not vote in favor of the approval and adoption of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement. Therefore, an ANB stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against approval and adoption of the merger agreement or abstain from voting on the merger agreement. If you return a proxy card and either fail to vote against approval and adoption of the merger agreement or fail to note that you are abstaining, your appraisal rights will terminate even if you previously filed a written demand for appraisal; and

•	continuously hold your shares of ANB common stock through the completion of the merger.

If you fail to comply with these three conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of ANB common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of ANB common stock.

All demands for appraisal should be addressed to the Secretary of ANB at 1927 First Avenue North, Birmingham, Alabama 35203, before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares for which appraisal rights are being exercised. The demand must reasonably inform ANB of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of ANB common stock. If your shares of ANB common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section.

A written demand for appraisal of ANB common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder’s name appears on his or her stock certificate. If you are the beneficial owner of ANB common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal. If you own ANB common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity. If you own ANB common stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, including an agent for one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent.

If you are a record owner, such as a bank or broker, who holds ANB common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares of ANB common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares of ANB common stock as to which you wish to demand appraisal. If you do not expressly specify the number of shares, the demand will be presumed to cover all the shares of ANB common stock that are in your name.

It is important that ANB receive all written demands before the vote concerning the merger agreement is taken at the ANB special meeting of stockholders. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record.

Within 10 days after the effective time, RBC Centura must give written notice that the merger has become effective to each ANB stockholder who has properly filed a written demand for appraisal. At any time within 60 days after the effective time, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for his or her shares of ANB common stock. Within 120 days after the effective time, either RBC Centura or any holder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all holders entitled to appraisal. RBC Centura has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of an ANB stockholder to file such a petition within the period specified could nullify the ANB stockholder’s previously written demand for appraisal.

If you have complied with the conditions of Section 262, you are entitled to receive, upon written request, a statement from RBC Centura which sets forth the number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send the written request to RBC Centura within 120 days after the effective time. RBC Centura must mail this statement within 10 days after it receives the written request or within 10 days after the expiration of the period for the delivery of demands, whichever is later.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to RBC Centura, RBC Centura will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. After notice to dissenting ANB stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those ANB stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the ANB stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any ANB stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that ANB stockholder.

After determination of the ANB stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares of ANB common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the holders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of ANB common stock.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger v. UOP, Inc., the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of an ANB stockholder, the Chancery Court may order all or a portion of the expenses incurred by any ANB stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any ANB stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the ANB stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective time, then the right of that ANB stockholder to appraisal will cease and that holder will be entitled to receive the merger consideration for his, her or its shares of ANB common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

Under the merger agreement, if any dissenting ANB stockholder fails to perfect or has effectively withdrawn or lost its appraisal rights before the election deadline, each of such holder’s shares of ANB common stock will be deemed to be non-election shares unless such stockholder makes a valid election before the election deadline. If any dissenting ANB stockholder fails to perfect or has effectively withdrawn or lost its appraisal rights after the election deadline, each of such holder’s shares of ANB common stock will be converted, as of the effective time, into the right to receive only the stock consideration or only the cash consideration or a combination of both the stock consideration and the cash consideration, as determined in accordance with the merger agreement. For further details on the “election deadline,” “non-election shares,” the “effective time,” “stock consideration” and “cash consideration,” see “The Merger Agreement—Election Procedures; Surrender of Stock Certificates.”

Any dissenting ANB stockholder who perfects its rights to be paid the value of its shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material Tax Considerations.” Any cash ultimately paid to a dissenting ANB stockholder who perfects its rights to be paid the fair value of its shares will be considered cash consideration paid for purposes of the limit on cash to be paid to ANB stockholders in the merger described under “The Merger Agreement—Election Procedures; Surrender of Stock Certificates.”

In view of the complexity of Section 262, holders of shares of ANB common stock who may wish to dissent from the merger and pursue appraisal rights should promptly consult their legal advisors.

DESCRIPTION OF RBC SHARES

Set forth below is a summary of the material terms of the RBC common shares as specified in the Bank Act and RBC’s bylaws. The following summary of share capital is not complete and is qualified in its entirety by RBC’s bylaws and the actual terms and conditions of such shares.

As of October 31, 2007, approximately 17% of the outstanding RBC common shares were held of record by 11,968 persons having addresses in the U.S. To the knowledge of RBC, there are no holders of common shares that are the beneficial owners of 5% or more of the RBC common shares.

General Description

RBC’s authorized share capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of first preferred shares and second preferred shares without nominal or par value, issuable in series, which classes may be issued for a maximum consideration of $20 billion and $5 billion, respectively.

RBC Common Shares

As of October 31, 2007, RBC had 1,276,260,033 common shares outstanding. The holders of RBC’s common shares are entitled to vote at all meetings of shareholders except meetings at which only holders of a specified class, other than common shares, or series of shares are entitled to vote. The holders of common shares are entitled to receive dividends as and when declared by the board of directors, subject to the preference of the preferred shares. After payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, and after payment of all outstanding debts, the holders of the common shares will be entitled to receive any remaining property upon liquidation, dissolution or winding-up.

RBC Preferred Shares

First preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to RBC’s bylaws. Currently, Non-Cumulative First Preferred Shares Series N, W, AA, AB, AC, AD, AE, AF and AG are outstanding. The Non-Cumulative First Preferred Shares Series N and Series W are, subject to the consent of the Superintendent of Financial Institutions (Canada) and the requirements of the Bank Act, redeemable or exchangeable by RBC into common shares. In addition, on and after August 24, 2008, Non-Cumulative First Preferred Shares Series N will be convertible by the holders into common shares. The first preferred shares are entitled to preference over the second preferred shares and common shares and over any other shares ranking junior to the first preferred shares with respect to the payment of dividends and in the distribution of property in the event of liquidation, dissolution or winding-up.

Second preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to RBC’s bylaws. There are no second preferred shares currently outstanding. Second preferred shares would rank junior to the first preferred shares. Second preferred shares would be entitled to preference over the common shares and over any other shares ranking junior to the second preferred shares with respect to the payment of dividends and in the distribution of property in the event of RBC’s liquidation, dissolution or winding-up.

Holders of the first and second preferred shares are not entitled to any voting rights as a class except as provided under the Bank Act or RBC’s bylaws. Under the Bank Act, RBC may not create any other class of shares ranking equal with or superior to a particular class of preferred shares, increase the authorized number of, or amend the rights, privileges, restrictions or conditions attaching to such class of preferred shares, without the approval of the holders of that class of preferred shares.

Any approval to be given by the holders of the first and second preferred shares may be given in writing by the holders of not less than all of the outstanding preferred shares of each class or by a resolution carried by the affirmative vote of not less than 66 2 /3% of the votes cast at a meeting of holders of each class of preferred shares at which a quorum is represented. A quorum at any meeting of holders of each class of preferred shares is 51% of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.

Registration and Transfer Agent

Computershare Trust Company of Canada is the main transfer agent and registrar of the RBC common shares with offices in the cities of Montreal, Calgary, Halifax, Toronto, Winnipeg and Vancouver. In the United States, Computershare Trust Company, N.A. is the co-transfer agent, from its office in Colorado.

Dividends

The directors of RBC may declare, and RBC may pay, dividends in money or property or by the issue of shares of RBC or options or rights to acquire fully paid shares of RBC. The directors of RBC may not declare, and RBC may not pay, a dividend if there are reasonable grounds for believing that the payment would cause RBC to be in contravention of the capital adequacy and liquidity regulations of the Bank Act or any guideline or direction of the Superintendent of Financial Institutions (Canada) respecting the maintenance of adequate capital and liquidity.

RBC pays dividends in Canadian dollars. For RBC shares held through DTC by any shareholder in the U.S., any dividend will be converted into U.S. dollars by the DTC participant.

Voting Rights

The holders of RBC common shares are entitled to notice of, to attend and to one vote per share at all meetings of the shareholders of RBC except where only the holders of a specified class or series of shares, other than common shares, are entitled to vote.

The Bank Act prohibits any person from exercising voting rights attached to shares of a Canadian bank beneficially owned by any government or any governmental agency of Canada or any province of Canada, by the government of any foreign country, or any political subdivision or agency of any foreign country.

RBC may require any person who acquires RBC common shares pursuant to the merger to furnish a declaration relating to ownership, in a form prescribed by RBC.

The Bank Act provides that resolutions and elections decided at a shareholders’ meeting are by a majority of the votes cast, subject to the compulsory provisions of the Bank Act. Shareholders’ resolutions requiring a vote by simple majority include elections of directors and the appointment of auditors.

Under the Bank Act, a special resolution passed at a shareholders’ meeting with a majority of at least two-thirds of the votes cast at such meeting or a resolution signed by all the shareholders entitled to vote on that resolution is required to, among other things:

•	create new classes of shares;

•	change the designation or attributes of any class or series of shares;

•	divide any class of shares into series;

•	change the number (or minimum or maximum number) of directors;

•	change the name of the bank; or

•	change the province in Canada where the head office is situated.

Liquidation Rights

Under the Bank Act, RBC may be dissolved, at any time when it is not insolvent, by a shareholders’ special resolution, which must be passed by a majority of at least two-thirds of the votes cast, and if RBC has issued more than one class of shares, by at least two-thirds of the votes cast by each class of shares whether or not those shareholders are otherwise entitled to vote, subject to approval of the Minister of Finance (Canada).

After the payment to the holders of the first preferred shares and second preferred shares of the amount or amounts to which they may be entitled, the holders of the common shares are entitled to receive the remaining property of RBC upon dissolution.

The first preferred shares have preference over the second preferred shares and the common shares with respect to distribution of the assets of RBC in the event of the liquidation, dissolution or winding-up of RBC. The second preferred shares are subordinate to the first preferred shares and entitled to preference over the common shares with respect to the distribution of assets of RBC in the event of the liquidation, dissolution or winding-up of RBC.

Preemptive Rights

Under RBC’s bylaws, the shareholders of RBC have no preemptive rights upon any issuance of shares whether for cash or non-cash consideration or for no consideration.

Limitations Affecting Holders of RBC Shares

The Bank Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. The following is a summary of such restrictions.

Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of a bank having equity of C$8 billion or more (which includes RBC). A person is a major shareholder of a bank if (i) the aggregate of the shares of any class of voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 20% of that class of voting shares; or (ii) the aggregate of shares of any class of non-voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 30% of that class of non-voting shares. Additionally, no person may have a significant interest in any class of shares of a bank (including RBC) unless the person first receives the approval of the Minister of Finance (Canada). For purposes of the Bank Act, a person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of such bank.

The Bank Act also prohibits the registration of a transfer or issue of any shares of a Canadian bank to any government or governmental agency of Canada or any province of Canada, or to any government of any foreign country, or any political subdivision or agency of any foreign country.

Under the Bank Act, RBC cannot redeem or purchase any shares for cancellation unless the prior consent of the Superintendent of Financial Institutions (Canada) has been obtained.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF ANB

The following table sets forth the number and percentage of outstanding shares of ANB common stock beneficially owned as of December 11, 2007 by:

•	each director and named executive officer of ANB;

•	all ANB directors and executive officers as a group; and

•	beneficial owners of 5% or more of ANB’s common stock.

Name	Number of Shares of ANB Common Stock(1)(2)	% of Shares of ANB Common Stock(3)
W. Ray Barnes(4)	107,309	*
Bobby A. Bradley	1,383	*
Dan M. David(5)	79,329	*
Griffin A. Greene(6)	64,069	*
John H. Holcomb, III(7)	136,135	*
John D. Johns(8)	53,663	*
John J. McMahon, Jr.(9)	685,599	3.3%
C. Phillip McWane(10)(18)	1,268,238	6.2%
William D. Montgomery	36,361	*
Richard Murray, IV(11)	85,586	*
Drayton Nabers Jr.(12)	45,015	*
G. Ruffner Page, Jr.(13)(18)	692,878	3.4%
John M. Plunk(14)	29,424	*
William Britt Sexton(15)	213,941	1.0%
W. Stancil Starnes	53,846	*
W. Edgar Welden	70,994	*
William E. Matthews, V(16)	66,645	*
James R. Thompson, III(17)	11,123	*
All ANB Directors & Executive Officers as a Group (21 persons)	3,564,016	17.3%

*	Reflects ownership of less than 1%.
(1)

The number of shares of ANB common stock reflected in the table is the number of shares which are deemed to be beneficially owned under the federal securities laws. Shares deemed to be beneficially owned include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding, or otherwise, either voting power or investment power is held or shared. Unless otherwise stated, the named person has the sole voting and sole investment power for the shares indicated.

(2)

The share amounts reported also include common stock equivalents held by directors under the ANB Plan for the Deferral of Compensation for Non-Employee Directors and the ANB Plan for the Deferral of Compensation by Non-Employee Directors of the Subsidiary Banks and by certain executive officers under the ANB Plan for the Deferral of Compensation by Key Employees, entitling such directors and executive officers to receive upon distribution a share of ANB common stock for each stock equivalent. The number of stock equivalents included are as follows: Mr. Barnes, 5,906; Ms. Bradley, 1,383; Mr. David, 7,054; Mr. Greene, 514; Mr. Holcomb, 35,491; Mr. Johns, 11,946; Mr. McMahon, 8,829; Mr. McWane, 6,632; Mr. Montgomery, 5,079; Mr. Murray, 25,110; Mr. Page, 9,451; Mr. Plunk, 1,370; Mr. Sexton, 248; Mr. Starnes, 12,064; Mr. Welden, 5,098; Mr. Matthews, 24,745; and Mr. Thompson, 5,975.

(3)

Percentage of ownership is based on 20,598,537 shares of ANB common stock, representing 20,411,083 shares outstanding as of December 11, 2007, and 187,454 shares of common stock equivalents held in deferred compensation plans of directors and certain executive officers. In the case of persons who possess outstanding stock options, percentage of ownership is based on the shares described in the previous sentence and the number of shares underlying options held by such persons exercisable within 60 days from said date. Percentage of ownership with respect to all directors and executive officers as a group also includes options held by such directors and executive officers to purchase 31,948 shares of ANB common stock within 60 days from said date.

(4)	A total of 71,253 shares are pledged by Mr. Barnes as security for a line of credit.
(5)	Includes stock options to purchase 5,000 shares of ANB common stock. Includes 3,457 shares held by Mr. David’s wife, of which Mr. David disclaims beneficial ownership.
(6)

Includes stock options to purchase 1,448 shares of ANB common stock. Includes 327 shares held by Mr. Greene’s wife. Also includes 6,537 shares held in a limited liability partnership of which Mr. Greene’s minor children are partners. Also includes 29,075 shares held by a limited partnership, of which Mr. Greene is a limited partner and a corporation controlled by Mr. Greene is the general partner. Mr. Greene shares voting and investment power with respect to these 29,075 shares. A total of 55,243 shares are pledged by Mr. Greene and the limited partnership for use as security or collateral.

(7)

Includes stock options to purchase 20,000 shares of ANB common stock. Includes 700 shares held by Mr. Holcomb as custodian for his three children and 500 shares held by Mr. Holcomb’s wife in an individual retirement account. Also includes 5,259 shares held in ANB’s 401(k) Employee Capital Accumulation Plan. A total of 70,535 shares are pledged by Mr. Holcomb as security for a $400,000 line of credit at a third party bank.

(8)

Includes 1,000 shares held by Mr. Johns’ wife in an individual retirement account, 1,500 shares held for the benefit of Mr. Johns’ wife in the James A. Dunlap Children’s Trust and the Nancy D. Johns Subtrust, and 2,000 shares held by Mr. Johns’ wife as custodian for their minor children. Mr. Johns disclaims beneficial ownership of these shares.

(9)

Includes 187,995 shares held by the Anna McWane Trust, 67,340 shares held by the James R. McWane, Jr. Marital Trust, and 21,435 shares held by the Jonathan B. McWane Trust. Mr. McMahon is the trustee for each of these trusts. Also includes 300,000 shares held in a family partnership pursuant to which Mr. McMahon shares the power to vote and invest the shares with his wife, his three children, and the spouses of two of those children. Also includes 96,830 shares held by Mr. McMahon’s wife, of which Mr. McMahon disclaims beneficial ownership.

(10)

Includes 184,692 shares owned by H & P Partners of Alabama, L.P., a family limited partnership, of which Mr. McWane has shared voting and investment control. Includes 1,061,986 shares held in the Charles Phillip McWane Grantor Annuity Trust, of which Mr. McWane shares investment control. Also includes 14,928 shares held by Mr. Page as custodian for the minor children of Mr. McWane, of which Mr. McWane disclaims beneficial ownership. The address for Mr. McWane is 2900 Highway 280, Suite 300, Birmingham, Alabama 35223.

(11)	Includes 1,600 shares held by Mr. Murray’s wife. Includes 47,702 shares held jointly by Mr. Murray with his wife. Includes 4,206 shares held in ANB’s 401(k) Employee Capital Accumulation Plan.
(12)	Includes 4,000 shares held by the Fairfax and Drayton Nabers Charitable Foundation, of which Mr. Nabers is President. Also includes 29,400 shares held by Mr. Nabers’ spouse.
(13)

Includes 417,768 shares held by the William McWane Trust for the benefit of Phillip McWane and 174,070 shares held by the William McWane Trust for the benefit of Anna McWane. Mr. Page is the trustee for each of these trusts. Also includes 1,500 shares held by Mr. Page as custodian for his three minor children. Also includes 15,000 shares held in three separate trusts for the benefit of Mr. McWane’s children, of which Mr. Page serves as the trustee for each of these trusts. Does not include 14,928 shares held by Mr. Page as custodian for the minor children of Mr. McWane, of which Mr. Page disclaims beneficial ownership. Includes 8,000 shares held by Mr. Page’s wife, of which Mr. Page disclaims beneficial ownership. The address for Mr. Page is 2900 Highway 280, Suite 300, Birmingham, Alabama 35223.

(14)

Includes 646 shares held by Mr. Plunk’s wife in an individual retirement account, of which Mr. Plunk disclaims beneficial ownership. Also includes 16,629 shares held by the Maund Family Limited Partnership, a family limited partnership, of which Mr. Plunk has shared voting and investment control.

(15)

Includes 32,000 shares held by PTS, LLC, of which Mr. Sexton is the managing member, 11,000 shares held by Sexton Investments, LLC, of which Mr. Sexton is the managing member, and 57,089 shares held by Sexton’s, Inc., of which Mr. Sexton is the chief executive officer. Also includes 2,111 shares held by the Sexton Foundation, of which Mr. Sexton is the president. Also includes 14,100 shares held by the Beau Moss Trust, 10,000 shares held by the Gray Sexton Trust, and 11,918 shares held by the Kristi Moss Trust.

Mr. Sexton is the trustee for each of these trusts. Also includes 47,052 shares held by Mr. Sexton’s parents, of which Mr. Sexton shares voting and investment control with his parents. Includes 211 shares held by Mr. Sexton’s wife in an individual retirement account. The 57,089 shares owned by Sexton’s, Inc. are pledged as security or collateral.

(16)	Includes 41,700 shares owned jointly with Mr. Matthews’s wife. Also includes 200 shares held by Mr. Matthews as custodian for his two minor children.
(17)

Includes 1,662 shares of ANB common stock held in two separate trusts, of which Mr. Thompson is the trustee, for the benefit of Mr. Thompson’s siblings. Also includes 52 shares held in ANB’s 401(k) Employee Capital Accumulation Plan.

(18)

Each of these individuals has filed a joint Schedule 13G with the SEC to acknowledge that they are part of a group formed for the purpose of acquiring, holding, voting, and disposing of more than 5% of the outstanding ANB common stock. These individuals beneficially own, in the aggregate, 1,961,116 shares or 9.5% of the outstanding shares of ANB common stock. Includes common stock equivalents and excludes a total of 14,928 shares, of which beneficial ownership is disclaimed by Mr. Page, as disclosed in note 13 above.

COMPARISON OF RIGHTS OF ANB STOCKHOLDERS AND RBC SHAREHOLDERS

As a result of the merger, some ANB stockholders will receive RBC common shares in exchange for their shares of ANB common stock. ANB is a corporation organized under the laws of the State of Delaware and subject to the DGCL. RBC is a Schedule I bank chartered under and subject to the Bank Act. The Bank Act is RBC’s charter. Certain differences, including but not limited to those described below, exist between the rights of ANB stockholders and the rights of RBC shareholders.

The following is a summary of the material differences between the rights of ANB stockholders and of RBC shareholders. These differences arise from the differences between the DGCL and the Bank Act, the governing instruments of ANB and RBC, and securities laws and regulations governing the two companies. The following summary, however, is not a complete description of the laws of Delaware or of Canada, RBC’s bylaws, ANB’s articles of incorporation and bylaws, and other rules or laws referred to in this summary. This summary is qualified in its entirety by reference to, in the case of ANB stockholder rights, the DGCL, ANB’s amended and restated certificate of incorporation, as amended (the “certificate of incorporation”) and amended and restated bylaws (“bylaws”), and in the case of RBC shareholder rights, the Bank Act and the bylaws of RBC.

	RBC	ANB
Corporate Governance	The Bank Act (which is RBC’s charter) and RBC’s bylaws principally govern the rights of holders of RBC common shares.	ANB’s certificate of incorporation and bylaws and the DGCL govern the rights of holders of ANB common stock.

Authorized Capital	For a description of the capital structure of RBC, please see “Description of RBC Shares” beginning on page 78.	ANB’s certificate of incorporation authorizes a total of fifty million one hundred thousand (50,100,000) shares of stock, consisting of fifty million (50,000,000) shares of common stock, par value $1.00 per share, and one hundred thousand (100,000) shares of preferred stock, par value $1.00 per share.

Voting Rights	Holders of RBC common shares are entitled to one vote per share on all matters to be voted on by holders of RBC common shares. The holders of first preferred shares and second preferred shares are not entitled to vote at any meeting of shareholders of RBC nor are they entitled to receive any notice of or attend shareholders’ meetings except as provided in the Bank Act or in the rights, privileges, restrictions and conditions attached to any series. See “Description of RBC Shares” beginning on page 78.	Each holder of ANB common stock is entitled to one vote for each share of common stock held. ANB’s certificate of incorporation allows for the issuance of preferred stock in one or more classes or series. The voting rights, if any, of the holders of ANB preferred stock remain undetermined until fixed by resolution of the board of directors.

	RBC	ANB
Shareholder Proposals and Nominations of Directors

Under the Bank Act, any RBC shareholder entitled to vote at an annual meeting of shareholders who for at least six months has been the registered holder or beneficial owner of the number of outstanding voting shares of RBC (i) that is equal to 1% of the total number of voting shares outstanding or (ii) whose fair market value is at least C$2,000 may submit to RBC notice of any matter that the shareholder proposes to raise at the meeting, and discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal. If a proposal submitted to RBC by a shareholder meets the conditions set out in the Bank Act, RBC is required to include the proposal and, if requested, a statement by the shareholder in support of the proposal in its management proxy circular or to attach such information to its management proxy circular. The statement and the proposal together cannot exceed 500 words. RBC is not subject to the SEC’s rule on inclusion of shareholder proposals and supporting statements in its proxy materials.

A shareholder’s proposal which includes nominations for the election of directors must be signed by one or more registered holders or beneficial owners of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of RBC entitled to vote at the meeting to which the proposal is to be presented.

Under the DGCL, any matter relating to the affairs of ANB that is appropriate for stockholder action is a proper subject for action at an annual meeting of stockholders, and, subject to certain provisions in the DGCL, need not be specifically stated in the notice of meeting. ANB is subject to the SEC’s rule requiring that it include stockholder proposals and supporting statements in its proxy materials if the requirements of the rule are satisfied.

ANB’s guidelines on significant governance issues establish procedures that stockholders must follow to nominate persons for election to the ANB board of directors. A stockholder may recommend director candidates for inclusion by the board in the slate of nominees which the board recommends to ANB’s stockholders for election. The qualifications of recommended candidates are reviewed by ANB’s Nominating and Corporate Governance Committee following substantially the same process and applying substantially the same criteria as for candidates submitted by board members. If the ANB board determines to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholder, the name will be included in ANB’s proxy card for the stockholders meeting at which his or her election is recommended. The stockholder making the nomination must deliver a notice to ANB’s Nominating and Corporate Governance Committee setting forth certain information about the person to be nominated similar to the information required for disclosure in proxy solicitations for director election pursuant to Exchange Act Regulation 14A.

	RBC	ANB
Quorum Requirements

At any meeting of RBC common shareholders, 10 or more shareholders present in person and each entitled to vote at such meeting constitute a quorum for the transaction of business. If a quorum is not present at the opening of a meeting of shareholders the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

At a meeting of first preferred shareholders or second preferred shareholders of RBC, holders of not less than 51% of the outstanding shares entitled to vote at such meeting, present in person or represented by proxy, constitute a quorum. If a quorum is not constituted at such original meeting, the meeting will be adjourned to a date at least 15 days later. At such adjourned meeting, business may be transacted by first preferred shareholders or second preferred shareholders, as applicable, present in person or represented by proxy, whether or not they hold more or less than 51% of the outstanding shares entitled to vote at such meeting.

ANB’s bylaws provide that the holders of a majority of the stock issued and outstanding and entitled to vote, in person or by proxy, constitute a quorum at all meetings of ANB stockholders. If a quorum is not present, the present stockholders who are entitled to vote have the power to adjourn the meeting until such time as a quorum is present. At such adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Written Consent of Stockholders	Under the Bank Act, shareholders of a bank may take action without a meeting if a resolution in writing is signed by all the shareholders entitled to vote on that matter at a meeting of shareholders, except in certain circumstances relating to the removal or replacement of a director or the auditor of the bank.	Under the DGCL, stockholders may take action without a meeting if a consent in writing to such action is signed by the stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the certificate of incorporation. ANB’s certificate of incorporation specifically limits stockholder action to annual or special meetings and denies stockholder action by written consent in lieu of a meeting.

	RBC	ANB
Preemptive Rights	The Bank Act allows for a pre-emptive right in respect of a class of shares if this right is specifically granted in the bylaws of a bank. The bylaws of RBC do not provide for pre-emptive rights.	Under the DGCL, stockholders of a corporation are denied preemptive rights unless such rights are expressly granted to stockholders in the certificate of incorporation. ANB’s certificate of incorporation does not provide for preemptive rights.

Dividends and Other Distributions

Under the Bank Act, holders of RBC common shares are entitled to receive dividends declared on each RBC common share held. The rates and amounts of preferential dividends attached to any series of first preferred shares or second preferred shares are fixed and set forth in the rights, privileges, restrictions and conditions attached to the respective series at the time of issuance of each series of first preferred shares or second preferred shares. The directors of RBC may not declare, and RBC may not pay, a dividend if there are reasonable grounds for believing that the payment would cause RBC to be in contravention of the capital adequacy and liquidity regulations of the Bank Act or any guideline or direction of the Superintendent of Financial Institutions (Canada) respecting the maintenance of adequate capital and liquidity.

Under the Bank Act, RBC may pay dividends in money or in property or by the issue of shares of RBC or options or rights to acquire fully paid shares of RBC.

Under the DGCL, a corporation can pay dividends to the extent of its surplus, and, if no surplus is available, dividends can be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends cannot be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by ANB are derived from its subsidiary banks, and there are various statutory limitations on the ability of such banks to pay dividends to ANB.

ANB’s bylaws provide that dividends, if any, may be declared by the board of directors at any regular or special meeting and may be paid in cash, in property or in shares of stock.

	RBC	ANB
Under RBC’s bylaws, first preferred shares are entitled to a preference over second preferred shares and RBC common shares, and second preferred shares are entitled to a preference over RBC common shares with respect to the payment of dividends and the distribution of the assets of RBC among its shareholders for the purpose of winding up its affairs. First preferred shares of each series rank on a parity with first preferred shares of every other series and second preferred shares of each series rank on a parity with second preferred shares of every other series with respect to priority in payment of dividends and the distribution of the assets of RBC among its shareholders for the purpose of winding up its affairs. See “Description of RBC Shares.”

Size and Classification of Board of Directors; Election of Directors	The Bank Act requires that the number of directors on RBC’s board be at least seven. The RBC bylaws provide that the maximum number of directors on the board is 26. Currently, RBC’s board consists of a single class of 16 directors who are elected annually. The persons who receive the greatest number of votes at an election of directors at a shareholders’ meeting, up to the number authorized to be elected, are elected as RBC’s board of directors. The Bank Act also requires that no more than two-thirds of the directors may be affiliated with RBC, as specified by the Bank Act, and no more than 15% of the directors may be employees of RBC or a subsidiary of RBC, except that up to four of these employees may be directors if they constitute not more than 50% of the directors. Additionally, under the Bank Act, a majority of the directors of RBC must be resident Canadians and, except in limited circumstances, directors may not transact business at a meeting of directors or a committee of directors at which a majority of the directors present are not resident Canadians. The Bank Act also requires the directors of a bank to appoint from their members a chief executive officer who must be ordinarily resident in Canada.

ANB’s certificate of incorporation provides that the number of ANB directors which shall constitute the whole board of directors is determined from time to time by resolution and adopted by the affirmative vote of a majority of the board of directors. ANB’s certificate of incorporation further provides that the number of directors shall not be less than three or more than 20; provided that the number of directors shall not be decreased if such decrease would have the effect of shortening the term of an incumbent director. Currently, ANB’s board consists of a single class of 16 directors who are elected annually.

Under the DGCL, the directors of a corporation are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, unless the certificate of incorporation provides for cumulative voting. ANB’s certificate of incorporation does not provide for cumulative voting. All directors are elected annually for a one-year term or until a successor is elected and qualified.

	RBC	ANB
Removal of Directors	Under the Bank Act, the shareholders of RBC may remove any director or all the directors from office by a majority of votes cast at a special meeting.	Under the DGCL, a majority of the shares entitled to vote may effect a removal of any director with or without cause.
Vacancies on the Board of Directors; Quorum

Under the Bank Act, a quorum of directors may fill a vacancy among the directors except a vacancy resulting from a change in the bylaws by which the number or minimum or maximum number of directors is increased or from a failure to elect the number or minimum number of directors provided for in the bylaws. Additionally, RBC’s bylaws allow the directors to appoint one or more directors to hold office for a term expiring not later than the close of the next annual meeting of shareholders; provided that, pursuant to the Bank Act, the total number of directors so appointed does not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

At any meeting of RBC’s board of directors, four directors constitute a quorum. The Bank Act provides, however, that the directors of a bank shall not transact business at a meeting of directors (or a committee of directors) unless one of the directors who is not affiliated with the bank is present and a majority of the directors present are resident Canadians.

When any vacancy occurs among the ANB directors, whether as a result of the creation of a new directorship or the death, resignation, retirement, disqualification or removal of a director, a majority of the remaining members of the board may appoint a director to fill such vacancy until the next election of directors. ANB’s bylaws provide that the Nominating and Corporate Governance Committee of the board proposes to the remaining directors a slate of candidates for the vacant position.

At all meetings of the ANB board of directors, a majority of the directors constitutes a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum is considered to be the act of the board of directors. If a quorum is not present, the present directors may adjourn the meeting until such time as a quorum is present.

Reports to Shareholders; Other Public Information

RBC is subject to the information requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the SEC, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which may differ in material respects from the disclosure requirements applicable to U.S. companies. The reports, proxy statements and other information filed by RBC with the SEC can be inspected and copied at locations specified under “Where You Can Find More Information” beginning on page 107.

RBC is exempt from the SEC’s rules under the Exchange Act prescribing the form and content of proxy statements, and its officers, directors and any holders of greater than 10% of shares are exempt from the reporting, short-swing profit recovery and short sale provisions contained in Section 16 of the Exchange Act.

ANB is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by ANB with the SEC can be inspected and copied at locations specified, or found at the internet address listed under “Where You Can Find More Information” beginning on page 107.

	RBC	ANB
Rights of Inspection

Shareholder List	Under the Bank Act, a list of RBC shareholders that sets out the names of the RBC shareholders, the number of shares owned by each shareholder and the address of each shareholder as shown in the records of RBC is available to any person upon request within 10 days after receipt by RBC of an affidavit, swearing that the list will not be used except in accordance with a permitted purpose, and payment of a reasonable fee.	Under the DGCL, a corporation is required to prepare, at least 10 days prior to a stockholders’ meeting, a list of stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting either (i) on a reasonably accessible electronic network or (ii) during ordinary business hours, at the principal place of business of the corporation. The list is also required to be made available for inspection during the stockholders meeting by any stockholder who is present.

Corporate Books and Records	The Bank Act requires that specified books and records be kept at RBC’s head office (which head office is required to be in Canada) or elsewhere in Canada as the directors see fit. Pursuant to the provisions of the Bank Act, RBC’s shareholders, creditors and their personal representatives may examine and take extracts from certain records during RBC’s regular business hours free of charge, or copy the records on payment of a reasonable fee and, where the bank has securities issued to the public, any other person may, on payment of a reasonable fee, examine such records and take extracts therefrom or copies thereof.	Under the DGCL, a stockholder has the right during normal business hours to inspect and make copies and extracts from the corporation’s stock ledger, a list of the corporation’s stockholders and other books and records of the corporation, after making a written demand under oath stating the purpose, so long as the purpose is reasonably related to the person’s interest as a stockholder.

	RBC	ANB
Meetings of Shareholders

Annual Meetings	Under the Bank Act and RBC’s bylaws, annual meetings of the shareholders of RBC are to be held in Canada within six months of the end of each financial year of RBC, at a time and place within Canada determined by the board of directors.	Under the DGCL, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of stockholders shall be held for the election of directors on a date and at a time designated by or in the manner provided in the corporation’s bylaws and any other proper business may be transacted at the annual meeting. ANB’s bylaws provide that the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such time and place as is determined by the board of directors each year and as is stated in the notice of the meeting.

Special Meetings	Under the Bank Act a special meeting of the shareholders of RBC may be called at any time by the RBC directors. In addition, subject to the Bank Act, the holders of not less than 5% of the issued and outstanding shares of RBC that carry the right to vote at the meeting may request that the RBC directors call a meeting of shareholders for the purpose stated in the request. If the directors do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition requesting the directors to call the meeting may call the meeting.	Under the DGCL, stockholders of Delaware corporations do not have the right to call special meetings unless such right is conferred upon the stockholders in the corporation’s certificate of incorporation or bylaws. Neither ANB’s certificate of incorporation nor its bylaws confers to ANB stockholders the right to call a special stockholders meeting. ANB’s bylaws provide that a special stockholders meeting may be called by the chairman of the board of directors and by the president or secretary of ANB at the written request of a majority of the board of directors, which request shall state the purpose or purposes of the proposed meeting.

	RBC	ANB
Notice of Meetings	Under the Bank Act, notice of the time and place of a meeting of RBC shareholders must be sent not less than 21 days and not more than 60 days before the meeting to each director, the auditor of the bank, the Superintendent of Financial Institutions (Canada) and to each shareholder entitled to vote at the meeting.	Under the DGCL, stockholders generally must be provided written notice of a stockholders meeting not less than 10 days nor more than 60 days prior to a meeting. However, in the case of a stockholders meeting called to vote on a merger, consolidation or sale of substantially all of the assets of the corporation, stockholders must be given written notice of not less than 20 days before the meeting. ANB’s bylaws provide for stockholder notice consistent with the DGCL.

Shareholder Vote Required for Certain Actions

Business Combinations

Under the Bank Act, RBC may sell all or substantially all of its assets to another financial institution federally incorporated in Canada or to an authorized foreign bank in respect of its business in Canada if the purchasing financial institution or authorized foreign bank assumes all or substantially all of the liabilities of the Bank. The sale must also be approved by a special resolution of the shareholders passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution, with each share carrying the right to vote whether or not it otherwise carries the right to vote. The holders of each class or series of shares which are affected by the sale in a manner different from the shares of another class or series are entitled to vote separately as a class or series. The Minister of Finance must also approve the sale of all or substantially all of the assets of RBC.

Under the Bank Act, RBC may apply to the Minister of Finance to amalgamate with one or more bodies corporate federally incorporated in Canada. Such an amalgamation (other than an amalgamation between a bank and a wholly-owned subsidiary of the bank) requires the approval by the shareholders by special resolution passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution, with each share carrying the right to vote whether or not it otherwise carries the right to vote. Additionally, the holders of each class or series of shares may be entitled to vote separately as a class or series in certain circumstances.

The DGCL permits a merger to become effective without the approval of the surviving corporation’s stockholders provided stockholder approval is not required by the corporation’s certificate of incorporation and certain other requirements are met. Under the DGCL, if the certificate of incorporation of the surviving corporation does not change following the merger, the amount of the surviving corporation’s common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition and the board of directors of the surviving corporation adopts a resolution approving the plan of merger, no stockholder approval is required.

Where stockholder approval of a merger is required under the DGCL, a merger can be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon, unless the certificate of incorporation requires a greater vote. If the proposed merger or other business combination were to involve an “interested stockholder,” however, the DGCL would impose supermajority approval requirements with certain qualifications. The ANB certificate of incorporation does not contain any supermajority requirements. See “—Antitakeover Effects of Certain Statutes and Bylaw Provisions” beginning on page 97.

Under the DGCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets, otherwise than in the usual and regular course of its business, only with the approval of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless the certificate or bylaws require a greater vote. ANB’s certificate of incorporation and bylaws do not require a greater vote.

	RBC	ANB
Amendments of Governing Documents

The board of directors of RBC may make, amend or repeal any bylaw that regulates the business or affairs of the Bank. The RBC directors must submit a bylaw, or an amendment to or repeal of a bylaw, to the shareholders at the next meeting of shareholders, and the shareholders may, by resolution, confirm or amend the bylaw, amendment or repeal. Generally, a bylaw, or an amendment to or repeal of a bylaw is effective from the date it is approved by directors until it is rejected or confirmed by the shareholders. However, certain changes of a substantial nature to the bylaws of RBC must be approved by a special resolution passed at a shareholders’ meeting with a majority of at least two-thirds of the votes cast at such meeting or by a resolution signed by all the shareholders entitled to vote on that resolution. Additionally, certain changes entitle the holders of each class of shares (and each series of a class, if the shares of that series are affected differently by the amendment from other shares of that class) to vote separately as a class or series, with each share carrying the right to vote whether or not it otherwise carries the right to vote. Substantial bylaw changes requiring shareholder approval by special resolution include changing the maximum number of authorized shares, creating new classes of shares, changing the designation of any or all of the shares of a bank, changing the shares of any class or series into a different number of shares, dividing a class of shares into series, increasing or decreasing the number of directors or the minimum or maximum number of directors, changing the name of the bank, or changing the province in which the head office is situated. Additionally, a change to the name of RBC must also be approved by the Superintendent of Financial Institutions (Canada).

A shareholder entitled to vote at an annual meeting of shareholders of RBC may make a proposal to make, amend or repeal a bylaw in accordance with the shareholder proposal requirements of the Bank Act.

Unless the certificate of incorporation provides otherwise, the DGCL requires only the affirmative vote of a majority of all outstanding voting shares to effect certain amendments to the certificate of incorporation. The DGCL requires the shares of a class to vote separately on amendments in certain circumstances. ANB currently has no separate classes of stock.

The DGCL states that only the stockholders are entitled to amend the bylaws of a corporation unless the corporation’s certificate of incorporation also specifically grants such authority to the board of directors. ANB’s certificate of incorporation permits the board of directors, as well as the stockholders, to amend ANB’s bylaws.

	RBC	ANB
Duties of Directors	Under the Bank Act, the directors of a bank manage or supervise the management of the business and affairs of the bank. In exercising their powers and discharging their duties, directors of RBC must act honestly and in good faith with a view to the best interests of RBC and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	The board of directors is responsible for managing the business and affairs of a corporation under Delaware law. In discharging that responsibility, directors of Delaware corporations owe a duty of care and a duty of loyalty to the corporation, as well as to its stockholders. The Delaware courts have made clear that directors are required to exercise an informed business judgment in the performance of their duties. To do so, directors must have informed themselves of all material information reasonably available to them.

Limitation of Liability of Directors	The Bank Act does not permit a bank to limit the liability of a director for a breach of his or her duty to act in accordance with the Bank Act. Under the Bank Act, however, directors are not liable in respect of certain actions contrary to the Bank Act, including authorizing certain prohibited transactions or prohibited dividend payments, if they relied in good faith on financial statements represented to the directors by an officer of the bank or the bank’s auditors to reflect fairly the financial condition of the bank or on a report of a person whose profession lends credibility to a statement made by the professional.	Subject to certain exceptions, the DGCL permits the certificate of incorporation to include a provision that eliminates or limits a director’s liability to stockholders for monetary damages for any breach of fiduciary duty as a director. The certificate of incorporation, however, cannot eliminate the liability of a director for breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; unlawful payment of dividends or unlawful stock purchase or redemption; or any transactions from which the director derived an improper personal benefit. ANB’s certificate of incorporation includes a provision restricting director liability to the extent permitted by the DGCL.

	RBC	ANB
Indemnification of Directors and Officers

RBC’s bylaws provide that RBC will indemnify a director or officer of RBC or a former director or officer of RBC, or a person who acts or acted at RBC’s request as a director or officer of an entity of which RBC is or was a shareholder or creditor, and such person’s heirs and legal representatives (the “indemnified persons”), against all costs, charges, expenses and taxes, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of RBC or such an entity and including all taxes, duties, imposts or governmental charges whatsoever (“taxes”) levied on amounts paid to so indemnify such person against such costs, charges, expenses and taxes if: (i) the indemnified person acted honestly and in good faith with a view to the best interests of RBC; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. RBC’s bylaws further provide that the foregoing indemnification will not apply in respect of an action by or on behalf of RBC to obtain a judgment in its favor unless the approval of a court is obtained as required by the Bank Act. RBC will exercise all reasonable efforts to obtain or assist in obtaining such approval.

Under the Bank Act, the indemnified persons referred to above are entitled to indemnity from RBC in respect of all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the person is subject because of their association with RBC or another entity, if the person seeking indemnity:

Under the DGCL, a corporation can indemnify its directors and officers if a director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Furthermore, the DGCL allows for a corporation to indemnify its directors and officers with respect to any criminal action, suit or proceeding when the director or officer had no reasonable cause to believe his conduct was unlawful. Indemnification generally is not allowed under the DGCL if a director or officer has been adjudged liable to the corporation. ANB’s bylaws authorize the indemnification of its directors and officers to the fullest extent permitted by law.

ANB’s bylaws provide that indemnified persons are entitled to indemnity from ANB in respect of all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding for which indemnification is appropriate.

	RBC	ANB

•     was not judged by the court or other competent authority to have committed any fault or omitted to do anything they ought to have done; and

•     fulfils the conditions set out in (i) and (ii) above.

These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling RBC pursuant to the foregoing provisions, RBC has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable in the U.S.

Shareholder Suits

With the prior leave of a court having jurisdiction, a complainant may, on behalf of RBC or any of its subsidiaries, institute a shareholder derivative action under the Bank Act or intervene in an action under the Bank Act to which RBC or any of its subsidiaries is a party for the purpose of prosecuting, defending or discontinuing the action. Possible complainants include shareholders or former shareholders of RBC or any other proper person in the discretion of the court. No action may be brought and no intervention in an action may be made under the Bank Act unless the court is satisfied that:

•     the complainant has given not less than 14 days’ notice to the directors of RBC of the complainant’s intention to apply to the court if the directors of RBC do not bring, diligently prosecute or defend, or discontinue the action;

•     the complainant is acting in good faith; and

Under the DGCL, stockholders may bring derivative actions on behalf of the corporation to enforce the rights of the corporation. Prior to bringing an action, a stockholder plaintiff is required to make a demand on the directors of the corporation to assert the claim, unless the stockholder is able to show that making such a demand would be futile. In order to maintain a derivative suit, a person must have been a stockholder at the time of the transaction that is the subject of the suit and must also generally maintain status as a stockholder throughout the duration of the suit.

In certain circumstances, class action lawsuits are available to stockholders.

	RBC	ANB

•     it appears to be in the interests of RBC that the action be brought, prosecuted, defended or discontinued.

Under the Bank Act, the court in a derivative action may make any order it thinks fit, except that the court may not make any order in relation to any matter that would require the approval of the Minister of Finance or the Superintendent of Financial Institutions (Canada) under the Bank Act. Additionally, under the Bank Act, a court may order a bank or its subsidiary to pay reasonable legal fees incurred by the Superintendent of Financial Institutions (Canada) or the complainant in connection with the action.

Antitakeover Effects of Certain Statutes and Bylaw Provisions

The Bank Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of RBC or have a significant interest in any class of shares of RBC (see “Description of RBC Shares–Limitations Affecting Holders of RBC Shares” on page 80).

Rules and policies of certain Canadian securities regulatory authorities contain requirements in connection with “related party transactions”. A related party transaction means, generally, any transaction by which an issuer (including RBC), directly or indirectly, consummates one or more specified transactions with a related-party including purchasing or disposing of an asset, issuing securities and assuming liabilities. The term “related party” includes directors and senior officers of the issuer and holders of voting securities carrying, whether alone or acting jointly or in concert, more than 10% of the voting rights attaching to all issued and outstanding voting securities of the issuer or of a sufficient number of

The DGCL prohibits a corporation from entering into certain “business combinations” between the corporation and an “interested stockholder” (generally defined as any person who is the beneficial owner of 15% or more of the outstanding voting shares of the corporation), unless the corporation’s board of directors has previously approved either (i) the business combination in question or (ii) the stock acquisition by which such interested stockholder’s beneficial ownership interest reached 15%. The prohibition lasts for three years from the date on which the interested stockholder’s beneficial ownership reached 15%. Notwithstanding the foregoing, the DGCL allows a corporation to enter into a business combination with an interested stockholder if: (i) the business combination is approved by the corporation’s board of directors and is authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder or (ii) such interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced. The statute also provides that the restrictions

	RBC	ANB

any securities of the issuer to materially affect control of the issuer.

Such rules and policies require more detailed disclosure in the proxy material provided to securityholders in connection with a related-party transaction, and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non-cash consideration offered in connection therewith and the inclusion of a summary of the valuation in the proxy material.

Such rules and policies also require that, subject to certain exceptions, an issuer not engage in a related-party transaction unless approval of the disinterested shareholders of the issuer has been obtained.

The Bank Act prohibits RBC from entering into any transaction with a related party unless the form of transaction is specifically permitted under the Bank Act. Permitted transactions must generally be on terms and conditions at least as favorable to RBC as market terms and conditions. Under the Bank Act, related parties include the directors and senior officers of RBC and their spouses and minor children and other entities with which they may have a relationship.

contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. ANB’s certificate of incorporation does not contain such a provision.

Appraisal Rights	The only circumstances in which the Bank Act extends appraisal or dissent rights to shareholders are: (i) in respect of a going-private transaction, or (ii) in respect of a compulsory acquisition of shares following a takeover bid through which an acquiror has acquired not less than 90% of the shares of the class that were the subject of the bid. Due to the ownership restrictions applicable to RBC under the Bank Act, the shares of RBC may not be subject to either such transactions.

The DGCL provides stockholders of a corporation involved in a merger the right to a judicial appraisal of their shares and to receive payment of the fair value of their stock so appraised in some mergers. However, appraisal rights are not available to holders of stock:

•     listed on a national securities exchange;

•     designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

•     held of record by more than 2,000 stockholders;

RBC	ANB

unless holders of such stock are required to accept in the merger anything other than any combination of:

•     shares of stock or depositary receipts of the surviving corporation in the merger;

•     shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be

(i)     listed on a national securities exchange,

(ii)    designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

(iii)  held of record by more than 2,000 holders; or

•     cash in lieu of fractional shares of the stock or depositary receipts received.

In addition, appraisal rights are not available to the holders of stock of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation.

For a description of dissenters’ appraisal rights available to ANB stockholders in connection with the merger, see “Dissenters’ Right of Appraisal” beginning on page 74.

COMPARATIVE MARKET PRICES AND DIVIDENDS

RBC’s common shares are listed on the NYSE, TSX and the Swiss Exchange and ANB common stock is listed on the Nasdaq Global Select Market or Nasdaq, and trade under the trading symbols “RY” and “ALAB,” respectively. The following table sets forth the high and low reported closing sale prices per share of RBC common shares and ANB common stock on the NYSE and the TSX in the case of RBC common shares, and on the Nasdaq in the case of ANB common stock and the quarterly cash dividends declared per share for the periods indicated. All prices for RBC common shares have been adjusted to reflect a stock dividend of one RBC common share on each issued and outstanding RBC common share, the effect of which is the same as a two-for-one share split, effected on April 6, 2006.

RBC shareholders and ANB stockholders are advised to obtain current market quotations for RBC common shares and ANB common stock. The market prices of RBC common shares and ANB common stock will fluctuate between the date of this proxy statement/prospectus and completion of the merger. No assurances can be given concerning the market prices of RBC common shares or ANB common stock before the time of the merger or RBC common shares after completion of the merger.

	RBC Common Shares					ANB Common Stock
	TSX		NYSE			NASDAQ
	Closing Price (C$)		Closing Price (U.S.$)			Closing Price (U.S.$)
	High	Low	High	Low	Dividend Declared (C $)	High	Low	Dividend Declared (U.S. $)
2004
First Calendar Quarter	$32.80	$30.65	$24.58	$22.93	$0.23	$55.52	$50.14	$0.3125
Second Calendar Quarter	32.37	29.25	24.62	21.10	0.26	56.98	50.18	0.3125
Third Calendar Quarter	31.75	29.42	24.33	21.95	0.26	61.89	53.02	0.3125
Fourth Calendar Quarter	32.13	29.94	26.90	23.65	0.26	65.74	58.45	0.3125
2005
First Calendar Quarter	$37.44	$31.15	$30.70	$25.32	$0.28	$65.59	$59.61	$0.3375
Second Calendar Quarter	38.50	36.55	31.15	29.30	0.28	66.44	55.51	0.3375
Third Calendar Quarter	43.06	37.55	36.67	30.38	0.31	70.49	62.26	0.3375
Fourth Calendar Quarter	45.45	40.88	38.99	34.70	0.32	68.00	59.35	0.3375
2006
First Calendar Quarter	$51.00	$44.45	$43.73	$38.68	$0.32	$70.26	$64.55	$0.375
Second Calendar Quarter	49.37	43.88	43.07	39.06	0.36	70.80	64.78	0.375
Third Calendar Quarter	50.70	45.50	45.67	40.65	0.36	70.09	65.48	0.375
Fourth Calendar Quarter	55.50	48.34	48.08	42.45	0.40	70.00	65.70	0.375
2007
First Calendar Quarter	$58.64	$53.50	$50.53	$45.50	$0.40	$74.15	$66.02	$0.41
Second Calendar Quarter	60.62	55.30	55.85	49.96	0.46	71.00	61.50	0.41
Third Calendar Quarter	58.14	51.89	55.56	48.18	0.46	78.06	49.31	0.41
Fourth Calendar Quarter (through December 11, 2007)	56.53	48.91	59.16	49.58	0.50	78.95	75.69	0.41

The table below sets forth the high and low sale prices for each of the six most recent full calendar months for RBC common shares as reported on the NYSE and the TSX and ANB common stock on the Nasdaq.

	RBC Common Shares								ANB Common Stock
	TSX				NYSE				NASDAQ
	High		Low		High		Low		High		Low
June 2007	C$	58.44	C$	55.30	U.S.$	55.08	U.S.$	51.73	U.S.$	66.25	U.S.$	61.70
July 2007		58.14		53.99		55.56		50.52		63.02		52.70
August 2007		55.43		51.89		52.74		48.18		61.35		49.31
September 2007		55.26		52.35		55.52		50.71		78.00		52.54
October 2007		56.53		52.61		59.16		54.57		78.95		77.57
November 2007		54.71		48.91		57.81		49.58		78.69		75.69

The following table sets forth the closing sale prices per share of RBC common shares and ANB common stock in each case as reported on the NYSE and Nasdaq, respectively, on September 5, 2007, the last trading day before RBC and ANB announced the merger, and on December 11, 2007, the last practicable trading day before the printing of this document.

	RBC Closing Price	ANB Closing Price
September 5, 2007	$51.48	$53.12
December 11, 2007	$51.47	$77.64

ANB may only repurchase shares of its stock prior to completion of the merger if such repurchase is in accordance with applicable law and consistent with the terms of the merger agreement.

THE COMPANIES

Alabama National BanCorporation

ANB is a bank holding company organized as a Delaware corporation with its principal place of business in Birmingham, Alabama, and its main office located at 1927 First Avenue North, Birmingham, Alabama 35203 (telephone (205) 583-3600). As of September 30, 2007, ANB and its subsidiaries had consolidated assets of $8.0 billion, consolidated total deposits of $5.7 billion and consolidated stockholders’ equity of $881.0 million. ANB common stock is traded on the Nasdaq Global Select Market under the symbol “ALAB.”

ANB is currently the parent of ten banks, summarized below.

Bank	Principal Markets	Total Assets at September 30, 2007
		(in thousands)
1. First American Bank	Birmingham Metropolitan Area, Decatur/Huntsville/Athens, Talladega, Dadeville, and Auburn/Opelika, Alabama	$3,307,529
2. Florida Choice Bank	Metropolitan Orlando and Ocala, Florida	$955,901
3. Indian River National Bank	Indian River and Brevard Counties, Florida	$787,016
4. First Gulf Bank, N.A.	Pensacola and Panama City, Florida and Baldwin County, Alabama	$688,089
5. The Peachtree Bank	Metropolitan Atlanta, Georgia	$594,863
6. Community Bank of Naples, N.A.	Naples, Florida	$411,171
7. Georgia State Bank	Metropolitan Atlanta, Georgia	$433,680
8. CypressCoquina Bank	Ormond Beach, Florida	$307,331
9. Millennium Bank	Gainesville, Florida	$200,938
10. Alabama Exchange Bank	Tuskegee, Alabama	$79,250

In addition, ANB is currently the ultimate parent of one securities brokerage firm, NBC Securities, Inc. (Birmingham, Alabama), and one receivables factoring company, Corporate Billing, Inc. (Decatur, Alabama). ANB also offers commercial brokerage services through a division of First American Bank.

Further Information About ANB

For further information about ANB, please see the documents incorporated by reference into this document, as described under “Where You Can Find More Information” beginning on page 107.

Royal Bank of Canada

Royal Bank of Canada and its subsidiaries operate under the master brand name of RBC. RBC is Canada’s largest bank as measured by assets and market capitalization and one of North America’s leading diversified financial services companies. RBC provides personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis. RBC employs more than 70,000 full- and part-time employees who serve more than 15 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 36 other countries.

RBC is organized into four business segments as follows:

•	Canadian Banking comprises RBC’s domestic personal and business banking operations, certain retail investment businesses and RBC’s global insurance operations;

•

Wealth Management comprises businesses that directly serve the growing wealth management needs of affluent and high net worth clients in Canada, the U.S. and outside North America, and businesses that provide asset management and trust products through RBC and external partners;

•

U.S. & International Banking comprises RBC’s banking businesses outside Canada, including RBC’s banking operations in the U.S. and Caribbean. In addition, this segment includes RBC’s 50% ownership in RBC Dexia Investor Services; and

•

Capital Markets comprises RBC’s global wholesale banking business, which provides a wide range of corporate and investment banking, sales and trading, research and related products and services to corporations, public sector and institutional clients in North America, and specialized products and services in select global markets.

All other enterprise level activities that are not allocated to these four business segments are reported by RBC under a fifth segment, Corporate Support.

Further Information About RBC

For further information about RBC, please see the documents incorporated by reference into this document, as described under “Where You Can Find More Information” beginning on page 107.

RBC Centura Banks, Inc.

RBC Centura serves personal, business and commercial clients in the southeastern U.S. through more than 345 full-service banking centers as of September 30, 2007, an extensive ATM network, and telephone and Internet banking. Based in Raleigh, North Carolina, RBC Centura had total assets of more than $25 billion as of September 30, 2007.

RBC Centura offers a wide range of financial advice and services including deposit accounts, credit and debit cards, business and personal loans, credit insurance, small business and commercial products, Knowledge-Based Industries specialty banking, and residential and commercial mortgages. In addition, RBC Centura offers builder finance products through its RBC Builder Finance division.

DIRECTORS AND EXECUTIVE OFFICERS OF RBC

RBC’s Board of Directors and Executive Officers

Biographical and other information concerning RBC’s board of directors and executive officers is included in RBC’s Form 40-F for the year ended October 31, 2007, which includes RBC’s proxy statement for its 2007 annual meeting of shareholders as Exhibit 8, which is incorporated by reference. See “Where You Can Find More Information” beginning on page 107. The completion of the mergers will not affect the composition of RBC’s board of directors or executive management.

Indebtedness of Directors and Executive Officers

Indebtedness of directors and executive officers other than under securities purchase programs

At October 31, 2007, the aggregate indebtedness, excluding routine indebtedness1, to RBC or its subsidiaries of current directors and executive officers was approximately C$3.2 million.

Note: Executive officers are executive officers of Royal Bank of Canada as defined under National Instrument 51-102 Continuous Disclosure Obligations.

Indebtedness of directors and executive officers under securities purchase programs

As at October 31, 2007, there was no outstanding indebtedness (other than routine indebtedness1) to RBC or its subsidiaries of current directors and executive officers made in connection with the purchase of securities of RBC or its subsidiaries.

[1]

For the definition of “routine indebtedness” please see Note 21 in RBC’s audited consolidated financial statements included in RBC’s Annual Report on Form 40-F for the year ended October 31, 2007, which is incorporated by reference in this document.

EXPERTS

The financial statements incorporated by reference in this Prospectus from RBC’s Annual Report on Form 40-F for the year ended October 31, 2007, and the effectiveness of RBC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, as stated in their reports, which are incorporated herein by reference (which reports (1) expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to our consideration of internal control over financial reporting and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada–United States of America Reporting Difference referring to changes in accounting principles that have a material effect on the comparability of the financial statements and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements incorporated in this proxy statement/prospectus by reference to ANB’s Current Report on Form 8-K dated November 27, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of ANB for the year ended December 31, 2006, have been so incorporated in reliance on the reports (which contain an explanatory paragraph on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of The Peachtree Bank that ANB acquired on October 1, 2006) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF RBC COMMON SHARES

RBC is being advised by Sullivan & Cromwell LLP, New York, New York, regarding certain U.S. legal matters. The validity of the RBC common shares issued pursuant to the merger agreement will be passed upon on behalf of RBC by Ogilvy Renault LLP, Toronto, Ontario, Canadian counsel for RBC.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST RBC,

ITS MANAGEMENT AND OTHERS

RBC is a Canadian chartered bank. Many of RBC’s directors and executive officers, including many of the persons who signed the registration statement on Form F-4, of which this document is a part, and some of the experts named in this document, are resident outside the U.S., and a substantial portion of RBC’s assets and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, it may be difficult for you to effect service of process within the U.S. upon such persons to enforce against them judgments of the courts of the U.S. predicated upon, among other things, the civil liability provisions of the federal securities laws of the U.S. In addition, it may be difficult for you to enforce, in original actions brought in courts in jurisdictions located outside the U.S., among other things, civil liabilities predicated upon such securities laws.

RBC has been advised by its Canadian counsel, Ogilvy Renault LLP, that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. RBC has also been advised by such counsel, however, that there is substantial doubt whether an original action could be brought successfully in Canada predicated solely upon such civil liabilities.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

ANB will hold an annual meeting of its stockholders in 2008 only if the merger is not completed. If the 2008 annual meeting is to be held, proposals of stockholders intended to be presented at the annual meeting must have been received by ANB by December 14, 2007, in order to be considered for inclusion in ANB’s proxy statement relating to such meeting.

A stockholder must notify ANB before February 27, 2008 of a proposal for the 2008 annual meeting which the stockholder intends to present other than by inclusion in ANB’s proxy materials. If ANB does not receive such notice prior to February 27, 2008, proxies solicited by the ANB board of directors will be deemed to have conferred discretionary authority to vote upon any such matter. Any proposal must be submitted in writing by Certified Mail—Return Receipt Requested, to Alabama National BanCorporation, Attention: John H. Holcomb, III, 1927 First Avenue North, Birmingham, Alabama 35203.

WHERE YOU CAN FIND MORE INFORMATION

RBC has filed a registration statement on Form F-4 with the SEC under the Securities Act that registers the distribution to ANB stockholders of the RBC common shares in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about RBC and ANB and the common shares or stock of these companies. The rules and regulations of the SEC allow RBC to omit some information included in the registration statement from this proxy statement/prospectus.

RBC is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from some of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

RBC and ANB file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any nonconfidential information filed with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like RBC and ANB, that file electronically with the SEC. The address of the website is http://www.sec.gov. The reports and other information filed by RBC and ANB, respectively, with the SEC are also available at RBC’s and ANB’s websites. The address of RBC’s website is http://www.rbc.com. The address of ANB’s website is http://www.alabamanational.com. Except for the documents specifically incorporated by reference into this proxy statement/prospectus, information contained on RBC’s or ANB’s website or that can be accessed through their respective websites is not incorporated by reference into this proxy statement/prospectus.

RBC files reports, statements and other information with the Canadian provincial securities regulatory authorities, which are available at various of the Canadian provincial securities regulatory authorities’ public reference rooms. RBC filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com.

The SEC allows RBC and ANB to “incorporate by reference” information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that RBC and ANB have previously filed with the SEC. They contain important information about RBC and ANB and their financial condition.

ANB Filings with the SEC (File No. 0-25160)	Period Or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2006

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2007
Quarter ended June 30, 2007
Quarter ended September 30, 2007

Proxy Statement for Annual Meeting of Stockholders	April 12, 2007

Current Reports on Form 8-K	January 18, 2007
February 13, 2007
February 21, 2007
March 6, 2007
June 22, 2007
September 6, 2007
September 11, 2007 November 27, 2007

RBC Filings with the SEC (File No. 001-13928)	Period Or Date Filed
Annual Report on Form 40-F	Year ended October 31, 2007

RBC and ANB incorporate by reference additional documents that either company may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the ANB special meeting. These documents include periodic reports, such as Annual Reports on Form 40-F filed by RBC or Form 10-K filed by ANB, Quarterly Reports filed by ANB on Form 10-Q, Current Reports filed by ANB on Form 8-K (other than Current Reports on Form 8-K furnished to the SEC pursuant to Item 2.02 of Form 8-K), proxy statements filed by ANB and Current Reports furnished by RBC on Form 6-K if and to the extent such Current Reports on Form 6-K provide that they shall be so incorporated by reference.

RBC and ANB also incorporate by reference the merger agreement attached to this document as Appendix A.

RBC has supplied all information contained or incorporated by reference in this document relating to RBC and ANB has supplied all such information relating to ANB.

Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

ANB	RBC
Alabama National BanCorporation 1927 First Avenue North Birmingham, Alabama 35203 Attn: Kimberly Moore Telephone: (205) 583-3600	Investor Relations Department Royal Bank of Canada 200 Bay Street 14th Floor, South Tower Toronto, Ontario Canada M5J 2J5 Telephone: (416) 955-7802

If you would like to request documents, please do so by January 16, 2008 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

ALABAMA NATIONAL BANCORPORATION

RBC CENTURA BANKS, INC.

and

ROYAL BANK OF CANADA

Dated as of

September 5, 2007

A-i

A-ii

EXHIBIT A—FORM OF AFFILIATE LETTER

A-iii

DEFINED TERM	SECTION
Agreement	Preamble
Alternative Proposal	6.10(a)
Alternative Transaction	6.10(a)
Appraisal Rights	1.4(g)
BHC Act	3.1(b)
Blue Sky	3.4
Buyer	Preamble
Buyer Articles	4.1(b)
Buyer Bylaws	4.1(b)
Buyer Common Stock	1.4(a)
Buyer Disclosure Schedule	Article IV
Buyer Requisite Regulatory Approvals	7.2(d)
Buyer Shares	1.4(f)
Buyer Subsidiary	3.1(c)
Canadian GAAP	3.1(c)
Cash Designated Shares	1.5(a)(ii)(B)
Cash Election	1.4(c)(ii)
Cash Election Shares	1.4(c)(ii)
Certificate	1.4(d)
Change of Recommendation	6.10(d)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company 401(k) Plan	5.2(b)(ii)
Company Articles	3.1(b)
Company Benefit Plans	3.11(a)
Company Board	3.3(a)
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Common Stock	1.4(b)
Company Contract	3.13(a)
Company Disclosure Schedule	Article III
Company Options	1.6(c)
Company Regulatory Agreement	3.5(b)
Company Requisite Regulatory Approvals	7.3(d)
Company SEC Reports	3.5(c)
Company Stockholder Meeting	6.3(a)
Company Stock Plans	1.6(a)
Company Subsidiary	3.1(c)
Confidentiality Agreement	6.2(c)
Conversion Number	1.4(c)(i)
Covered Employees	6.6(a)
Debentures	6.13
Deferral Plans	1.6(e)
Delaware Certificate of Merger	1.2
Derivative Transactions	3.14(a)
DGCL	1.1
Dissenting Shares	1.4(g)
Dissenting Stockholder	1.4(g)

A-iv

DEFINED TERM	SECTION
DPC Common Shares	1.4(b)
Effective Time	1.2
Election	2.1(a)
Election Deadline	2.1(c)
Election Form	2.1(b)
Election Form Record Date	2.1(b)
ERISA	3.11(a)
Exchange Act	3.5(c)
Exchange Agent	2.1(b)
Exchange Agent Agreement	2.1(b)
Exchange Fund	2.2
Executive Officer	3.13(a)
FDIC	3.1(d)
Federal Reserve Board	3.4
FMV	1.4(f)
Form S-4	3.4
GAAP	3.1(c)
Governmental Entity	3.4
Guarantee Agreements	6.13
Guarantees	6.13
Holder	2.1
HSR Act	3.4
Indemnified Parties	6.7(a)
Indentures	6.13
Injunction	7.1(d)
Insurance Amount	6.7(c)
Insurance Policies	3.25
Intellectual Property	3.18
Interim SEC Reports	6.18
IRS	3.10(a)
Knowledge	9.5
Leased Properties	3.207
Letter of Transmittal	2.3(a)
Liens	3.2(b)
Loans	3.16(a)
Mailing Date	2.1(b)
Market Price	1.4(c)(iv)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Nasdaq Global Select Market	3.4
NCBCA	1.1
Non-Election	2.1(b)
Non-Election Shares	1.4(c)(iii)
North Carolina Articles of Merger	1.2
Notice Period	6.10(d)
NYSE	1.4(c)(iv)
Other Regulatory Approvals	3.4
Owned Properties	3.17
Parent	Preamble
Parent Bylaws	4.1(b)

A-v

DEFINED TERM	SECTION
Parent Capitalization Date	4.2(a)
Parent Certificate of Formation	4.1(b)
Parent Common Stock	1.4(a)
Parent Preferred Stock	4.2(a)
Parent Regulatory Agreement	4.5(b)
Parent SEC Reports	4.5(c)
Parent Stock Exchanges	3.4
Parent Stock Plans	4.2(a)
Parent Subsidiary	3.1(c)
Performance Share Plans	1.6(d)
Permitted Encumbrances	3.17
Per Share Amount	1.4(c)(v)
Per Share Cash Consideration	1.4(c)(ii)
Per Share Merger Consideration	1.4(c)(ii)
Per Share Stock Consideration	1.4(c)(i)
Person	9.5
Policies, Practices and Procedures	3.15(b)
Pricing Period	1.4(c)(iv)
Property Lease	3.20
Proxy Statement	3.4
Real Property	3.17
Related Person	3.13(a)
Representative	2.1(b)
Sarbanes-Oxley Act	3.5(c)
SEC	3.4
Securities Act	3.2(a)
Stock Designated Shares	1.5(a)(i)(B)
Stock Election	1.4(c)(i)
Stock Election Shares	1.4(c)(i)
Subsidiary	3.1(c)
Superior Proposal	6.10(d)
Surviving Corporation	Recitals
Surviving Corporation Bonus Plan	6.6(g)
Takeover Laws	3.2(c)
Tax Return	3.10(c)
Termination Fee	8.3(b)
Total Cash Amount	1.4(c)(iii)
Trust Account Common Shares	1.4(b)
Trust Agreements	6.15
Trustees	6.15
Trust Preferred Securities	6.15
Trusts	6.15
Voting Debt	3.2(a)

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated as of September 5, 2007 (this “Agreement”), by and among ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (the “Company”), RBC CENTURA BANKS, INC., a North Carolina corporation (“Buyer”) and ROYAL BANK OF CANADA, a Canadian chartered bank (“Parent”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of the Company, Parent and Buyer have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1	The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time the Company shall merge with and into Buyer. Buyer shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of North Carolina. As of the Effective Time, the separate corporate existence of the Company shall cease.

1.2    Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Delaware Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware and articles of merger (the “North Carolina Articles of Merger”) that shall be filed with the Secretary of State of the State of North Carolina on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Delaware Certificate of Merger and the North Carolina Articles of Merger.

1.3    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and Section 55-11-06 of the NCBCA.

1.4    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Buyer, the Company or the holder of any of the following securities:

(a) Each share of common stock, no par value per share, of Parent (the “Parent Common Stock”), and each share of common stock, no par value per share, of Buyer (the “Buyer Common Stock”), issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, $1.00 par value per share, of the Company issued and outstanding immediately before the Effective Time (the “Company Common Stock”) that are owned, directly or indirectly, by the Company, Parent or Buyer (other than shares of Company Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by the Company, Parent or Buyer in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Parent or Buyer and no other consideration shall be delivered in exchange therefor.

(c) Subject to Sections 1.4(e), 1.4(g) and 1.5, each share of Company Common Stock, except for shares of Company Common Stock cancelled pursuant to Section 1.4(b) above and except for Dissenting Shares, shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.1, into the right to receive the following, without interest:

(i) for each share of Company Common Stock with respect to which an election to receive Parent Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Stock Election”), that fraction of a fully paid and nonassessable share of Parent Common Stock equal to the amount, rounded to the nearest one ten-thousandth (the “Conversion Number”), derived by dividing the Per Share Amount by the Market Price (such fraction of a share of Parent Common Stock to be paid per share of Company Common Stock is referred to as the “Per Share Stock Consideration”) (collectively, the total number of shares of Company Common Stock that elect to be converted into the right to receive Per Share Stock Consideration are referred to as the “Stock Election Shares”);

(ii) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Cash Election”), an amount in cash equal to the Per Share Amount (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Per Share Merger Consideration”) (collectively, the total number of shares of Company Common Stock that elect to be converted into the right to receive Per Share Cash Consideration are referred to as the “Cash Election Shares”); and any Dissenting Shares shall be deemed to be Cash Election Shares; or

(iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Article II (collectively, the “Non-Election Shares”), the right to receive from Parent such Per Share Stock Consideration or from Buyer such Per Share Cash Consideration, each as is determined in accordance with Section 1.5, provided that the total amount of cash (the “Total Cash Amount”) payable under this Section 1.4(c), shall be equal to, as nearly as practicable, but in no event shall exceed the product of (x) the Per Share Amount, (y) 50% and (z) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, Dissenting Shares shall be treated as having elected to receive the Per Share Cash Consideration for purposes of calculating the Total Cash Amount. The calculations required by this Section 1.4(c) shall be prepared jointly by Parent and the Company prior to the Closing Date.

(iv) “Market Price” means the volume-weighted average trading price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as reported by the NYSE Composite Transaction Reporting System for each of the five full consecutive NYSE trading days ending on the trading day immediately before the Closing Date (the “Pricing Period”). The volume-weighted average trading price shall be calculated by dividing the total value of Parent Common Stock traded during the five-day period by the total volume of Parent Common Stock traded during the same period.

(v) “Per Share Amount” means USD $80.00.

(d) All of the shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company

Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Per Share Merger Consideration (and, in the case of any fractional shares, cash in lieu thereof), into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(e) If, during the Pricing Period, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Conversion Number to ensure that such change or event in no way results in a detriment to the Company’s stockholders.

(f) At the Effective Time, Buyer shall issue to Parent the Buyer Shares in consideration for the issuance by Parent of the Parent Common Stock to the Holders of Company Common Stock.

For the purposes of this Section 1.4(f), the following terms shall have the following meanings:

“Buyer Shares” shall mean fully paid and non-assessable shares of Buyer Common Stock with an aggregate FMV at the Effective Time equal to the aggregate Market Price of the Parent Common Stock issued by Parent to the Company’s Stockholders.

“FMV” shall mean the fair market value of the shares of Buyer Common Stock issued to Parent as determined by a method to be agreed upon between Parent and Buyer, provided that in the event that Buyer and Parent cannot agree on the FMV, such determination shall be made by an investment banking firm to be selected by Buyer and Parent and provided further that in the event Buyer and Parent cannot agree on the selection of an investment banking firm, Buyer and Parent agree that RBC Capital Markets Corporation shall serve in such capacity. Buyer shall pay all expenses related to the investment banking firm. The decision of the investment banking firm shall be final and binding on both Buyer and Parent.

(g) Each outstanding share of Company Common Stock (“Dissenting Shares”) to which a Holder has perfected his or rights granted pursuant to Section 262 of the DGCL (“Appraisal Rights”) shall not be converted into or represent a right to receive the Per Share Merger Consideration hereunder, and the Holder thereof shall be entitled only to such rights as are granted by the DGCL. The Company shall give Parent prompt written notice upon receipt by the Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder making such demand being hereinafter called a “Dissenting Stockholder”), and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for Appraisal Rights or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect Appraisal Rights. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Election Deadline, such Holders’ shares of Company Common Stock shall be converted into a right to receive the Per Share Merger Consideration in accordance with the applicable provisions of this Agreement. If such Holder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its Appraisal Rights after the Election Deadline, each share of Company Common Stock of such Holder shall be treated as a Non-Election Share.

1.5	Proration.

(a) Within five business days after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) Cash Oversubscribed. If the aggregate cash amount that would otherwise be paid upon the conversion in the Merger of the Cash Election Shares is greater than the Total Cash Amount, then:

(A) each Stock Election Share and Non-Election Share shall be converted into the right to receive the Per Share Stock Consideration,

(B) the Exchange Agent shall then select from among the Cash Election Shares (other than Dissenting Shares that have not withdrawn or lost their Appraisal Rights prior to the Election Deadline), by a pro rata selection process, a sufficient number of shares to receive the Per Share Stock Consideration (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(C) the Cash Election Shares (other than Dissenting Shares that have not withdrawn or lost their Appraisal Rights prior to the Election Deadline) that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii) Cash Undersubscribed. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is less than the Total Cash Amount, then:

(A) each Cash Election Share (other than Dissenting Shares that have not withdrawn or lost their Appraisal Rights prior to the Election Deadline) shall be converted into the right to receive the Per Share Cash Consideration,

(B) the Exchange Agent shall then select first from among the Non-Election Shares, by a pro rata selection process, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Cash Consideration (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(C) the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iii) Cash Subscriptions Sufficient. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is equal or nearly equal (as determined by the Exchange Agent) to (but in no event in excess of) the Total Cash Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares (other than Dissenting Shares that have not withdrawn or lost their Appraisal Rights prior to the Election Deadline) shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(b) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by the Company and Parent before the Effective Time.

1.6	Stock Options and Other Stock-Based Awards.

(a) Unless otherwise noted, the provisions of this Section 1.6 pertain to all plans sponsored by the Company or a Subsidiary of the Company under which options and other stock-based amounts are awarded, including the plans set forth on Section 1.6(a) of the Company Disclosure Schedule (as defined in Article III), all as amended, and the award agreements thereunder (collectively, the “Company Stock Plans”).

(b) As of the Effective Time, in accordance with the terms of the applicable Company Stock Plans, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards, each participant in any of the Company Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under such Company Stock Plans.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted to employees or directors of the Company or any of its Subsidiaries under any of the Company Stock Plans that is outstanding immediately before the Effective Time (collectively, the “Company Options”) shall be converted into an amount in cash equal to the Per Share Amount less the exercise price for each such share of Company Common Stock subject to such Company Option immediately before the Effective Time. To the extent necessary, the Company shall use its commercially reasonable efforts to obtain consents of the participants in the Company Stock Plans to such treatment.

(d) With respect to awards of Performance Shares (as defined therein) under the Alabama National BanCorporation Performance Share Plan, as amended and restated, and the Alabama National BanCorporation Performance Share and Deferral Plan for Non-Employee Directors of Affiliate Banks (collectively, the “Performance Share Plans”), as of the Effective Time such Performance Shares shall be converted to cash, and such cash shall be paid out as soon as practicable in accordance with the respective terms of the Performance Share Plans (but in no event later than 10 days after the Effective Time).

(e) At the Effective Time, all deferred amounts held in unit accounts or otherwise pursuant to the Alabama National BanCorporation Deferral of Compensation Plan for Key Employees, the Alabama National BanCorporation Plan for the Deferral of Compensation for Directors who are not Employees of the Company, the Alabama National BanCorporation Plan for the Deferral of Compensation by Non-Employee Directors of Subsidiary Banks, and the Amended and Restated Performance Share Plan For Certain Directors of Citizens’ and People’s Bank, N.A. (collectively, the “Deferral Plans”), except for deferred amounts as to which the treatment in the Merger is separately agreed to in writing by Buyer and the holder thereof, which amount shall be treated as so agreed, shall be converted into an obligation to pay cash in accordance with the terms of the Deferral Plans. The Company shall use its commercially reasonable efforts to obtain consents of the participants in the Deferral Plans to such treatment.

1.7    Articles of Incorporation of Buyer. At the Effective Time, the Buyer Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8    Bylaws of Buyer. At the Effective Time, the Buyer Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9    Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10    Board of Directors. At the Effective Time, the directors of the Surviving Corporation shall be comprised of the directors of Buyer.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1    Election Procedures. Each holder of record of shares of Company Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (each, an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Before the Effective Time, Parent shall appoint a bank or trust company mutually agreeable to the Company pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as the Company, Parent and Buyer shall mutually agree (the “Election Form”), shall be mailed no more than 40 business days and no fewer than 26 business days before the anticipated Effective Time or on such earlier date as the Company, Parent and Buyer shall mutually agree (the “Mailing Date”) to each Holder as of five business days before the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such Holder, subject to the allocation and election procedures set forth in this Section 2.1, to (i) elect to receive the Per Share Cash Consideration for all of the shares of Company Common Stock held by such Holder in accordance with Section 1.4(c), (ii) elect to receive the Per Share Stock Consideration for all of such shares in accordance with Section 1.4(c), (iii) elect to receive the Per Share Stock Consideration for a part of such Holder’s Company Common Stock and the Per Share Cash Consideration for the remaining part of such Holder’s Company Common Stock or (iv) indicate that such Holder has no preference as to the receipt of cash or Parent Common Stock for such shares (a “Non-Election”). A Holder who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner. Any shares of Company Common Stock with respect to which the Holder thereof has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

(c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Birmingham, Alabama time, on the day indicated on the Election Form (or such other time and date as Buyer and the Company may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur before the 25th day following the Mailing Date or after the NYSE trading day before the Closing Date. Buyer shall make available as promptly as possible an Election Form to any Holder who requests such Election Form following the initial mailing of the Election Forms and before the Election Deadline. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An Election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. If a Holder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form before the Election Deadline (without later submitting a properly completed Election Form before the Election Deadline), the shares of Company Common Stock held by such Holder shall be designated as Non-Election Shares. Any Holder may revoke or change his or her Election by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or before the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine when any Election, modification or revocation is received and whether any such Election, modification or revocation has been properly made.

2.2    Deposit of Merger Consideration. At or before the Effective Time, (a) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent certificates representing the number of shares of Parent Common Stock sufficient to deliver, and Buyer shall instruct the Exchange Agent to timely deliver, the aggregate Per Share Stock Consideration, and (b) Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent immediately available funds equal to the aggregate Per Share Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (together with the Parent Common Stock deposited pursuant to Section 2.2(a) collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay the Per Share Merger Consideration and such cash in lieu of fractional shares in accordance with this Agreement.

2.3	Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of record of Certificate(s) that immediately before the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Per Share Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be approved by the Company and prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Per Share Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate(s) and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a Holder will be entitled to receive promptly after the Effective Time the Per Share Merger Consideration (with the aggregate Per Share Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Per Share Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, in addition to the Per Share Merger Consideration, (i) the amount of dividends or other distributions with a record date on or after the Effective Time theretofore payable with respect to the shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date on or after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the proper amount of cash and/or shares of Parent Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the Holder of the Certificate or shall establish to the satisfaction of Buyer that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Buyer) shall be entitled to deduct and withhold from the cash portion of the Per Share Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock otherwise payable pursuant to this Agreement to any Holder of Company Common Stock such amounts as the Exchange Agent or Buyer, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Buyer, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately before the Effective Time other than to settle transfers of Company Common Stock that occurred before the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Per Share Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange. In lieu of the issuance of any such fractional share, Buyer shall pay to each former Holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Per Share Amount by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest ten thousandth when expressed in decimal form) of Parent Common Stock that such Holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the Holders of Company Common Stock as of the first anniversary of the Effective Time may be paid to Buyer. In such event, any former Holders who have not theretofore complied with this Article II shall thereafter look only to Buyer with respect to the Per Share Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such Holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Company, the Exchange Agent or any other person shall be liable to any former Holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Buyer, Parent or the Exchange Agent, the posting by such person of a bond in such amount as Buyer, Parent or Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration and dividends payable and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to each of Parent and Buyer in connection with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8(a)) on the Company, and (iii) materiality shall be measured by taking the Company and its

Subsidiaries together as a whole), the Company hereby represents and warrants to Buyer as set forth on the Company Disclosure Schedule and as follows:

3.1	Corporate Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Certificate of Incorporation of Alabama National BanCorporation, as amended (the “Company Articles”), and the Bylaws of Alabama National BanCorporation (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Buyer.

(c) Each of the Company’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. Each of the Company’s Subsidiaries is forth on Section 3.1(c) of the Company Disclosure Schedule. The articles of incorporation, bylaws and similar governing documents of each Company Subsidiary, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to any party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), except with respect to Parent or any of its Subsidiaries under Canadian generally accepted accounting principles (“Canadian GAAP”), or that is deemed to be a “subsidiary” of such party under the BHC Act, except with respect to Parent or any of its Subsidiaries under the Bank Act (Canada), and the terms “Company Subsidiary”, “Parent Subsidiary” and “Buyer Subsidiary” shall mean any direct or indirect Subsidiary of the Company, Parent or Buyer, respectively.

(d) The deposit accounts of the Company’s Subsidiaries that are banks are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.2	Capitalization.

(a) The authorized capital stock of the Company, as of September 4, 2007 (the “Company Capitalization Date”), consists of 50,000,000 shares of Company Common Stock, of which 20,379,329 shares were issued and outstanding, and 100,000 shares of preferred stock, $1.00 par value per share, none of which were issued and outstanding. As of the Company Capitalization Date, no shares of the Company’s capital stock were reserved for issuance except for shares of Company Common Stock reserved for issuance in connection with stock options and other share equivalents under the Company Stock Plans, of which 670,686 were outstanding as of the Company Capitalization Date. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which its stockholders may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the Company Stock Plans as set forth herein, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of the Company’s capital stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company’s capital stock, Voting Debt or other equity securities of the Company. As of the date of this Agreement, and except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of the Company’s capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than as set forth in the Company Stock Plans or as set forth on Section 3.2(a) of the Company Disclosure Schedule, no equity-based awards are outstanding as of the Company Capitalization Date. Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, since January 1, 2007 through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, Voting Debt or other equity securities of the Company other than (1) the issuance of shares of Company Common Stock in connection with the exercise of stock options to purchase Company Common Stock granted under the Company Stock Plans that were outstanding on January 1, 2007 or (2) shares repurchased pursuant to the authority of the Company Board as described in the Company SEC Reports, or (B) issued or awarded any options, restricted shares or any other equity-based awards under any of the Company Stock Plans. Each option granted under a Company Stock Plan (1) was granted in compliance with all applicable laws and all the terms and conditions of the Company Stock Plans pursuant to which it was issued, (2) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock at the close of business on the date of such grant or the immediately preceding date, (3) has a grant date identical to the date on which the option granted under a Company Stock Plan was actually granted, and (4) qualified for the tax and accounting treatment afforded to such option granted under a Company Stock Plan in the Company’s tax returns and the Company’s financial statements, respectively.

(b) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”), other than Liens that are not material, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any person other than a Company Subsidiary, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

3.3	Authority; No Violation.

(a) The Company has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (the “Company Board”). The Company Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of the Company and its stockholders and has directed that this Agreement and the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company’s stockholders for consideration at a duly held meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Buyer) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) except as set forth in Section 3.3(b) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

(c) The Company has taken all action required to be taken by it or any of its Subsidiaries in order to exempt this Agreement and the transactions contemplated hereby from, and each of this Agreement and the transactions contemplated hereby is exempt from, (A) the requirements of any applicable “moratorium,” “control share,” “fair price,” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), and (B) any “business combination”, “fair price”, “voting requirement”, “constituency requirement” or other similar provisions of the Company Articles or Company Bylaws or the constitutive documents of any of the Company Subsidiaries (collectively, “Takeover Provisions”).

3.4    Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Commissioner of Banks of the State of North Carolina, the Alabama Banking Department, the Florida Office of Financial Regulation and the Georgia Department of Banking and Finance and the Office of the Superintendent of Financial Institutions (Canada) under the Bank Act (Canada) and approval of such applications and notices, (b) the filing of any required applications, filings or notices with the FDIC and any other U.S. federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (including the SEC) and any Canadian regulatory or self-regulatory authorities or any Canadian courts, administrative agencies or commissions or other Canadian governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the Company Stockholder Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form F-4 (the “Form F-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form F-4, (d) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the North Carolina Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules and regulations of the Nasdaq Global Select Market System (the “Nasdaq Global Select Market”), or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE and the Toronto Stock Exchange (the “Parent Stock Exchanges”), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by the Company of this Agreement.

3.5	Reports; Regulatory Matters.

(a) Except as set forth on Section 3.5(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with any applicable Governmental Entity including, but not limited to (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state insurance commission or other state regulatory authority, (iv) any foreign regulatory authority, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of the Company or any of its Subsidiaries, or as disclosed in the Company SEC Reports, no Governmental Entity has initiated since January 1, 2005 or has pending any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such proceeding, enforcement action or investigation has been threatened. Except as set forth on Section 3.5(a) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, since January 1, 2005, no Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, since January 1, 2005, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the Company’s ordinary course of business or as disclosed in the Company SEC Reports).

(b) Except as set forth on Section 3.5(b) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2005 a recipient of any supervisory letter from, or since January 1, 2005 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity (each item in this sentence, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing, or to the Company’s knowledge, orally, since January 1, 2005 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. Except as set forth on Section 3.5(b) of the Company Disclosure Schedules, to the knowledge of the Company, there has not been any event or occurrence since January 1, 2005 that would result in a determination that any Company bank Subsidiary is not “well capitalized” or “well managed” as a matter of U.S. federal banking law.

(c) The Company has previously made available to Buyer an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company since January 1, 2005 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and before the date of this Agreement (the “Company SEC Reports”). No such Company SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

3.6	Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PWC has served as independent registered public accountant for the Company for all periods covered in the Company SEC Reports; such firm has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Company nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007 that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

3.7    Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Company Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Buyer.

3.8	Absence of Certain Changes or Events.

(a) Except as disclosed in the Company SEC Reports, since December 31, 2006, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material

Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, (C) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, (D) consummation or public disclosure of this Agreement or the transactions contemplated hereby, or (E) the performance by the Company or any of its Subsidiaries of its obligations under this Agreement, provided, further, that in the case of (C) that such changes do not have a demonstrably materially more adverse effect on such party and its Subsidiaries collectively than that experienced by similarly situated banks or bank holding companies, as applicable, and their Subsidiaries collectively) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) Except as otherwise disclosed in the Company SEC Reports or set forth in Section 3.8(b) of the Company Disclosure Schedule, since December 31, 2006 through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Except as set forth on Section 3.8(c) of the Company Disclosure Schedule, since December 31, 2006, neither the Company nor any of its Subsidiaries has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 2006, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the Company Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any stock appreciation rights or options to purchase shares of Company Common Stock, any restricted shares of Company Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Company Stock Plans, (iii) changed any accounting methods, principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down or other labor disturbance.

3.9	Legal Proceedings.

(a) Except as disclosed on Section 3.9(a) of the Company Disclosure Schedule and for routine loan collection or foreclosure actions initiated by the Company or any of its Subsidiaries in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9(a) of the Company Disclosure Schedule and none of the routine loan collection or foreclosure actions initiated by the

Company or any of its Subsidiaries in the ordinary course of business would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) There is no Injunction, judgment or, to the Company’s knowledge, any regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries), imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10	Taxes and Tax Returns.

(a) Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries (i) has duly and timely filed or will duly and timely file (including all applicable extensions) all Tax Returns required to be filed by it and all such Tax Returns are accurate and complete in all material respects; and (ii) has paid (or will timely pay) all Taxes shown on such Tax Returns to be due and payable by it and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, to the knowledge of the Company (1) the Company and its Subsidiaries are not currently the subject of an examination, audit or refund litigation by the Internal Revenue Service (“IRS”) or any state, local or foreign taxing jurisdiction; (2) there are no disputes pending, or claims asserted or to the knowledge of the Company, threatened, for Taxes or assessments upon the Company and its Subsidiaries for which the Company does not have reserves that are adequate under GAAP; (3) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries); (4) no waivers of statute of limitations have been given by or requested with respect to any Taxes of the Company or its Subsidiaries for any currently open taxable period; (5) the Company and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which the Company was the common parent); and (6) no closing agreement, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has in its respective files all Tax forms and information (including IRS Forms W-9 and W-8) that it is required to retain in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law; all Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Entity or other person. Within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign (including without limitation, with respect to Parent, all Canadian) income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c) As used in this Agreement, the term “Tax Return” means a report, return (including information returns) or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

3.11	Employee Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of the Company or any of its Subsidiaries entered into, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute (such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, the Company has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent actuarial report; (vi) the most recent determination letter or opinion letter from the IRS; (vii) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Company Benefit Plan; and (ix) a list of each person who has options to purchase Company Common Stock or has units or other awards outstanding under any stock option or other equity-based plan, program or arrangement sponsored by the Company or any of its Subsidiaries, noting for each person the number of options, units and other awards available and the strike price, if any, associated therewith.

(c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries have operated and administered each Company Benefit Plan in substantial compliance with all applicable laws and the terms of each such plan; (ii) each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect and, to the knowledge of the Company, no fact, circumstance or event has occurred since the date of such determination or opinion letter or exists that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iii) each Company Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; (iv) there are no pending or, to the knowledge of the Company, threatened or anticipated claims by, on behalf of or against any of the Company Benefit Plans or any assets thereof (other than routine claims for benefits); and (v) substantially all contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable law and the terms of such Company Benefit Plan.

(d) Each Company Benefit Plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA has complied in all material respects with such statutes. No Company Benefit Plan is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively. Neither the Company nor any of its Subsidiaries has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty Tax, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Company Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(e) Except as disclosed on Section 3.11(e) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code. There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. To the knowledge of the Company, substantially all contributions required to be made under each Company Benefit Plan have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the financial statements of the Company and its Subsidiaries in accordance with GAAP.

(f) Except as disclosed on Section 3.11(f) of the Company Disclosure Schedule, to the knowledge of the Company, no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any Company Benefit Plan or with respect to the Company or any of its Subsidiaries.

(g) Except as disclosed on Section 3.11(g) of the Company Disclosure Schedule, no payment made or to be made in respect of any employee or former employee of the Company or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of the Company, threatened and neither the Company nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of the Company and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

(i) Section 3.11(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of employment agreements, severance agreements, retention agreements and change-in-control agreements with each of the Company’s existing employees and directors, as well as severance agreements with former employees and former directors that are in pay status, copies of which have been made available to Buyer. Each of the employment agreements, severance agreements, retention agreements and change-in-control agreements set forth on Section 3.11(i) of the Company Disclosure Schedule is valid and binding and in full force and effect.

(j) Except as disclosed in Section 3.11(j) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries (i) provides or is obligated to provide health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under Section 601 et seq. of ERISA and Section 4980B of the Code.

(k) Except as disclosed in Section 3.11(k) of the Company Disclosure Schedule, to the knowledge of the Company, all Company Benefit Plans that contain “deferred compensation” (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.

3.12	Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries. Other than as required or permitted by (and in conformity with) law, neither the Company nor any Company Subsidiary acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b) Since the effective date of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Section 3.12(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of the Company who have outstanding loans from the Company or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(c) The Company is in compliance with all applicable listing standards of the Nasdaq Global Select Market.

(d) To the Company’s knowledge, the lending activities of the Company’s Subsidiaries do not violate, to the extent applicable, the Guidelines contained in Appendix C to Part 30 of Title 12 of the Code of Federal Regulations. It is not the policy of the Company or its Subsidiaries to originate, own or service any Loan that is subject to the requirements of Section 226.32 of Title 12 of the Code of Federal Regulations, and to the Company’s knowledge, the Company’s Subsidiaries have not originated, owned or serviced, and do not currently own or service, any such Loans.

3.13	Certain Contracts.

(a) Except as disclosed on Section 3.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any written contract, arrangement, commitment or understanding (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any director, officer or employee of the Company or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed before the date hereof, (iv) that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or, to the knowledge of the Company, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) that is a stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to as a “Company Contract,” and the Company does not know of, and has not received written notice of, any material violation of any Company Contract by any of the other parties thereto.

(b) (i) Each Company Contract is valid and binding on the Company or, to the Company’s knowledge, its applicable Subsidiary, and is in full force and effect, (ii) the Company and, to the Company’s knowledge, each of its Subsidiaries, has in all material respects performed all obligations required to be performed by it to date under each Company Contract and (iii) except as set forth on Section 3.13(b) of the Company Disclosure Schedule, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or, to the Company’s knowledge, any of its Subsidiaries, under any such Company Contract.

3.14	Risk Management Instruments.

(a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Option.

(b) All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Governmental Entity and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries, enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15	Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b) The Company and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that the Company believes are prudent and reasonable in the context of such businesses. Before the date hereof, the Company has made available to Buyer in writing the material Policies, Practices and Procedures.

3.16	Loan Portfolio.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth, as of June 30, 2007 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and interest-bearing assets) payable to the Company or its Subsidiaries (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by the Company as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import, together with the aggregate principal amount of such Loans and the amount of specific reserves with respect to all such Loans and (iv) each asset of the Company or any of its Subsidiaries that is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by the Company or its Subsidiaries, and all such Loans purchased by the Company or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and the Company or its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

Except as disclosed on Section 3.16(b) of the Company Disclosure Schedule or in the Company SEC Reports, since December 31, 2006, neither the Company nor any of its Subsidiaries has incurred any unusual or extraordinary loan losses which are material to the Company and its Subsidiaries on a consolidated basis; to the Company’s knowledge and in light of their historical loan loss experiences and their managements’ analyses of the quality and performance of their loan portfolios, as of June 30, 2007, their reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management of the Company and its Subsidiaries’ continuing review and evaluation of the loan portfolio and their judgment as to the impact of economic conditions on the portfolios.

3.17    Property. The Company or one of its Subsidiaries (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or any of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as currently used by the Company or its Subsidiaries or otherwise materially impair business operations at such properties, as currently conducted by the Company and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently used by the Company (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature encumbering the Company’s or one of its Subsidiaries’ leasehold estate, except for Permitted Encumbrances, and except as set forth on Section 3.17(b) of the Company Disclosure Schedule, is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Company, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Real Property. The Company and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

3.18    Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by the Company or any of its Subsidiaries does not, to the knowledge of the Company, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property. To the Company’s knowledge, no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries. Since December 31, 2005, neither the Company nor any of its Subsidiaries has received any written notice of any claim that is currently pending with respect to any Intellectual Property used by the Company or any of its Subsidiaries and, to the Company’s knowledge, no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19    Environmental Liability. To the Company’s knowledge, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that would reasonably be expected to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, there is no reasonable basis for, or circumstances that would reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.20    Leases. Section 3.20 of the Company Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $100,000 to which the Company or any Subsidiary is a party and (b) a list of each parcel of real property leased by the Company or any Subsidiary together with the current annual rent (each, a “Property Lease”). Each of the personal property leases set forth in Section 3.20 of the Company Disclosure Schedule is in full force and effect. Additionally, each of the leases whereby the Company or any of its Subsidiaries leases real property as either a tenant or a subtenant set forth in Section 3.20 of the Company Disclosure Schedule (the “Leased Properties”) is in full force and effect. Each of the personal property leases set forth in Section 3.20 of the Company Disclosure Schedule is in full force and effect.

3.21    Securitizations. Except as provided in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement securitizing any of its assets.

3.22    Reorganization; Approvals.    As of the date of this Agreement, the Company (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis without imposing a Materially Burdensome Regulatory Condition on any of the Company, Parent, Buyer or the Surviving Corporation.

3.23    Opinion.    Before the execution of this Agreement, the Company Board has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Merger Consideration is fair to the stockholders of the Company from a financial point of view. Such opinion has not been withdrawn, amended, waived, modified or rescinded as of the date of this Agreement.

3.24    Company Information.    The information relating to the Company or any of its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy Statement or the Form F-4, or in any application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company or any of its Subsidiaries and other portions within the reasonable control of the Company will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.25    Insurance.    The Company has made available to Buyer all of the insurance policies (other than policies insuring the lives of former and current employees and former and current directors), binders or bonds maintained by or for the benefit of the Company or its Subsidiaries (“Insurance Policies”). The Company and its Subsidiaries maintain insurance in such amounts, scope and coverage as the management of the Company reasonably has determined to be prudent in accordance with industry practices and as reasonably necessary for the operations of the Company and its Subsidiaries. All of the Insurance Policies are in full force and effect; and none of the Company or any of its Subsidiaries are in default thereunder. Section 3.25 of the Company Disclosure Schedule sets forth the annual premiums currently paid by the Company for all directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Except as disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Parent and Buyer to the Company before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s or Buyer’s covenants contained herein, provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such time has had or would be reasonably likely to have a Material Adverse Effect on Parent or Buyer, and (iii) only with respect to each of the Parent and the Buyer, materiality shall be measured by taking the Parent and its Subsidiaries together as a whole), Parent and Buyer, jointly and severally, hereby represent and warrant to the Company as set forth on the Buyer Disclosure Schedule and as follows:

4.1	Corporate Organization.

(a) Parent validly exists as a Schedule I bank under the Bank Act (Canada). Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Each of Parent and Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Each of Parent and Buyer is duly registered as a bank holding company under the BHC Act and Parent is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Certificate of Formation issued by the Office of the Superintendent of Financial Institutions (Canada) confirming Parent’s existence as a Schedule I bank under the Bank Act (Canada) (as amended, the “Parent Certificate of Formation”) and Bylaws of Parent (as amended, the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available to the Company. True, complete and correct copies of the Articles of Incorporation of Buyer, as amended (the “Buyer Articles”), and Bylaws of Buyer (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to the Company.

(c) Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

4.2	Capitalization.

(a) The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock without nominal or par value, of which, as of July 31, 2007 (the “Parent Capitalization Date”), 1,275,771,149 shares were issued and outstanding, and an unlimited number of First and Second Preferred Shares without nominal or par value; with the aggregate consideration for which all the First and Second Preferred Shares that may be issued may not exceed C$20 billion and C$5 billion, respectively (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, 94,000,000 shares were issued and outstanding with a face value of C$2,350,000,000. As of the Parent Capitalization Date, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for 21,513,406 shares of Parent Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or Subsidiaries of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. As of the Parent Capitalization Date, except pursuant to this Agreement, the Parent Stock Plans and stock repurchase plans entered into by Parent from time to time, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent and Buyer are owned by Parent or Buyer, as applicable, directly or indirectly, free and clear of any Liens, other than Liens that are not material, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

4.3	Authority; No Violation.

(a) Each of Parent and Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Parent and Buyer (by the unanimous vote of all directors present) and no other corporate proceedings on the part of either Parent or Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligations of each of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by each of Parent and Buyer, nor the consummation by each of Parent and Buyer of the transactions contemplated hereby, nor compliance by each of Parent and Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate of Formation, the Parent Bylaws, the Buyer Articles or the Buyer Bylaws as applicable, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Parent or Buyer, or any of their respective Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Buyer or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Buyer or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4    Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the Office of the Commissioner of Banks of the State of North Carolina, the Alabama Banking Department, the Florida Office of Financial Regulation, the Georgia Department of Banking and Finance and the Office of the Superintendent of Financial Institutions (Canada) under the Bank Act (Canada) and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form F-4, (d) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the North Carolina Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules and regulations of the Parent Stock Exchanges or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the Parent Stock Exchanges, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by each of Parent and Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by each of Parent and Buyer of this Agreement.

4.5	Reports; Regulatory Matters.

(a) Parent, Buyer and each of their respective Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since November 1, 2005 with the applicable Governmental Entity, and all other reports and statements required to be filed by them since November 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of Parent, Buyer and their respective Subsidiaries, no Governmental Entity has initiated since November 1, 2005 or has pending any material proceeding, enforcement action or, to the knowledge of Parent or Buyer, material investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. Since November 1, 2005, no Governmental Entity has resolved any material proceeding, enforcement action or, to the knowledge of Parent or Buyer, material investigation into the business, disclosures or operations of Parent, Buyer or any of their respective Subsidiaries. There is no unresolved material violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent, Buyer or any of their respective Subsidiaries. Since November 1, 2005, there has been no formal or informal material inquiries by, or disagreements or material disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Parent, Buyer or any of their respective Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of business of Parent, Buyer and their respective Subsidiaries).

(b) Except as disclosed in the Parent SEC Reports, neither Parent, Buyer, nor any of their respective Subsidiaries is subject to any material cease-and-desist or other order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been since November 1, 2005 a recipient of any material supervisory letter from, or has been ordered to pay any material civil money penalty by, or since November 1, 2005 has adopted any material policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to banks or bank holding companies, as applicable, or their Subsidiaries (each, a “Parent Regulatory Agreement”), nor has Parent, Buyer or any of their respective Subsidiaries been advised since November 1, 2005 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

(c) Parent has previously made available to the Company an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since November 1, 2005 and before the date of this Agreement (the “Parent SEC Reports”) and (ii) communication mailed by Parent to its stockholders since November 1, 2005 and before the date of this Agreement. No such Parent SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6	Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with Canadian GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with Canadian GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP has served as independent registered public accountant for Parent for all periods covered in the Parent SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent, Buyer nor any of their respective Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Third Quarter 2007 Earnings Release as filed with the SEC on Form 6-K for the quarterly period ended July 31, 2007 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since July 31, 2007 or in connection with this Agreement and the transactions contemplated hereby.

4.7    Broker’s Fees. Neither Parent, Buyer nor any of their respective Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Buyer Disclosure Schedule.

4.8	Absence of Certain Changes or Events.

(a) Since October 31, 2006 no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Parent.

(b) Since October 31, 2006 through and including the date of this Agreement, Parent, Buyer and their respective Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9	Legal Proceedings.

(a) Except as disclosed in the Parent SEC Reports or in Section 4.9 of the Buyer Disclosure Schedule, none of Parent, Buyer or any of their respective Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, Buyer or any of their respective Subsidiaries.

(b) There is no material injunction, judgment or, to Parent’s knowledge, any material regulatory restriction (other than those of general application that apply to similarly situated banks or bank holding companies, as applicable, or their Subsidiaries) imposed upon Parent, Buyer any of their respective Subsidiaries or the assets of Parent, Buyer or any of their respective Subsidiaries.

4.10    Tax and Taxes; Certain Treasury Regulation Requirements.    Each of Parent, Buyer and their respective Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Except as disclosed in the Parent SEC Reports or in Section 4.10 of the Buyer Disclosure Schedule, there are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent, Buyer or any of their respective Subsidiaries for which Parent or Buyer does not have reserves that are adequate under Canadian GAAP or U.S. GAAP, respectively. Parent satisfies and has satisfied all the requirements of the “active trade or business test” under Treasury Regulation §1.367(a)-3(c)(3) up to and through the Effective Time. There are no facts known to Parent, Buyer or any of their respective Subsidiaries which, individually or in the aggregate, could compromise, impair or prevent the application of the conditions contained in clauses (i), (ii) or (iv) of Treasury Regulation §1.367(a)-3(c)(1). Neither Parent nor Buyer is a “passive foreign investment company” within the meaning of Section 1297 of the Code. Parent is not a “controlled foreign corporation” within the meaning of Section 957 of the Code.

4.11	Compliance with Applicable Law.

(a) Parent, Buyer and each of their respective Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Parent, Buyer or any of their respective Subsidiaries.

(b) Since the effective date of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Parent Stock Exchanges.

4.12    Reorganization; Approvals.    As of the date of this Agreement, neither Parent nor Buyer (a) is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) knows of any reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.13    Aggregate Cash Consideration.    Both on the date of this Agreement and on the Closing Date, Parent or one of its Subsidiaries has and will have available to it sufficient funds to deliver the aggregate Per Share Cash Consideration.

4.14    Parent and Buyer Information. The information relating to each of Parent and Buyer and their respective Subsidiaries that is provided by each of the Parent, Buyer or their representatives for inclusion in the Proxy Statement and the Form F-4, or in any application, notification or other document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to each of Parent and Buyer and other portions within the reasonable control of each of Parent and Buyer will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form F-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of the Company’s Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Buyer, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to:

(a) conduct its business in the ordinary course and in all material respects, consistent with past practice;

(b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, retain the services of its key officers and key employees, and maintain existing relations with any federal or state bank regulatory authority; and

(c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of any of the Company, Buyer or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2    Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, issuances of brokered certificates of deposit, sales of certificates of deposit and entering into repurchase agreements);

(b)    (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries, (B) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding taxes incurred by any option holder in connection with the exercise of stock options or the vesting of restricted shares or settlement of other equity-based awards in respect of Company Common Stock granted under a Company Stock Plan, in each case in accordance with past practice and the terms of the applicable Company Stock Plan and related award agreements, (C) open-market purchases pursuant to the Alabama National BanCorporation Employee Capital Accumulation Plan (the “Company 401(k) Plan”), (D) open-market purchases pursuant to the Company Dividend Reinvestment Plan, and (E) subject to Section 6.12, normal and customary quarterly cash dividends on Company Common Stock paid in such amounts and at such times as the Company has historically done on the Company Common Stock and which shall not exceed $0.41 per share or be paid more frequently than once per calendar quarter);

(iii) grant any stock options, restricted shares or other equity-based award with respect to shares of Company Common Stock under any of the Company Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a Company Stock Plan that are outstanding as of the date of this Agreement;

(c) except as required by applicable law (including without limitation pursuant to Section 409A of the Code and the Treasury regulations thereunder) or the terms of any Company Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of the Company, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation or incentive compensation opportunities of any employee of the Company or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of the Company or any of its Subsidiaries or (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any Company Benefit Plan; provided, however that the Company may enter into retention arrangements with a limited number of key employees whose retention is deemed reasonably necessary by the Company to facilitate the consummation of the transactions contemplated hereby (which arrangements shall not extend past the Effective Time without Buyer’s consent);

(d) except for sales of Other Real Estate Owned or those properties set forth on Section 5.2(d) of the Company Disclosure Schedule at market prices in arm’s-length transactions with unrelated parties, sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement set forth on Section 5.2(d) of the Company Disclosure Schedule;

(e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk or asset liability management or other banking, operating or servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) make any investment either by purchase of stock or equity securities, contributions to capital, material property transfers or purchase of any material other property or assets of any other person;

(g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h) amend the Company Articles or Company Bylaws, or otherwise take any action to exempt any person (other than Buyer or its Subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i) other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) commence or settle any claim, action or proceeding where the amount in dispute is in excess of $250,000 or subjecting the Company or any of its Subsidiaries to any material restrictions on its current or future business or operations (including the future business and operations of the Surviving Corporation);

(k) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l) implement or adopt any change in its tax accounting or financial accounting principles or implement or adopt any material change in its tax accounting or financial accounting practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(m) file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $250,000;

(n) except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any Company Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(o) take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby;

(p) other than with respect to offers of employment outstanding on the date of this Agreement, hire any new employee or fire any current employee whose annual compensation will be or was in excess of $150,000;

(q) (1) make any Loan other than in the ordinary course of business consistent with lending policies, including normal exceptions thereto, as in effect on the date hereof; (2) except pursuant to any agreement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which the Company or any Company Subsidiary is a party or by which any of them is bound or to which any of their properties is subject, existing on the date hereof, make any Loan in excess of $15,000,000; (3) make forward rate commitments (that is, commitments for a period in excess of six months) with respect to the interest rate on any Loan; or (4) make any Loan (other than a residential real estate mortgage loan) with a term greater than ten years, and in no event will the interest rate on any such Loan be set for more than five years; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3    Parent and Buyer Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of the Company during the period from the date of this Agreement to the Effective Time, Parent and Buyer shall not, and shall not permit any of their respective Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Parent Certificate of Formation, the Parent Bylaws, the Buyer Articles or the Buyer Bylaws in a manner that would adversely effect, the stockholders of the Company or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) knowingly take any action that would reasonably be expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

5.4    Loan Review. Consistent with GAAP and so long as and to the extent not inconsistent with applicable laws, the Company agrees that on or before the Effective Time based on a review of the Company’s loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, the Company will work with Buyer in good faith with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Buyer system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Buyer shall provide such assistance and direction to the Company as is necessary in conforming to such policies, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time. No actions taken by the Company at the request of Buyer pursuant to this Section 5.4 shall constitute a Material Adverse Effect or shall be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters.

(a) Buyer, Parent and the Company shall promptly prepare and file with the SEC the Form F-4, in which the Proxy Statement will be included as a prospectus. Each of Buyer, Parent and the Company shall use its commercially reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Each of Parent and Buyer shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. The Company, Parent and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the others on, in each case subject to this Agreement and to applicable laws relating to the confidentiality of information, all the information relating to the Company, Parent or Buyer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer or Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to the Company) on either Buyer, Parent or the Company (a “Materially Burdensome Regulatory Condition”).

(c) Each of Buyer, Parent and the Company shall, upon request, furnish to the other parties all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form F-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of Buyer, Parent and the Company shall promptly advise the other parties upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Buyer Requisite Regulatory Approval or Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2	Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of the Company and Buyer shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by the Company, including without limitation information concerning Buyer that is reasonably related to the prospective value of Parent Common Stock or to Buyer’s ability to consummate the transactions contemplated hereby). Neither the Company nor Buyer, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from another party (other than disclosure to that party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving party or its agents and representatives by a third party that, to the knowledge of the receiving party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving party, (iv) the receiving party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving party shall advise the other party before making the disclosure) or (v) the receiving party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving party shall advise the other party before making the disclosure).

(c) All information and materials provided by the Company pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Buyer and Keefe, Bruyette & Woods, Inc. on behalf of the Company dated August 21, 2007 (the “Confidentiality Agreement”). Notwithstanding the Confidentiality Agreement or this Section 6.2, the obligations of confidentiality contained herein and therein shall not apply to the tax structure or the tax treatment of the Merger, and each party (and their respective Representatives) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the Merger and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

6.3	Stockholder Approval.

(a) Unless this Agreement has been terminated pursuant to Section 8.1, the Company, acting through the Company Board in accordance with the Company Articles and Company Bylaws and applicable law, shall take all action necessary to convene a meeting of its stockholders (the “Company Stockholder Meeting”) to be held as soon as reasonably practicable after the declaration of effectiveness of the Form F-4, for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger, on substantially the terms and conditions set forth in this Agreement. Subject to Section 6.10 hereof, the Company Board shall use its commercially reasonable efforts to obtain from its stockholders the stockholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. Unless this Agreement is validly terminated in accordance with its terms pursuant to Section 8.1, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting. The Company Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to the Company’s stockholders for their consideration.

(b) Each of Parent, Buyer and the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Parent, the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.4     Affiliates. The Company shall use its commercially reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Buyer, as soon as practicable after the date of this Agreement, and before the date of the Company Stockholder Meeting, a written agreement in the form of Exhibit A.

6.5     Market Listing. Buyer and Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Parent Stock Exchanges, subject to official notice of issuance, before the Effective Time.

6.6	Employee Matters.

(a) For at least the twelve-month period following the Effective Time, Buyer shall, or shall cause its applicable Subsidiaries to, provide those individuals actively employed by, or on an authorized leave of absence from, the Company or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and employee benefits and annual bonus opportunities provided to such Covered Employees under the Company Benefit Plans as in effect immediately before the Effective Time; notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.6, (iii) limit the right of Parent or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Parent or any of its Subsidiaries to provide any such Covered Employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, other than as required by applicable law or pro-rata incentive plan payouts, (iv) obligate the Company, Parent or any of their respective Subsidiaries to (A) maintain any particular Company Benefit Plan or (B) retain the employment of any particular employee; or (v) limit or impair the rights of any Covered Employee under any employment, severance or change-in-control agreement. Buyer will offer or provide to any Covered Employee retained by Buyer or any affiliate of Buyer participation in employee benefit plans and arrangements available for similarly situated employees of Buyer or its affiliates.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Buyer or any of its Subsidiaries, Buyer shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility and vesting and benefit accrual (except for benefit accrual under defined benefit pension plans) under such employee benefit plan of Buyer or any of its Subsidiaries; provided that such recognition of service shall not operate to duplicate any benefits with respect to the Covered Employee; and (ii) with respect to any health, dental or vision plan of Buyer or any of its Subsidiaries in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Buyer or Subsidiary plan to be waived with respect to such Covered Employee and (y) recognize any medical or other health expenses incurred by such Covered Employee in the plan year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Buyer or any of its Subsidiaries.

(c) If a Covered Employee who does not have an employment, change-in-control or severance agreement with the Company (i) is terminated by Buyer or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position as the result of an organizational or business restructuring, discontinuance of an operation, relocation of all or a part of Buyer’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Buyer’s or its Subsidiaries’ business, or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee must work at a location more than thirty (30) miles from his or her former location of employment or that such Covered Employee’s base salary will be materially decreased, in any case and in both cases, during the period beginning at the Effective Time and ending six months following the Effective Time, such Covered Employee shall be entitled to receive severance payments and benefits in an amount and form as generally described in Section 6.6(c) of the Company Disclosure Schedule; and provided further, that such Covered Employee whose employment terminates in accordance with (i) or (ii) above shall also be entitled to receive payment of COBRA premium costs for the continuation of group medical insurance benefit coverage for the Covered Employee and his or her eligible dependents for a period equal to the total number of weeks of base salary/wages available to such Covered Employee as severance pay. The Company and its Subsidiaries shall cooperate with Buyer to effectuate the foregoing, including Buyer’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.

(d) From and after the Effective Time, Buyer shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof with the prior written consent of Buyer, each employment agreement, severance agreement, retention agreement and change-in-control agreement listed on Section 3.11(i) of the Company Disclosure Schedule (unless otherwise agreed by Buyer and the applicable counterparty to such agreement) and the obligations of the Company or any of its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement to which the Company or one of its Subsidiaries is a party or sponsor.

(e) One business day before the Effective Time, to the extent permitted by applicable law and the terms of the applicable plan, the Company and its Subsidiaries shall cause the Company 401(k) Plan and any other 401(k) plans maintained by a Company Subsidiary to be terminated.

(f) With respect to those employee benefit plans and agreements covering Covered Employees that may be or become subject to Section 409A of the Code from and after the Effective Time, the Company shall make reasonable efforts to take, or to cause there to be taken, such timely actions as may be necessary or appropriate (including communication of such actions with Buyer, upon the written request of Buyer) to prevent excise Tax and other Tax penalties under Section 409A of the Code from applying to payments or benefits under such plans or agreements, provided that such efforts shall not result in any additional cost to Parent, Buyer, the Surviving Corporation or any of their Subsidiaries. This Section 6.6(f) shall be deemed satisfied to the extent that the Company or its Subsidiaries provide a timely, written notice to Covered Employees of such employees’ need to consult with their counsel regarding Section 409A compliance and their need to amend such arrangements (with the Company’s consent) in compliance with Section 409A of the Code.

(g) Prior to Closing, Parent and Buyer shall establish, or cause to be established, a post-Closing bonus plan (the “Surviving Corporation Bonus Plan”) for certain Company Subsidiary employees, with the participants, amounts and timing of such payments to be specified by the Company, subject to Buyer’s reasonable written consent, provided that an aggregate of up to $4,000,000 shall be payable under such Surviving Corporation Bonus Plan following the Effective Time in accordance with the terms and conditions of the Surviving Corporation Bonus Plan.

6.7	Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties, prior to the Effective Time, shall cooperate and use their best efforts to defend against and respond thereto, and Buyer, following the Effective Time, shall use its best efforts to defend and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.7 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer.

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses (including without limitation attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company, whether pertaining to a matter existing or occurring, or an act or omission occurring, at or before the Effective Time, and whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer.

(c) Buyer shall cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately before the Effective Time to continue to be covered for a period of at least six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company immediately prior to the Effective Time (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring at or before the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Buyer be required to expend annually in the aggregate an amount in excess of 300% of the annual premiums currently paid by the Company (which current amount is set forth on Section 6.7 of the Company Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable at law and/or in equity (by injunction, specific performance or otherwise) by, each Indemnified Party and his or her heirs and representatives.

6.8     Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s and Buyer’s sole expense, take all such reasonably necessary action as may be reasonably requested by Parent or Buyer.

6.9     Advice of Changes. Each of Parent and Buyer on the one hand and the Company on the other shall promptly advise the other parties of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10	No Solicitation.

(a) None of the Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, assumption of liabilities, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Company Board and its representatives may, before the approval of this Agreement by the Company’s stockholders, and subject to compliance with the other terms of this Section 6.10, (A) provide information in response to a request therefor by a person who has made an unsolicited bona fide written Alternative Proposal that did not result from a breach of this Agreement providing for the acquisition of more than 50% of the assets (on a consolidated basis) or more than 50% of the Company Common Stock if the Company receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 6.2) (and promptly discloses (and, if applicable, provides copies of) any such information to Buyer to the extent not previously provided to such party); (B) engage or participate in any discussions or negotiations with any person who has made such an Alternative Proposal; or (C) approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Alternative Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of such Alternative Proposal and the terms of this Agreement, would cause the Company Board to violate its fiduciary duties (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Alternative Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal is a Superior Proposal. Nothing contained in this Section 6.10(a) shall restrict or prohibit any disclosure by the Company that is required in any document to be filed with the SEC after the date of this Agreement or any disclosure that, after consultation with outside legal counsel, the Company Board determines in good faith is otherwise required under applicable law.

(b) As used in this Agreement, “Alternative Transaction” means any of (w) a transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Company Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving the Company (other than the Merger), (y) any transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company’s Subsidiaries) of the Company, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately before such transaction, or (z) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of the Company immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately before the consummation thereof.

(c) The Company shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any person that informs the Company Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of the Company or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. The Company shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. The Company shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(a).

(d) The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Buyer) conducted heretofore with respect to any of the foregoing, and shall use commercially reasonable efforts to cause all persons other than Parent and Buyer who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months before the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.

(e) Notwithstanding anything in this Section 6.10 to the contrary, if the Company receives an Alternative Proposal which the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Buyer, including pursuant to clause (ii) below, the Company Board may, at any time prior to obtaining the requisite stockholder approval, if it determines in good faith, after consultation with outside counsel, that the failure to take such action or any of the actions described in the following clauses (x), (y) and (z) would violate the fiduciary duties of the Company Board to the stockholders of the Company under applicable law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Buyer, the Company Board’s recommendation of this Agreement and the Merger (a “Change of Recommendation”), (y) recommend such Superior Proposal, and/or (z) terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company Board may not withdraw, modify or amend its recommendation in a manner adverse to Buyer pursuant to the foregoing clause (x), recommend such Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) (it being agreed that any such purported termination shall be null and void and of no effect) unless (A) such Superior Proposal did not result from a breach by the Company of this Section 6.10, (B) with respect to clause (z) above, the Company pays the Termination Fee pursuant to Section 8.3(b), and (C): (i) the Company shall have provided prior written notice to Buyer of its intention to take any action contemplated in this Section 6.10(d) with respect to a Superior Proposal at least four Nasdaq Global Select Market trading days in advance of taking such action (the “Notice Period”), which notice shall set forth the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then-current form of each definitive agreement with respect to such Superior Proposal; and (ii) prior to effecting such Change of Recommendation, approving or recommending such Superior Proposal, or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall provide Buyer the opportunity to submit an amended written proposal or to make a new written proposal to the Company Board during the Notice Period and shall itself and shall cause its Representatives to, during the Notice Period, negotiate in good faith with Buyer (to the extent Buyer so requests in writing) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. In the event of any subsequent material revisions to such Superior Proposal, the Company shall deliver a new written notice to Buyer and comply with the requirements of this Section 6.10(d), and the Notice Period shall recommence. As used herein, the term “Superior Proposal” means any un-solicited bona fide Alternative Proposal made in writing involving more than 50% of the assets (on a consolidated basis) or more than 50% of the Company Common Stock that (A) is on terms that the Company Board has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) are more favorable to the Company’s stockholders from a financial point of view than this Agreement, after giving effect to any modifications (if any) proposed to be made to this Agreement or any other offer by Buyer after Buyer’s receipt of notice under this Section 6.10(d), and (B) which the Company Board has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) is reasonably likely to be consummated in accordance with its terms (if accepted). The foregoing determinations shall be made after consultation with the Company’s financial advisor and outside counsel after taking into account all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

(f) The Company shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or its Subsidiaries, at the direction or with the consent of the Company or its Subsidiaries, shall be deemed to be a breach of this Section 6.10 by the Company.

(g) Nothing contained in this Section 6.10 shall prohibit the Company or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.11    Commercially Reasonable Efforts; Cooperation. Each of the Company, Parent and Buyer agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement and to consummate the transactions contemplated hereby as promptly as possible.

6.12    Dividends. After the date of this Agreement, the Company shall coordinate with Parent the declaration of any dividends in respect of Company Common Stock and the record date and payment date relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.13    Takeover Laws and Provisions. No party hereto shall knowingly take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the applicability or validity of, any purportedly applicable Takeover Law, as now or hereafter in effect. No party hereto shall knowingly take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them shall take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.14    No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person under the Company Articles or Company Bylaws, except as disclosed in the Company Disclosure Schedule or contemplated by this Agreement.

6.15    Change in Method. Parent may at any time change the method of effecting the combination if and to the extent requested by Parent and consented to by the Company (such consent not to be unreasonably withheld or delayed); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Company’s stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) impede or delay consummation of the transactions contemplated by this Agreement, and in the case Parent proposes a change of the type referred to in clause (i), (ii) or (iii), the Company may withhold its consent in its sole discretion.

6.16    Assumption of Trust Preferred Obligations. Set forth on Section 6.16 of the Company Disclosure Schedule are (i) a list of those certain agreements or declarations of trust (the “Trust Agreements”) by and between the Company and the trustees identified therein (the “Trustees”), pursuant to which the Trusts created thereby or identified therein (the “Trusts”) have issued certain capital securities (the “Trust Preferred Securities”), (ii) the respective Indentures by and between the Company and the Trustees (the “Indentures”) pursuant to which the Company has issued, and the Trusts hold $47,421,000 in principal amount of Debentures (“Debentures”), and (iii) the respective Guarantee Agreements by and between the Company and the Trustees (the “Guarantee Agreements”) pursuant to which the Company has issued certain guarantees (the “Guarantees”) related to the Trust Preferred Securities. Subject to the provisions of this Agreement, Parent or one of its Subsidiaries shall upon the Effective Time expressly assume all of the Company’s obligations under the Indentures and the Guarantees (including without limitation being substituted for the Company) and execute any and all documents, instruments and agreements, including any supplemental indentures, required by the Indentures, the Trust Agreements, the Guarantee Agreements, the Debentures, the Guarantees or the Trust Preferred Securities and thereafter shall perform all of the Company’s obligations with respect to the Debentures, the Guarantees and the Trust Preferred Securities. The Company shall use commercially reasonable efforts to obtain the consents of the Trustees to any supplemental indentures or other documents, instruments or agreements and to take such other actions as are required to evidence such assumption by Parent or such Parent Subsidiary, and Parent shall cooperate in good faith with such efforts.

6.17    Certain Tax Matters. Each of the Company, Parent and Buyer (i) shall cooperate before and, solely with respect to Parent and Buyer, after, the Effective Time to assure, to the extent feasible, compliance with Treasury Regulations §1.367(a)-(3)(c) (including without limitation, the preparation of all necessary documentation to enable the Company to meet the reporting requirements of Treasury Regulations §1.367(a)-(3)(c)(6)), (ii) undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action that is reasonably likely to cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes, and (iii) for purposes of the tax opinions described in Sections 7.2(c) and 7.3(c), shall provide one or more representation letters to counsel in form and substance reasonably satisfactory to Buyer, the Company and such counsel.

6.18    SEC Reporting Obligations. Between the date of this Agreement and the earlier of the Closing Date and the date that this Agreement is terminated pursuant to Article VIII, each of the Company and Parent shall timely file with or furnish to, as applicable, the SEC any and all reports, registration statements, prospectuses and proxy statements that are required to be filed with or furnished to, as applicable, the SEC under the Securities Act or the Exchange Act (the “Interim SEC Reports”), and no such SEC Reports shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Interim SEC Reports shall comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a) Stockholder Approval. The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of Company Common Stock entitled to vote thereon.

(b) Listing. The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the Parent Stock Exchanges, subject to official notices of issuance.

(c) Form F-4. The Form F-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2    Conditions to Obligations of Buyer and Parent. The obligation of Buyer and Parent to effect the Merger is also subject to the satisfaction, or waiver by Buyer and Parent, at or before the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Buyer and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Buyer and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Federal Tax Opinion. Buyer and Parent shall have received the opinion of their counsel, Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Buyer and Parent dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of the Company, Buyer and Parent.

(d) Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Buyer Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e) Employment Agreements. The employment agreements of each individual set forth on Annex A shall be in full force and effect and shall not have been amended and, in each case, such individual shall remain employed by the Company or its Subsidiaries, and shall not have committed an act or omission that would permit their termination for “cause” thereunder; provided that this condition shall not be deemed unsatisfied as a result of death or disability.

7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or before the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer and Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and the Company shall have received a certificate from each of Buyer and Parent (i) signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer and (ii) signed on behalf of Parent by the appropriate senior executive officers of Parent, to the foregoing effect.

(b) Performance of Obligations of Buyer and Parent. Each of Buyer and Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate from each of Buyer and Parent (i) signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer and (ii) signed on behalf of Parent by the appropriate senior executive officers of Parent, to the foregoing effect.

(c) Federal Tax Opinion. The Company shall have received the opinion of its counsel, Maynard, Cooper & Gale, P.C., in form and substance reasonably satisfactory to the Company, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) except to the extent of any cash consideration received in the Merger and except with respect to cash received in lieu of fractional share interests in Parent Common Stock, no gain or loss will be recognized by any of the holders of Company Common Stock in the Merger. Such opinion may note that any persons who as a result of the consummation of the Merger become “5% stockholders” of Parent at the Effective Time will qualify for such nonrecognition only if they enter into a “gain recognition agreement” under regulations promulgated under Section 367 of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company, Parent and Buyer.

(d) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Buyer:

(a) Mutual Consent. By mutual consent of the Company and Buyer in a written instrument, if the board of directors of each of the Company and Buyer so determines by a vote of the majority of the members of its entire board of directors;

(b) No Regulatory Approval. By either the Company or Buyer, if any Governmental Entity that must grant a Buyer Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) Delay. By either the Company or Buyer, if the Merger shall not have been consummated on or before the date which is 270 days after the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) Material Breach of Representation, Warranty or Covenant. By either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Buyer, or Buyer or Parent, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period, it being understood that in no event shall such period extend beyond that set forth in Section 8.1(c);

(e) Failure to Recommend. By Buyer, if the Company Board shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Company Board of this Agreement and/or the Merger to the Company’s stockholders, (B) taken any public action or made any public statement in connection with the meeting of the Company’s stockholders to be held pursuant to

Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof; or

(f) Failure to Obtain Stockholder Vote. By either the Company or Buyer, if the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have been convened and a vote to approve this Agreement shall have been taken thereat and the adoption of the Merger and this Agreement by the requisite stockholder vote shall not have been obtained (and shall not have been obtained at any adjournments or postponements thereof); or

(g) Superior Proposal. By the Company, at any time prior to receipt of the requisite stockholder vote, in accordance with, and subject to the terms and conditions of, Section 6.10(d).

The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2    Effect of Termination. If either the Company or Buyer terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.4, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) none of the Company, Buyer or Parent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3	Fees and Expenses.

(a) Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Buyer, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Notwithstanding the foregoing, the Company shall pay to Buyer a termination fee in the amount of $60,000,000 (the “Termination Fee”) in immediately available federal funds if:

(i) (A) Buyer terminates this Agreement pursuant to Section 8.1(d) or 8.1(e), or either Buyer or the Company terminates this Agreement pursuant to Section 8.1(f), and

(B) (1) before such termination, an Alternative Transaction with respect to the Company was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) the Company shall have entered into a definitive written agreement relating to an Alternative Transaction or (y) an Alternative Transaction shall have been consummated; or

(ii) the Company terminates this Agreement pursuant to Section 8.1(g); or

(iii) after receiving an Alternative Proposal, (A) the Company Board does not take action to convene the Company Stockholders Meeting and/or recommend that the Company’s stockholders adopt this Agreement and (B) within twelve months after such receipt, (1) the Company shall have entered into a definitive written agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated.

Any Termination Fee that becomes payable pursuant to this Section 8.3(b) shall be promptly paid, within two business days after such amount is owed to Buyer hereunder, by wire transfer of immediately available funds to one or more account(s) specified by Buyer in writing. Notwithstanding the foregoing, Buyer shall not be entitled to the Termination Fee pursuant to this Section 8.3(b) if (i) this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(d).

(c) Upon payment of the Termination Fee, the Company shall have no further liability to Buyer or Parent at law or in equity with respect to such termination, or with respect to the Company Board’s failure to recommend that the Company’s stockholders adopt this Agreement.

(d) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Buyer nor Parent would enter into this Agreement. Accordingly, if the Company fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against the Company for the amount payable to Buyer pursuant to this Section 8.3, the Company shall pay to Buyer its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable federal funds rate.

8.4    Amendment. This Agreement may, to the extent legally allowed, be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, if such alteration or change would adversely affect the holders of any security of the Company, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation if such alteration or change would adversely affect the holders of any securities of the Company, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of the Company, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5    Extension; Waiver. At any time before the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1    Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2    Standard. No representation or warranty of the Company contained in Article III or of Parent or Buyer contained in Article IV or in their respective Disclosure Schedules shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Parent or Buyer, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (y) Sections 3.2(a), 3.2(b), 3.3(a) and 3.3(b)(i) with respect to the Company and Sections 4.2(a), 4.2(b), 4.3(a), 4.3(b)(i) with respect to Buyer and Parent, shall be deemed untrue and incorrect if not true and correct except to a de minimus extent (relative to Sections 3.2(a) and 3.2(b) or 4.2(a) and 4.2(b), as applicable, taken as a whole) and (z) Sections 3.7 and 3.8(a) in the case of the Company, and Sections 4.7 and 4.8(a) in the case of each of the Parent and Buyer, as applicable, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Attention: John H. Holcomb, III

Facsimile: (205) 583-3275

with a copy to:

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

2400 Regions/Harbert Plaza

Birmingham, Alabama 35203-2618

Attention: Mark L. Drew, Esq.

Facsimile: (205) 254-1999

and

(b)	if to Buyer, to:

RBC Centura Banks, Inc.

3201 Beechleaf Court

7th Floor

Raleigh, North Carolina 27604

Attention: Gerald Hurst, Esq.

Facsimile: (919) 788-6058

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Donald J. Toumey

Facsimile: (212) 558-3588

(c)	If to Parent, to:

Royal Bank of Canada

200 Bay Street

Royal Bank Plaza

Toronto, Ontario

Canada M5J 2J5

Attention: General Counsel

Facsimile: (416) 974-3861

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Donald J. Toumey

Facsimile: (212) 558-3588

9.5    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Company Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

9.6    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7    Entire Agreement; No Other Representations. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement. Buyer acknowledges and agrees that the Company shall be deemed not to have made, and Buyer is not entitled to reply upon, any representations or warranties other than those contained in this Agreement.

9.8    Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles.

9.9    Publicity. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement by the Company, or the Company, in the case of a proposed announcement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq Global Select Market, the Toronto Stock Exchange or the NYSE, as the case may be.

9.10    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Parent and Buyer have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

RBC CENTURA BANKS, INC.

By:	/S/ SCOTT M. CUSTER
Name: Title:	Scott M. Custer Chairman and Chief Executive Officer

ROYAL BANK OF CANADA

By:	/S/ BARBARA G. STYMIEST
Name: Title:	Barbara G. Stymiest Chief Operating Officer

By:	/S/ PETER ARMENIO
Name: Title:	Peter Armenio Group Head, U.S. and International

ALABAMA NATIONAL BANCORPORATION

By:	/S/ JOHN H. HOLCOMB, III
Name: Title:	John H. Holcomb, III Chief Executive Officer

Signature Page to Merger Agreement

Exhibit A

Form of Affiliate Letter

Royal Bank of Canada

200 Bay Street

Royal Bank Plaza

Toronto, Ontario

Canada M5J 2J5

RBC Centura Banks, Inc.

3201 Beechleaf Court

Raleigh, North Carolina 27604

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Alabama National BanCorporation, a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of September 5, 2007 (the “Merger Agreement”), by and between the Company, RBC Centura Banks, Inc., a North Carolina Corporation (“Buyer”), and Royal Bank of Canada, a Canadian Chartered Bank (“Parent”), shall be merged with and into Buyer (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to Buyer that if I receive any Parent Common Stock as a result of the Merger:

(a) I shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Act or the Rules and Regulations.

(b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I believed necessary with my counsel or counsel for the Company.

(c) I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of the Company I may be deemed to have been an affiliate of the Company and the distribution by me of Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Parent Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to Buyer, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) I understand that neither Buyer nor Parent is under any obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) I also understand that stop transfer instructions will be given to Buyer’s transfer agents with respect to Parent Common Stock and that there will be placed on the certificates for Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under that act or an exemption from such registration.”

(f) I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

(g) It is understood and agreed that at my request the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Parent’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Time and the provisions of such Rule are then available to me; or (C) I shall have delivered to Parent (1) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, or other evidence reasonably satisfactory to Parent, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (2) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect (1) if the Merger Agreement is terminated in accordance with its terms or (2) in the event that Rule 145 promulgated by the Commission under the Act is amended by the Commission, effective prior to a sale, transfer or other disposition of Parent Common Stock by the undersigned, substantially as proposed in Commission Release No. 33-8813.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:
Name:

Accepted this              day of

                            , 2007

RBC Centura Banks, Inc.

By:
Name: Title:

Royal Bank of Canada

By:
Name: Title:

Royal Bank of Canada

By:
Name: Title:

Annex A

John H. Holcomb, III

Richard Murray, IV

William E. Matthews, V

Dan M. David

James R. Thompson, III

John R. Bragg

Robert B. Aland

Appendix B

September 5, 2007

The Board of Directors

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Alabama National BanCorporation (“ANB”) of the consideration offered to ANB stockholders in the proposed merger (the “Merger”) of ANB into RBC Centura Banks, Inc. (“RBC Centura”), pursuant to the terms of the Agreement and Plan of Merger, dated as of September 5, 2007, between ANB, Royal Bank of Canada (“Royal”) and RBC Centura (the “Agreement”). Pursuant to the terms of the Agreement, at the Effective Time, each outstanding share of common stock of ANB, par value $1.00 per share (the “Common Shares”), will be converted into the right to receive, at the election of each ANB stockholder, either (a) $80.00 of Royal common stock (the “Per Share Stock Consideration”), or (b) cash in the amount of $80.00 (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Per Share Merger Consideration”); in each case, subject to the formulas and certain adjustments as set forth in the Agreement, and subject to the limitation that 50.0% of the Common Shares will be exchanged for the aggregate Per Share Stock Consideration and 50.0% for the aggregate Per Share Cash Consideration.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, ANB and Royal, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of ANB and Royal for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of ANB in rendering this fairness opinion and will receive a fee from ANB for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of ANB and Royal and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2006, 2005 and 2004 of ANB; (iii) the Annual Reports to Shareholders for the three years ended October 31, 2006, 2005 and 2004 of Royal; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ANB and certain other communications from ANB and Royal to their respective stockholders; and (v) other financial information concerning the businesses and operations of ANB and Royal furnished to us by ANB and Royal for purposes of our analysis. We have also held discussions with senior management of ANB and Royal regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for ANB and Royal with similar information for certain other banking companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

Keefe, Bruyette & Woods

Three James Center • 1051 East Cary Street • Suite 1415 • Richmond, Virginia 23219

Telephone 804.643.4250 • Facsimile 804.643.4253

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In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the senior management of ANB and Royal as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent and Royal’s consent, that the aggregate allowances for loan and lease losses for ANB and Royal are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of ANB or Royal, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of ANB and Royal; (ii) the assets and liabilities of ANB and Royal; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof, and does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for ANB or any other business combination in which ANB might engage.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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Appendix C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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